As filed with the Securities and Exchange Commission on September 27, 2006

Registration No. 333-[  ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COVALENCE SPECIALTY MATERIALS CORP.
(Exact names of registrants as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3081 (Primary Standard Industrial Classification Code Number)	20-4104433 (I.R.S. Employer Identification No.)

7 Roszel Road
Princeton, New Jersey 08540
(609) 720-5447
(Address, including zip code, and telephone number, including area code, of each of the registrants’ principal executive offices)

Layle K. Smith
Chief Executive Officer
Covalence Specialty Materials Corp.
7 Roszel Road
Princeton, New Jersey 08540
(609) 720-5445
(Name, address, including zip code, and telephone number, including area code, of agent for service)

SEE TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Copies to:

Gail E. Lehman Vice President, General Counsel and Corporate Secretary Covalence Specialty Materials Corp. 7 Roszel Road Princeton, New Jersey 08540 (609) 720-5420	Andrew J. Nussbaum, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

10 1⁄4% Senior Subordinated Notes due 2016	$265,000,000	100%	$265,000,000	$28,355

Guarantees of the 10 1⁄4% Senior Subordinated Notes due 2016	$265,000,000	N/A	N/A	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act.

(2)	Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is due for guarantees.

(3)	The entities listed on the Table of Additional Registrant Guarantors on the following page have guaranteed the notes being registered hereby.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrant Guarantors

Exact Name	Jurisdiction of Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Address and Telephone Number of Principal Executive Offices

Covalence Specialty Adhesives LLC	Delaware	2672	20-4104683	7 Roszel Road Princeton, NJ 08540 (609) 720-5420

Covalence Specialty Coatings LLC	Delaware	2672	20-4104731	7 Roszel Road Princeton, NJ 08540 (609) 720-5420

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 27, 2006

PROSPECTUS

Covalence Specialty Materials Corp.
OFFER TO EXCHANGE

10 1⁄4% Senior Subordinated Notes due 2016
registered under the Securities Act
For
A Like Principal Amount of 10 1⁄4% Senior Subordinated Notes due 2016
($265,000,000 Aggregate Principal Amount)

We offer to exchange up to $265,000,000 aggregate principal amount of our 10 1⁄4% Senior Subordinated Notes due 2016 that are registered under the Securities Act of 1933, or the “exchange notes,” for an equal principal amount of our outstanding 10 1⁄4% Senior Subordinated Notes due 2016, or the “outstanding notes,” which we issued previously without registration under the Securities Act. We refer to the outstanding notes and the exchange notes collectively in this prospectus as the “notes.” The exchange notes are substantially identical to the outstanding notes, except that the exchange notes will not be subject to transfer restrictions or entitled to registration rights, and the additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer will not apply to the exchange notes. The outstanding notes are, and the exchange notes initially will be, issued by Covalence Specialty Materials Corp. and guaranteed by Covalence Specialty Adhesives LLC and Covalence Specialty Coatings LLC, wholly-owned subsidiaries of Covalence Specialty Materials Corp. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indentures.

Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2006, unless extended.

•	Completion of the exchange offer is subject to certain customary conditions, which we may waive.

•	The exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered for exchange.

•	You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

•	All outstanding notes that are validly tendered and not withdrawn will be exchanged for exchange notes.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes.

•	There is no existing market for the exchange notes to be issued, and we do not intend to apply for listing or quotation on any exchange or other securities market.

See “Risk Factors” beginning on page 17 for a discussion of the factors you should consider in connection with the exchange offer and exchange of outstanding notes for exchange notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OUTSTANDING NOTES OR THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 27, 2006.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after consummation of the registered exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale. See “Plan of Distribution.”

ii

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the U.S. Securities and Exchange Commission, or the “SEC,” a registration statement on Form S-4, which we refer to as the “exchange offer registration statement,” under the Securities Act of 1933, as amended, and the rules and regulations thereunder, which we refer to collectively as the “Securities Act,” covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Covalence Specialty Materials Corp. and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

After the registration statement becomes effective, we will file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

You may obtain copies of the information and documents referenced in this prospectus at no charge by accessing the SEC’s website at http://sec.gov or by requesting them from us in writing or by telephone at:

Covalence Specialty Material Corp.
7 Roszel Road
Princeton, New Jersey 08540
Attention: Investor Relations
(609) 720-5447

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than  , 2006. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We may extend the exchange offer in our sole discretion. See “Exchange Offer” for more detailed information.

iii

PROSPECTUS SUMMARY

The following summary highlights basic information about our company and the exchange offer and does not contain all of the information that may be important to you in making a decision to purchase the exchange notes. For a more comprehensive understanding of our company and the exchange offer, you should read this entire document, including “Risk Factors” beginning on page 16.

Our Company

We are one of the largest manufacturers of plastic film products in the world and are also a producer of specialty adhesives and flexible packaging products. We offer an extensive portfolio of over 200 product groups to a wide range of customers, including industrial, building products, custom, institutional, retail, flexible packaging and corrosion protection. We market our products to a diverse group of over 9,000 customers, with no single customer accounting for more than 7% of net revenue in fiscal 2005. We leverage our extrusion, lamination and coating expertise across our manufacturing processes as well as our raw material purchasing scale, to manufacture products at competitive prices. We believe that we are one of the largest global purchasers of polyethylene resin, our principal raw material, buying approximately 1.3 billion pounds annually. In fiscal 2005, we generated net revenue of $1.7 billion, 96% of which was from North America.

We are a leading manufacturer of value and private label trash bags, stretch films, plastic sheeting, can liners, and custom and plastic film products. Included in our product line is our best-selling Ruffies® value trash bags. We believe our purchasing leverage has allowed us to maintain a relatively stable material spread, which is the difference between selling prices and plastic resin costs on a per pound basis, and has positioned us to secure attractive volume growth opportunities.

We are also a significant producer of coated and laminated products for specialty adhesive and flexible packaging applications. We are a manufacturer of specialty adhesive products such as cloth tapes, through the Nashua® and Polyken® brands, pipeline corrosion protection tapes and foil tapes. We believe our high-quality products, new product development, long-standing customer relationships and recognizable brand names have contributed to our position as one of the leading suppliers to many of our customers.

Industry Overview

Our Plastics operating segment participates primarily in the U.S. plastic films market, which in 2003 represented approximately $17.8 billion in sales and 13.1 billion pounds of volume, according to the Freedonia Group, Inc. Our addressable market in the United States represented approximately 7.9 billion pounds of this volume and consisted primarily of trash bags, plastic sheeting, can liners and stretch and custom films. In fiscal 2005, our volume in this addressable market was approximately 1.1 billion pounds, which makes us one of the largest competitors in our addressable market. According to the Freedonia Group, U.S. plastic film sales are projected to grow from 2003 to 2008 at a compound annual rate of approximately 5% to nearly $22.7 billion, generally in excess of the GDP growth rate. We believe growth in this market is primarily driven by GDP growth and new applications, in addition to the continuing preference for plastic packaging as a substitute for traditional paper, metal and glass packaging.

Polyethylene resin is a significant cost component of plastic fabrication businesses and represents the majority of our raw material expenditures. We believe this resin is widely available in the world market. Polyethylene resin prices are primarily a function of world supply and demand and the cost of production inputs such as natural gas and ethylene. Most industry participants, including us, seek to offset the impact of any raw material cost inflation by passing those increases through to their customers. New polyethylene resin production capacity is expected to come on-line beginning in 2007, with capacity additions continuing through 2010, primarily in the Middle East and Asia. CMAI estimates that the resulting increase in global production capacity will reduce the price of polyethylene resin.

We offer products for a number of niche applications within the North American tapes and specialty adhesives market, which is projected to represent approximately $4.4 billion in sales in 2006 according to the Freedonia Group. We believe our addressable market in North America represents approximately $1.5 billion. Growth in demand for our niche adhesive products is primarily driven by GDP growth and new applications. We also compete in the approximately $20.0 billion U.S. flexible packaging market as well as other customized coated and laminated product markets in North America. We believe our addressable market is an approximately $5.0 billion niche segment of the flexible packaging market consisting of industrial, medical and institutional food and non-food applications. Market growth for domestic flexible packaging is driven largely by GDP growth and the continued replacement of rigid packaging with more consumer-friendly, cost-efficient film-based packaging.

Competitive Strengths

Our competitive strengths include:

Market Positions. We maintain strong market positions across most of our primary product lines, deriving 70% of our fiscal 2005 net revenue from product lines for which we are one of the market leaders, including value-brand trash bags, institutional can liners, stretch films, plastic sheeting, cloth tape and foil tapes. We believe these positions result from our continuing commitment to low-cost manufacturing, national distribution, product quality and customer service. Our significant market presence enhances our ability to grow our market share and attracts leading customers, as well as allowing us to launch new products and maintain a stable material spread.

Diverse Product Portfolio and Customer Base. We have a diverse and stable product portfolio and customer base. We currently serve a wide range of industries, including industrial tapes, building products, custom, institutional can liners, retail, flexible packaging and corrosion protection. We believe our broad product offering and diverse customer base enable us to significantly reduce the potential impact of a decline in demand that might result from a heavy dependence on a single product, end-market or customer.

Polyethylene Resin Purchaser. We believe that we are one of the largest purchasers of polyethylene resin in the world, purchasing approximately 1.3 billion pounds annually. This position allows us to capitalize on our long-term relationships with key polyethylene resin suppliers and to strategically manage our sourcing to secure the best available prices, terms and resin availability throughout industry cycles. Our polyethylene resin purchasing volume allows us to source polyethylene resin on a global basis as market conditions warrant, which we believe enables us to take advantage of supply and cost differentials in the global market.

Strong Free Cash Flow. We are able to generate strong free cash flow due to our operating characteristics and the nature of the industry in which we operate. This is due in large part to our ability to pass increases in raw material prices through to our customers, primarily in our Plastics operating segment. We believe this ability, together with our diversified revenue base, economies of scale and focus on maintaining industry-leading cost levels, combined with our low maintenance capital requirements, low cash taxes and moderate working capital needs, has resulted in the generation of strong free cash flow.

Experienced Management Team. Our senior executive management team, led by Layle Smith, is comprised of individuals with over 100 years of industry and related experience. We believe our management team has demonstrated an ability to grow businesses, reduce costs and working capital requirements and create value. Our executive management team seeks to promote a culture focused on growth in profitability through key account management, new product development and the streamlining of our manufacturing and corporate operations. In addition, Marvin Schlanger, our Chairman, has extensive experience in materials industries, having served as CEO of ARCO Chemical Company and most recently as Vice Chairman of Hexion Specialty Chemicals, Inc., a $4.8 billion specialty chemical company owned by Apollo Management.

Business Strategy

Our business strategy is to increase our net revenue, profitability and free cash flow and enhance our industry positions through the continued implementation of the following:

Drive Organic Growth with New and Existing Customers. We seek to leverage our diverse portfolio of high quality, competitively priced products, our high service levels, our national presence and our supply-chain management capabilities to expand our customer base and increase our sales to our existing customers. We believe that our existing strong relationships with leading customers, such as Wal-Mart, Home Depot, Unisource and Xpedx, enable us to grow sales at a rate above the industry average.

Continue to Innovate and Develop New Products. We seek to actively manage our new product pipeline and employ a strong team of scientists and engineers with diverse backgrounds and expertise in developing and reformulating products. We believe that our manufacturing and material blending expertise, and our knowledge of our customers’ needs and preferences, will position us to continue to successfully introduce new products and increase sales and profitability.

Focus on Maximization of Free Cash Flow. We are continuously seeking opportunities to increase our free cash flow through managing our working capital, reducing costs and increasing volume. To the extent polyethylene resin prices decline, we expect to have lower working capital requirements. Our maintenance capital expenditure requirements have been low, at approximately $15.0 to $20.0 million per year, and we expect to continue that trend.

Capitalize on Strategic Opportunities. Many of the markets in which we compete are fragmented and may consolidate. We may have opportunities to leverage our capabilities across a broader range of products, expand our customer base and broaden our served end-markets through tuck-in acquisitions. We will consider potential strategic acquisitions that may become available at attractive valuation levels and present opportunities for synergies. We will also consider portfolio rationalization and divestiture opportunities that may become available at attractive valuation levels.

Recent Developments

On February 16, 2006, we purchased certain equity interests of, and certain assets and liabilities held by direct and indirect operating subsidiaries of Tyco Group S.a.r.l. We refer to this transaction throughout this prospectus as the “Acquisition.” The Acquisition was made pursuant to a Stock and Asset Purchase Agreement, dated December 20, 2005, among Covalence Specialty Materials Holding Corp., or “Holdings,” Tyco International Group S.A. and Tyco Group S.a.r.l. We are a wholly-owned subsidiary of Holdings, and over 95% of Holdings’ equity is owned by affiliates of Apollo Management V, L.P.

Prior to the Acquisition, our businesses were business units of Tyco International Ltd. We refer to these business units prior to the Acquisition as TP&A, which is an acronym for Tyco Plastics & Adhesives. Unless the context indicates otherwise, references to “Tyco” mean Tyco International Ltd. and its subsidiaries (other than TP&A) and references to “Apollo” mean Apollo Management V, L.P. and its affiliates.

In connection with the Acquisition, affiliates of Apollo and certain members of our senior management contributed $197.5 million in cash to Holdings, which Holdings in turn contributed to us as common equity. The investments in Holdings were allocated between common stock and perpetual preferred stock. On February 16, 2006, in connection with the Acquisition, we issued the outstanding notes in a private placement under Rule 144A and Regulation S of the Securities Act, which we refer to as the “February notes offering.” In connection with the February notes offering, we also entered into first-priority senior secured credit facilities and a second-priority senior secured floating rate loan, which together with the Acquisition, the equity contribution by affiliates of Apollo and certain members of our senior management and the February notes offering we refer to as the “Transactions.”

On May 18, 2006, we refinanced the senior secured credit facilities, which, as refinanced, consist of a new term loan in the amount of $300.0 million and a new revolving credit facility. The revolving credit facility provides for borrowing availability equal to the lesser of (a) $200.0 million or (b) a borrowing base which is a function of, among other things, our accounts receivable and inventory.

Unless the context indicates otherwise, references in this prospectus to our “senior secured credit facilities” refers to such facilities following the May 18, 2006 financing. We refer to the second- priority senior secured floating rate loan in this prospectus as the “floating rate loan.”

Apollo is the principal stockholder of Holdings, our parent company. Apollo Management L.P. is a private investment firm that was founded in 1990. Companies owned or controlled by Apollo or in which Apollo has a significant equity investment include, among others, Educate, Inc., Goodman Global, Inc., Hexion Specialty Chemicals, Inc., Nalco Company, MetalsUSA, Inc., and United Agri Products.

Risk Factors

You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” for risks you should consider in connection with the exchange offer.

Additional Information

Our principal executive offices are located at 7 Roszel Road, Princeton, New Jersey 08540. Our telephone number is (609) 720-5447. Our website address is www.covcorp.com. Information on our website is not considered part of this prospectus, and the reference to our website address is intended to be an inactive textual reference only.

Summary of the Exchange Offer

The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	Up to $265,000,000 aggregate principal amount of the exchange notes which have been registered under the Securities Act.
The form and terms of these exchange notes are identical in all material respects to those of the outstanding notes of the same series except that:
• the exchange notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;
• the exchange notes bear a different CUSIP number than the outstanding notes;
• the exchange notes will not be subject to transfer restrictions or entitled to registration rights; and
• the exchange notes will not be entitled to additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer. See “The Exchange Offer―Terms of the Exchange Offer; Acceptance of Tendered Notes.”
The Exchange Offer	We are offering to exchange the exchange notes for a like principal amount of the outstanding notes.
We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2006. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.
In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $265,000,000 aggregate principal amount of outstanding 10 1⁄4% Series A Senior Subordinated Notes due 2016. We will issue exchange notes promptly after the expiration of the exchange offer. See “The Exchange Offer―Terms of the Exchange Offer―Acceptance of Tendered Notes.”

Transferability of Exchange Notes	Based on interpretations by the staff of the SEC, as detailed in previous no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:
	•	you are acquiring the exchange notes in the ordinary course of your business;
	•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the exchange notes; and
	•	you are not our “affiliate” as defined in Rule 405 under the Securities Act.
If you are an affiliate of ours, or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:
	•	you cannot rely on the applicable interpretations of the staff of the SEC;
	•	you will not be entitled to participate in the exchange offer; and
	•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
Each broker or dealer that receives exchange notes for its own account in the exchange offer for outstanding notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in the exchange offer.
Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us, in the absence of an exemption therefrom,
	•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and
	•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

See “Plan of Distribution.”
We do not intend to apply for listing of the exchange notes on any securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless we extend the expiration date.
Exchange Date; Issuance of Exchange Notes	The date of acceptance for exchange of the outstanding notes is the exchange date, which will be the first business day following the expiration date of the exchange offer. We will issue the exchange notes in exchange for the outstanding notes tendered and accepted in the exchange offer promptly following the exchange date. See “The Exchange Offer―Terms of the Exchange Offer; Acceptance of Tendered Notes.”
Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our reasonable discretion. See “The Exchange Offer―Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.
Special Procedures for Beneficial Holders	If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf. See “The Exchange Offer―Procedures for Tendering Outstanding Notes.”
Effect of Not Tendering	Any outstanding notes that are not tendered in the exchange offer, or that are not accepted in the exchange, will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the U.S. federal securities laws, you will not be able to offer or sell the outstanding notes except under an exemption from the requirements of the Securities Act or unless the outstanding notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the U.S. federal securities laws. See “The Exchange Offer―Effect of Not Tendering.”

Withdrawal Rights	You may withdraw your tender at any time before the exchange offer expires.
Interest on Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes, or, if no interest has been paid, from February 16, 2006. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.
Acceptance of Outstanding Notes and Delivery of Exchange Notes	Subject to the conditions stated in the section “The Exchange Offer―Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer―Terms of the Exchange Offer; Acceptance of Tendered Notes.”
Material United States Federal Income Tax Considerations	The exchange by a holder of outstanding notes for exchange notes to be issued in the exchange offer should not result in a taxable transaction for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences.”
Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will be charged to expense in accordance with generally accepted accounting principles. See “The Exchange Offer―Accounting Treatment.”
Exchange Agent	Wells Fargo Bank, National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer―Exchange Agent.”
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds.”

Summary of the Terms of the Exchange Notes

The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that the transfer restrictions, registration rights and additional interest provisions in some circumstances relating to the timing of the exchange offer, which are applicable to the outstanding notes, do not apply to the exchange notes. The exchange notes will evidence the same debt as the outstanding notes and will be governed by the same indenture.

Issuer	Covalence Specialty Materials Corp.
Securities	Up to $265,000,000 in aggregate principal amount of 10 1⁄4% Senior Subordinated Notes due 2016.
Maturity	March 1, 2016.
Interest	Annual rate: 10 1⁄4%Payment frequency: semiannually on March 1 and September 1.
First payment: September 1, 2006.
Ranking	The exchange notes will be our general unsecured senior subordinated obligations. Accordingly, they will rank:
• junior to all of our existing and future senior debt, including all borrowings under our senior secured credit facilities and the floating rate loan;
• effectively junior to our secured indebtedness to the extent of the value of the assets securing that debt;
• equally with all of our future senior subordinated debt;
• senior to any of our future debt that expressly provides that it is subordinated to the exchange notes; and
• effectively junior to all of the liabilities of our subsidiaries that are not guarantors.
As of June 30, 2006, we had $475.0 million of senior indebtedness outstanding (consisting of borrowings under our senior secured credit facilities and floating rate loan, and excluding approximately $8.4 million of letters of credit and up to $191.6 million that may be borrowed under our revolving credit facility), all of which is secured debt, and our subsidiaries that are not guarantors had $47.3 million of total liabilities.

Guarantees	The exchange notes will be guaranteed by each of our existing domestic subsidiaries that guarantees debt under our senior secured credit facilities or any other “Indebtedness” (as defined in the indenture) of us or certain of our subsidiaries and by certain of our future domestic subsidiaries, as described in this prospectus. We refer to these subsidiaries as the exchange note guarantors. There currently are two domestic subsidiaries, Covalence Specialty Adhesives LLC and Covalence Specialty Coatings LLC, each a Delaware limited liability company, who are guarantors of the outstanding notes and will be guarantors of the exchange notes.
The guarantees of the exchange notes will be general unsecured senior subordinated obligations of the exchange note guarantors. Accordingly, they will rank:
	•	junior to all existing and future senior debt of the exchange note guarantors, including the exchange note guarantors’ guarantees of borrowings under our senior secured credit facilities and floating rate loan.
	•	effectively junior to all secured indebtedness of that guarantor to the extent of the value of the assets securing that debt
	•	equally with any future senior subordinated debt of the exchange note guarantors; and
	•	senior to all future debt of the exchange note guarantors that expressly provides that it is subordinated to the guarantees of the exchange notes.
As of June 30, 2006, the guarantees of the notes were subordinated to $475.0 million of senior debt of the note guarantors, all of which consists of guarantees of our borrowings under our senior secured credit facilities and floating rate loan.
Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time on or after March 1, 2011, at the redemption prices described in “Description of Exchange Notes―Optional Redemption,” plus accrued and unpaid interest, if any. Prior to March 1, 2011, we may redeem the exchange notes, in whole or in part, at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the date of redemption.

In addition, on or before March 1, 2009, we may redeem up to 35% of the exchange notes with the net cash proceeds from certain equity offerings at a redemption price of 100% of the principal amount of the notes redeemed. However, we may only make such redemptions if at least 65% of the aggregate principal amount of the exchange notes issued under the indenture remains outstanding immediately after the occurrence of such redemption.
Change of Control	If we experience specific kinds of changes of control, we must offer to purchase the exchange notes at 101% of their face amount, plus accrued interest.
Certain Covenants	The indenture governing the exchange notes will, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	borrow money or sell disqualified stock or preferred stock;
	•	pay dividends on or redeem or repurchase stock;
	•	make certain types of investments;
	•	sell assets;
	•	incur certain liens;
	•	restrict dividends or other payments from restricted subsidiaries;
	•	enter into transactions with affiliates; and
	•	consolidate, merge or sell all or substantially all of our assets.
These covenants contain important exceptions, limitations and qualifications. For more details, see “Description of Exchange Notes.”

Summary Historical Financial Data

The following table presents selected historical financial data for us and our predecessor, TP&A, for the periods indicated and should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the respective financial statements and their notes included elsewhere in this prospectus, as well as other financial information included elsewhere in this prospectus. The summary historical financial data of the predecessor for the years ended September 30, 2003, 2004, and 2005 and as of September 30, 2004 and 2005 have been derived from the audited financial statements of the predecessor included elsewhere in this prospectus. The selected historical financial data as of September 30, 2003 of the predecessor have been derived from the audited financial statements of the predecessor which are not included elsewhere in this prospectus. These financial statements were prepared in accordance with accounting principles generally accepted in the United States, which we refer to as “GAAP.” These financial statements have been prepared on a going-concern basis, as if certain assets of TP&A, which we acquired on February 16, 2006, had existed as an entity separate from Tyco during the periods presented. Tyco charged the predecessor operations a portion of its corporate support costs, including engineering, legal, treasury, planning, environmental, tax, auditing, information technology and other corporate services, based on usage, actual costs or other allocation methods considered reasonable by Tyco management. Accordingly, expenses included in the predecessor’s financial statements may not be indicative of the level of expenses which might have been incurred had the predecessor been operating as a separate stand-alone company. See note 1 of the predecessor’s audited financial statements for a discussion of the basis of presentation of the predecessor’s financial statements.

The selected historical financial data for the period from October 1, 2005 to February 16, 2006 have been derived from the unaudited financial statements of the predecessor which are not included elsewhere in this prospectus. The selected historical financial data for the period from February 17, 2006 to June 30, 2006 and as of June 30, 2006 and for the nine month period ended July 1, 2005 have been derived from our unaudited financial statements included elsewhere in this prospectus. The selected historical financial data of the predecessor as of July 1, 2005 and February 16, 2006 have been derived from the unaudited financial statements of the predecessor which are not included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Results of operations for the interim periods are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

	Predecessor					Successor
	Year ended September 30, 2003	Year ended September 30, 2004	Year ended September 30, 2005	Nine months ended July 1, 2005	Period from October 1, 2005 to February 16, 2006	Period from February 17 to June 30, 2006
	($ in millions)					($ in millions)
Statement of Operations Data:
Net revenue(1)	$1,597.8	$1,658.8	$1,725.2	$1,287.3	$666.9	$648.3
Cost of sales	1,344.1	1,366.2	1,477.4	1,107.2	579.0	587.3

Gross profit	253.7	292.6	247.8	180.1	87.9	61.0

Charges and allocations from Tyco and affiliates	95.3	65.0	56.4	55.1	10.4	―
Selling, general and administrative expenses	108.3	130.2	124.6	97.5	50.0	58.8
Restructuring and impairment charges (credits), net	(0.8)	57.9	3.3	(0.1)	0.6	0.3

Operating income	50.9	39.5	63.5	27.6	26.9	1.9

Other expense (income), net	―	―	―	―	―	(0.6)
Interest expense, net	6.5	6.3	4.5	3.6	2.1	33.2
Interest expense (income), net―Tyco and affiliates	3.6	(1.7)	11.2	8.3	5.5	―
Income (loss) before income taxes	40.8	34.9	47.8	15.7	19.3	(30.7)
Income tax expense (benefit)	2.9	2.4	3.8	3.3	1.6	(10.3)
Minority interest	0.2	0.2	―	―	―	―
Cumulative effect of accounting change	17.8	―	―	―	―	―

Net income (loss)	$19.9	$32.3	$44.0	$12.4	$17.7	$(20.4)

Balance Sheet Data (at period end):
Cash and cash equivalents	$7.9	$3.7	$2.7	$2.8	$4.9	$90.5
Property, plant and equipment, net	342.8	291.1	283.1	283.7	275.6	340.8
Total assets	1,283.3	1,215.0	1,206.7	1,204.4	1,279.5	1,217.3
Total long-term obligations (at end of period)	136.5	79.5	―	75.5	―	730.6
Shareholders’ equity	877.0	822.8	855.1	$865.8	877.7	177.1
Cash Flow and Other Financial Data:
Net cash provided by (used in) operating activities	$123.8	$89.2	$117.3	$(25.2)	$(119.2)	$99.2
Net cash provided by (used in) investing activities	(13.2)	(15.5)	(29.2)	(25.2)	(9.1)	(939.1)
Net cash provided by (used in) financing Activities	(106.8)	(77.7)	(89.2)	49.4	130.6	903.2
Capital expenditures	14.6	16.5	32.1	25.2	12.1	11.6
Debt Covenant Compliance Data:
Adjusted EBITDA(2)			$169.5	$120.5	$55.3	$47.5

(1)	Net revenue includes related party revenue of $25.8 million, $26.0 million and $23.4 million for the years ended September 30, 2003, 2004 and 2005, respectively, and related party revenues of $17.3 million, $11.5 million and $0.0 million for the nine months ended July 1, 2005, the period from October 1, 2005 to February 16, 2006, and the period from February 17, 2006 to June 30, 2006, respectively. Additionally, revenue is presented net of certain rebates paid to customers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to the respective financial statements appearing elsewhere in this prospectus.

(2)

Adjusted EBITDA is a non-GAAP measurement that is used to calculate our debt covenants. We are required, under our debt covenant to use a rolling four quarter Adjusted EBITDA in our calculations and, to use the predecessor’s financial information to complete this calculation. Thus the predecessor’s adjusted EBITDA for nine months ending July 1, 2005 and for the period from October 1, 2005 to February 16, 2006 have been determined and included for presentation purposes.

Adjusted EBITDA is defined as Net income adjusted for Depreciation and Amortization, Income Taxes, Interest expense (net), charges and allocations from Tyco (Predecessor periods only), Restructuring and impairment expenses, Minority interest expense, Cumulative effect of Accounting Change, management fees to related parties, certain one-time, non-recurring charges, certain non- cash income or expenses, and other unusual items which are more particularly defined in our credit documents and the indenture governing the notes. Adjusted EBITDA is used by our lenders for debt covenant compliance purposes and by our management as a measure to evaluate management performance, including as a factor in determining annual bonus payments. Adjusted EBITDA is not a defined term under U.S. GAAP. You should not consider Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity. Adjusted EBITDA was not used as a Tyco measurement and thus has not been included for the fiscal years 2001 through 2004.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Predecessor			Successor
	Year ended September 30, 2005	Nine months ended July 1, 2005	Period from October 1, 2005 to February 16, 2006	Period from February 17 to June 30, 2006
Net income (loss)	$44.0	$12.4	$17.7	$(20.4)
Depreciation and amortization	41.6	30.8	15.6	27.6
Income taxes	3.8	3.3	1.6	(10.3)
Interest expense, net	15.7	11.9	7.6	32.6
Charges and allocations from Tyco and affiliates(a)	56.4	55.1	10.4	―
Restructuring and impairment charges (credits), net(b)	3.3	(0.1)	0.6	0.3
Inventory fair value step up(c)	―	―	―	6.8
Korean Adhesives Business(d)	0.4	0.3	0.7	0.6
Management Fee(e)	―	―	―	1.5
Severance costs(f)	―	―	―	2.9
Other, Net(g)	4.3	6.8	1.1	5.9

Adjusted EBITDA	$169.5	$120.5	$55.3	$47.5

(a)	Since TP&A’s formal inception in 2002, it was charged management fees and other allocations as discussed in Note 8 to its audited financial statements. As a result of the Acquisition, the former TP&A businesses became an independent entity, which resulted in changes to some aspects of its operations, including the elimination of such charges and allocations.

(b)	Represents restructuring and severance costs for employee terminations and facility closures related to a restructuring program initiated in 2003 to rationalize TP&A’s cost structure and improve operations. For additional discussion about the restructuring program, see Note 2 to TP&A’s financial statements.

(c)	Represents the $6.8 million charge the Company incurred during the Successor period in Cost of Sales relating to the sale of inventory that had been stepped up to fair value.

(d)	Relates to the Company’s Korean Adhesives operations, which is in the process of being liquidated.

(e)

Includes accrued expenses related to the management agreement we have with Apollo, pursuant to which Apollo or its affiliates provide us with management services. See “Certain Relationships and Related Party Transactions―Management Agreement with Apollo.”

(f)	Severance Costs for the Successor period relate to the termination charges incurred attributable to the Acquisition.

(g)

Consists of bank covenant adjustment in Successor period and in the Predecessor Period consists of (i) costs savings generated by the Company’s head count reduction and cost struction rationalization programs, (ii) selling, general and administrative services provided by Tyco (iii) cost from Tyco’s equity-based compensation plans; (iv) the write-off of certain fixed assets and accounts receivable, (v) non-recurring consulting fees, (vi) the elimination of income related to the reversal of aged accounts receivable credits from prior periods, (vii) the elimination of the reversals of certain tax credits and reserves established in prior periods, (viii) legal costs associated with certain non-recurring litigation, (ix) the reversal of excess workers compensation reserves and (x) charges for renovations needed prior to the termination of a lease. Additionally, the adjustment includes the removal of certain distribution and overhead costs that were eliminated as a result of the Transactions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth, for the periods indicated up to February 16, 2006, TP&A’s and, for the period from February 17, 2006 to June 30, 2006, our ratio of earnings to fixed charges:

	Predecessor						Successor
	For the year ended					October 1, 2005 to February 16, 2006	February 17 to June 30, 2006
	September 30, 2001	September 30, 2002	September 30, 2003	September 30, 2004	September 30, 2005
Ratio of earnings to fixed charges	4.4X	5.7X	2.7X	3.3X	3.4X	2.7X	0.1X
Deficiency of earnings to fixed charges							$30.7 Million

For purposes of this computation, earnings are defined as our pre-tax earnings or loss from continuing operations plus fixed charges. Fixed charges are the sum of (i) interest expensed (ii) amortization of deferred financing costs and debt discounts and (iii) the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third).

Our ratio of earnings to fixed charges was less than 1.00 for the period February 17 to June 30, 2006; thus, earnings available for fixed charges were inadequate to cover fixed charges for the period. The deficiency in earnings to fixed charges for the period February 17 to June 30, 2006 was $30.7 million. Earnings were impacted in the period by raw material inflation and the impact of purchase method of accounting adjustments attributable to the Acquisition.

The ratio of earnings to fixed charges should be read in conjunction with the financial statements and other financial data included in this prospectus.

RISK FACTORS

Investing in our notes involves a high degree of risk. You should carefully consider the following factors, in addition to the other information contained in this prospectus, in deciding whether to invest in our notes or participate in the exchange offer. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed below.

Risks Related to our Exchange Notes and the Exchange Offer

If you fail to exchange your outstanding notes, they will continue to be restricted securities and may become less liquid.

Outstanding notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the outstanding notes in the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer―Procedures for Tendering Outstanding Notes.” Such procedures and conditions include timely receipt by the exchange agent of such outstanding notes and of a properly completed and duly executed letter of transmittal. Because we anticipate that most holders of the outstanding notes will elect to exchange their outstanding notes, we expect that the liquidity of the market for the outstanding notes remaining after the completion of the exchange offer will be substantially limited. Any outstanding notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the outstanding notes. Further, following the exchange offer, if you did not tender your outstanding notes, you generally will not have any further registration rights, and such outstanding notes will continue to be subject to certain transfer restrictions.

You may find it difficult to sell your exchange notes because there is no existing trading market for the exchange notes.

The exchange notes are being offered to the holders of the outstanding notes. The outstanding notes were issued on February 16, 2006, primarily to a small number of institutional investors. There is no existing trading market for the exchange notes and there can be no assurance regarding the future development of a market for the exchange notes, or the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes. If such a market were to develop, the exchange notes could trade at prices that may be higher or lower than the initial offering price of the outstanding notes depending on many factors, including prevailing interest rates, our financial position, operating results and the market for similar securities. We do not intend to apply for listing or quotation of the exchange notes on any exchange and we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. The initial purchasers of the outstanding notes are not obligated to make a market in the exchange notes, and any market- making may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the exchange notes or that an active market for the exchange notes will develop. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the exchange notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the exchange notes.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your outstanding notes only if you properly tender the outstanding notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the outstanding notes for exchange. If you are the beneficial holder of outstanding notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your outstanding notes are held and instruct that person to tender on your behalf.

Our substantial indebtedness could adversely affect our cash flow and limit our flexibility.

We have a significant amount of indebtedness. On June 30, 2006, we had total indebtedness of $740.0 million (of which $265.0 million consists of the outstanding notes), excluding approximately $8.4 million of letters of credit, and we would have been able to borrow up to $191.6 million under the revolving portion of our senior secured credit facilities.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the exchange notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate needs;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds for capital expenditures, acquisitions, working capital and other purposes.

In addition, a substantial portion of our debt, including borrowings under our senior secured credit facilities and floating rate loan, bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

The exchange notes, our senior secured credit facilities and our floating rate loan contain covenants that limit our flexibility and prevent us from taking certain actions.

The indenture governing the exchange notes and the agreements governing our senior secured credit facilities and floating rate loan include a number of restrictive covenants. These covenants could adversely limit our ability to plan for or react to market conditions, meet our capital needs and execute our business strategy. These covenants, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	borrow money or sell “disqualified stock” (as defined in the indenture) or preferred stock;

•	pay dividends on or redeem or repurchase stock;

•	make certain types of investments;

•	sell assets;

•	incur certain liens;

•	restrict dividends or other payments from subsidiaries;

•	enter into transactions with affiliates; and

•	consolidate or merge or sell our assets substantially as an entirety.

Our senior secured credit facilities include additional covenants and prohibit us from prepaying our other debt, including the exchange notes and borrowings under our floating rate loan, while borrowings under our senior secured credit facilities are outstanding. Our senior secured revolving credit facility also requires us to maintain a fixed charge coverage ratio in certain limited circumstances. Our failure to comply with these covenants and financial tests could result in an event of default, which, if not cured or waived, would enable the lenders under our senior secured credit facilities to declare all amounts borrowed thereunder, together with accrued interest, to be due and payable. In addition, the lenders under our senior secured credit facilities and floating rate loan could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our results of operations and financial condition could be adversely impacted by increased costs and less favorable terms, including interest rates and covenants. Any future refinancing of our senior secured credit facilities or floating rate loan is likely to contain similar restrictive covenants.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the exchange notes and the agreements governing our senior secured credit facilities and floating rate loan do not fully prohibit us or our subsidiaries from incurring additional indebtedness. Our senior secured revolving credit facility permits additional borrowings of up to approximately $200.0 million, of which $191.6 million was available at June 30, 2006, and all of those borrowings rank senior to the exchange notes and the guarantees thereof. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify, and we may not be able to meet all our debt obligations, including repayment of the exchange notes, in whole or in part.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate or borrow cash depends on many factors beyond our control.

Our ability to make payments on, and to refinance, our indebtedness, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. During the period from February 17, 2006 to June 30, 2006, we had a deficiency in earnings to fixed charges of $30.7 million. We generated cash flow from operations of $99.2 million during this period. However, improved primary working capital, namely improved inventory turnover and accounts payable, offset by an increase in accounts receivable, contributed to $73.5 million of the cash flow from operations.

In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in our senior secured credit facilities and floating rate loan and our other debt agreements, including the indenture governing the notes, as well as other agreements we may enter into in the future. In particular, we will need to maintain certain financial ratios under our senior secured credit facilities. These facilities, our floating rate loan and the indenture governing the notes limit our ability to sell assets and also restrict the use of proceeds from that sale. Moreover, our senior secured credit facilities are secured on a first-priority basis by certain of our assets, and our floating rate loan is secured on a second-priority basis by substantially the same assets, other than assets of our foreign subsidiaries.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before the maturity thereof. We may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the notes. Furthermore, a substantial portion of our assets are, and may continue to be, intangible assets. Therefore, it may be difficult for us to pay you in the event of an acceleration of the exchange notes. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facilities, our floating rate loan and the exchange notes, on commercially reasonable terms or at all.

Your right to receive payments on the exchange notes is effectively subordinated to the rights of our and the exchange note guarantors’ existing and future secured creditors. Further, your right to receive payments on the exchange notes is effectively subordinated to all our non-guarantors’ existing and future indebtedness.

Holders of our secured indebtedness and the secured indebtedness of the exchange note guarantors have claims that are effectively senior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other indebtedness. The exchange notes are effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the exchange notes will participate ratably with all holders of our other unsecured indebtedness that is deemed to be of the same class as the exchange note, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than holders of secured indebtedness.

As of June 30, 2006, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries was approximately $475.0 million, excluding approximately $8.4 million of letters of credit and approximately $191.6 million that was available for borrowing as additional secured debt under the revolving portion of our senior secured credit facilities. We will be permitted to borrow substantial additional indebtedness, including secured indebtedness, in the future under the terms of the indenture relating to the exchange notes.

Additionally, only some of our subsidiaries guarantee the exchange notes. Our current and future foreign subsidiaries, receivables subsidiaries and subsidiaries that we designate as unrestricted subsidiaries under the indenture will not guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of, and for the period from February 17 to June 30, 2006, our non-guarantor subsidiaries had net revenue of $50.5 million, total assets of $74.4 million and total liabilities of $47.3 million.

Your right to receive payments on the exchange notes is junior to our senior indebtedness, including that outstanding under our senior secured credit facilities and floating rate loan, and possibly all of our future borrowings. Further, the guarantees of the exchange notes are junior to all of the exchange note guarantors’ senior indebtedness and possibly to all their future borrowings.

The exchange notes and the guarantees of the exchange notes are junior to all of our, and the exchange note guarantors’, existing indebtedness (other than trade payables) and all of our and their future indebtedness (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the exchange notes and the guarantees thereof. As a result, upon any distribution to our creditors or the creditors of the exchange note guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the exchange note guarantors or our or their property, the holders of our and the exchange note guarantors’ senior indebtedness will be entitled to be paid in full in cash before any payment may be made with respect to the exchange notes or the guarantees thereof.

In addition, all payments on the exchange notes and the guarantees thereof will be blocked in the event of a payment default on designated senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on designated senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the exchange note guarantors, holders of the exchange notes will participate in the assets remaining after we and the exchange note guarantors have paid all of our senior debt. However, because the indenture relating to the exchange notes requires that amounts otherwise payable to holders of the exchange notes and guarantees thereof in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the exchange notes and guarantees thereof may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the exchange note guarantors may not have sufficient funds to pay all of our creditors and holders of exchange notes and guarantees thereof may receive less, ratably, than the holders of our senior debt.

As of June 30, 2006, the exchange notes and the guarantees thereof were subordinated to $475.0 million of senior debt, excluding approximately $8.4 million of letters of credit, and approximately $191.6 million that is available for borrowing as additional senior debt under the revolving portion of our senior secured credit facilities. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture, the senior secured credit facilities and the floating rate loan.

We may not have the ability to raise the funds necessary to finance the change-of-control offer required by the indenture governing the exchange notes.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our senior secured credit facilities or floating rate loan will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Exchange Notes―Change of Control.”

U.S. Federal and state statutes allow courts, under specific circumstances, to void the exchange notes or the guarantees thereof and require note holders to return payments received from us or the exchange note guarantors.

Under U.S. federal bankruptcy law and comparable provisions of state fraudulent-transfer laws, the exchange notes or the guarantees thereof may be voided, or claims in respect of the exchange notes or a guarantee may be subordinated to all other debts of us or that exchange note guarantor if, among other things, we or the exchange note guarantor, at the time we issued the exchange notes or it incurred the indebtedness evidenced by its guarantee:

•	issued the exchange notes or provided the guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness or guarantee; and

•	were insolvent or rendered insolvent by reason of such incurrence; or

•	were engaged in a business or transaction for which our or the exchange note guarantor’s remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay such debts as they mature.

In addition, any payment by that exchange note guarantor pursuant to its guarantee could be voided and required to be returned to the exchange note guarantor or a fund for the benefit of the creditors of the exchange note guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If the exchange notes are or a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against the relevant obligor and will only be our creditor or that of an exchange note guarantor whose obligations were not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute a default under the indenture, which default would cause all outstanding notes to become immediately due and payable.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each exchange note guarantor, after giving effect to our issuance of the exchange notes and its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which we and it are engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Risks Relating to Our Business

Continued increases in resin prices or the loss of a key resin supplier could lead to increased costs and lower profit margins.

Polyethylene and other resins and additives constitute the major raw materials for our products. We purchase most of our resin from major oil companies and petrochemical companies in North America. Polyethylene resin costs represent the majority of our raw material expenditures. Significant increases in the price of resins increase our costs and may reduce our operating income and impair our ability to service our debt if we are not able to pass on all of the increases to our customers. The price of resin is a function of, among other things, manufacturing capacity, demand and the price of crude oil and natural gas feedstocks. Resin shortages or significant increases in the price of resin have had, and could continue to have, a significant adverse effect on our business. Additionally, if any of our key resin suppliers were unable to deliver resin to us for an extended period of time, or if we were no longer able to purchase resin at competitively advantageous prices, we may not be able to satisfy our resin requirements through other suppliers on competitive terms, or at all, which could have a material adverse effect on our results of operations.

Over the past year, we and TP&A have experienced a period of significant uncertainty with respect to resin supplies and prices due to high crude-oil and natural-gas prices and multiple hurricanes that impacted the southern United States. Prices for resin rose dramatically during 2005 and there can be no assurance that they will not rise dramatically in the future. According to Chemical Market Associates, Inc., or “CMAI,” polyethylene resin prices rose 30% in 2005. In addition, resin supply was interrupted for two months as some suppliers’ facilities were shut down for a period of time due to damage inflicted by the hurricanes mentioned above. The resin supply disruption caused shortages of raw materials TP&A needed in order to manufacture certain products to fulfill customers’ demands in the fourth calendar quarter of 2005. These shortages impacted the volume of product TP&A was able to produce and our net revenue in certain of the products in the Plastics operating segment, particularly in certain institutional, custom and stretch film product lines. As resin supply began to normalize in December 2005, TP&A’s volume returned to more normalized levels. Polyethylene resin prices in the first quarter of 2006 decreased from their high levels reached in the fourth quarter of 2005, principally due to the elimination of supply constraints caused by the September 2005 Gulf of Mexico hurricanes. However, in the second quarter of 2006, resin prices began to increase as the price of resin feedstocks continued to increase, reflecting world oil prices. New polyethylene resin production capacity is expected to come on-line beginning in 2007 with capacity additions continuing through 2010, primarily in the Middle East and Asia. CMAI estimates that a resulting increase in global production capacity will further reduce the price of polyethylene resin. There can be no assurances, however, that resin supply disruptions will not occur in the future and any such disruptions could have a material adverse effect on our business and results of operations.

The goal for our Plastics business unit is to maintain or increase our material spread, which is the difference between selling prices for our products and plastic resin costs. As a result, our product prices generally fluctuate with the price of resins. However, competitive market conditions in our industry and certain contractual obligations to our customers from time to time may limit our ability to pass the full cost of higher resin pricing through to our customers promptly or completely. In a rising resin cost environment, the cost to us of the gap between the time at which increased costs are incurred by us and the time at which we are able to pass these costs on to our customers may have a negative impact on both our results of operations and our working capital needs. As polyethylene resin prices begin to decline from their peak levels, as was the case in December 2005, our ability to pass additional product price increases on to our customers typically becomes more limited, which can temporarily reduce margins. In addition, at the outset of a declining resin price environment, certain customers may opt to temporarily postpone a portion of their purchases to benefit from potential future reductions in the price of our products. While these trends typically normalize after one to two quarters, there can be no assurance that they will do so in the future.

We face competition in each of our businesses, and our customers may not continue to purchase our products.

We face significant competition in the sale of our products. We compete with multiple companies with respect to each of our products, including divisions or subsidiaries of larger companies and foreign competitors. We compete on the basis of a number of considerations, including price (on a price-to-value basis), service, quality, performance, product characteristics, brand recognition and loyalty, marketing, product development, sales and distribution and the ability to supply products to customers in a timely manner. We may face aggressive pricing by competitors in the future, which may force us to decrease prices or increase marketing and promotional spending in order to retain customers. Increased price competition could have a greater adverse effect on us than on some of our competitors, because these competitors have financial and other resources that are greater than ours. In addition, our competitors may develop products that are superior to our products or may adapt more quickly to new technologies or evolving customer requirements or preferences. Technological advances by our competitors may lead to new manufacturing techniques and make it more difficult for us to compete. Because we do not have long-term arrangements with many of our customers, they could promptly cease purchasing our products in response to these competitive factors. In addition, our Covalence Adhesives and Covalence Coatings business units participate in niche segments in substantially larger markets with substantially larger competitors.

If we lose one or more of our major customers, our results of operations and our ability to service our indebtedness could be adversely affected.

Although no single customer accounted for more than 7% of TP&A’s net revenue for fiscal 2005, we are dependent upon a limited number of large customers with substantial purchasing power for a significant percentage of our sales. For the period from February 17, 2006 to June 30, 2006, our top ten customers accounted for approximately 30% of our net revenue. The loss of one or more major customers, or a material reduction in sales to these customers as a result of competition from other film manufacturers, insourcing of film requirements, insolvency of such customers or other factors, could have a material adverse effect on our results of operations and on our ability to service our indebtedness.

If we are unable to improve existing products and develop new products, our sales and industry position may suffer.

We believe that our future success will depend, in part, upon our ability to continue applying innovations to our existing products and to develop, manufacture and market new products. This ability will depend, in part, on the success of our research, development and engineering efforts, our ability to expand or modify our manufacturing capacity and the extent to which we convince customers and consumers to accept our new products. If we fail to successfully introduce, market and manufacture new products or apply product innovations to our existing products and differentiate our products from those of our competitors, our ability to maintain or expand our revenue and to maintain or enhance our industry position could be adversely affected. This could, in turn, materially adversely affect our business, financial condition or results of operations.

Our business is subject to risks associated with manufacturing processes.

Our manufacturing facilities are primarily located in North America, where we produce substantially all of our products. While we maintain insurance covering our manufacturing and production facilities, including business-interruption insurance, a catastrophic loss of the use of all or a portion of our facilities due to accident, fire, explosion, labor issues, weather conditions, other natural disasters or otherwise, whether short- or long-term, could have a material adverse effect on us. We cannot assure you that the coverage limits under our insurance will be adequate to protect us against any loss or that we will maintain our insurance on acceptable terms in the future.

Unexpected failures of our equipment and machinery may result in production delays, revenue loss, third-party lawsuits and significant repair costs, as well as injuries to our employees. Any interruption in production capability may require us to make large capital expenditures to remedy the situation, and these expenditures could have a negative impact on our profitability and cash flows. Our business-interruption and general liability insurance may not be sufficient to offset the lost revenue or increased costs that we may experience during a disruption of our operations.

We may incur significant costs as a result of product liability or other claims which could materially adversely affect our profitability.

From time to time, we may be a party to various legal proceedings alleging property damage, personal injury or death from the use of allegedly defective products sold by us. In the event we produce a product that is alleged to contain a design or manufacturing defect, we could be required to incur material costs involved in the recall of products that we sold. In the event that our insurance coverage is not adequate, any liability not covered by insurance could have a material adverse effect on our financial condition and results of operations. In addition, we are from time to time involved in various claims and legal proceedings, including commercial, intellectual property and workers compensation matters, which could also have a material adverse effect on us.

Continued increases in freight and non-resin raw material costs or the loss of key service and non-resin material suppliers could lead to increased costs or disrupt our operations.

Freight services and non-resin raw materials such as rubber, paper, packaging materials and cotton make up a meaningful part of our cost structure. Our results of operations for individual quarters can be negatively impacted if we are unable to pass these costs on to our customers or by delays between the time of such increases in costs and the successful implementation of price increases and surcharges. Additionally, we rely on our carriers and suppliers for freight services and deliveries of raw materials, respectively. If any of our carriers or suppliers were unable to provide freight services or deliver raw materials to us for an extended period of time, we might not be able to satisfy our requirements through other carriers or suppliers on acceptable terms, or at all, which could disrupt our operations or have a material adverse effect on our results of operations.

If we are unable to meet future capital requirements, our businesses may be adversely affected.

We may have to incur significant capital expenditures as we seek to expand our businesses. We make capital investments to upgrade facilities and systems and to enhance our production processes. We have also used significant financial resources at times to pre-buy resin in order to mitigate the risk of price increases. We cannot assure you that we will have, or be able to obtain, adequate funds to make all necessary expenditures when we need to, or that the amount of future capital expenditures will not be materially in excess of our anticipated or current expenditures. If we are unable to make necessary capital expenditures, our systems, facilities and product offerings may become dated or impaired, which may decrease our productivity or the quality of our products. This could reduce our sales and profitability and impair our ability to satisfy our obligations under the notes. In addition, even if we are able to invest sufficient resources, these investments may not generate net revenues that exceed our expenses, generate any net revenue at all or result in any commercially acceptable products.

Our ongoing efforts to achieve cost savings may not improve our operating results.

We regularly evaluate our operations in order to identify potential cost savings. From time to time, both we and TP&A have, implemented initiatives designed to improve the efficiency of our operations and reduce our costs. Future initiatives, however, may not result in cost savings, particularly if our estimates and assumptions relating to the anticipated cost savings prove to be incorrect. Further, even if a cost savings initiative is successful, we may not be able to improve our operating results as a result of other factors discussed in this prospectus, many of which are beyond our control, such as a reduction in the demand for our products or increases in raw material costs.

We may make acquisitions or divestitures that may be unsuccessful.

We actively consider the acquisition of other manufacturers or product lines of other businesses that either complement or expand our existing business, or the divestiture of some of our businesses or product lines. There can be no assurance as to when any such transaction may occur. We cannot assure you that we will be able to consummate any acquisitions or divestitures on acceptable terms or at all. Acquisitions or divestitures involve a number of special risks, including some or all of the following:

•	the diversion of management’s attention from our core business;

•	the disruption of our ongoing business;

•	entry into markets in which we may have limited or no experience;

•	the incurrence of substantial costs, delays or other problems in connection with integration of our acquisitions;

•	inaccurate assessment of undisclosed liabilities;

•	difficulties in the incorporation of acquired product lines into our business;

•	the failure to realize expected synergies and cost savings;

•	the loss of key employees or customers of the acquired or divested business;

•	increasing demands on our operational systems;

•	reduction in purchasing power;

•	increased dependence on particular products;

•	increase in customer concentration;

•	the broadening of our geographic footprint, increasing the risks associated with conducting manufacturing operations in foreign jurisdictions;

•	possible adverse effects on our reported operating results, particularly during the first several reporting periods after the acquisition is completed; and

•	the amortization of acquired intangible assets.

Additionally, any acquisitions or divestitures we may make could result in significant increases in our outstanding indebtedness and debt service requirements.

We are controlled by Apollo, and its interests as an equity holder may conflict with yours as a creditor.

Affiliates of Apollo own in excess of 95% of the outstanding equity of Holdings. Subject to certain limitations contained in the stockholders’ agreement among Holdings and its stockholders, Apollo, through its affiliate, controls Holdings and therefore us as a wholly-owned subsidiary of Holdings. Apollo’s interests may not in all cases be aligned with your interests as a holder of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Apollo’s interests, as equity holders, might conflict with your interests as a holder of the exchange notes. Affiliates of Apollo may also have an interest in pursuing acquisitions, divestitures, financings and other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the exchange notes.

We did not operate as a stand-alone entity before the closing of the Acquisition, and our business could suffer if we fail to develop the infrastructure necessary to support our business as a stand- alone entity.

We have been operating as a stand-alone entity only since February 2006 and are engaged in developing and implementing the infrastructure necessary to support our current and future business. If we fail to develop this infrastructure, our business will suffer. Tyco historically provided us with operational, financial and other support. Although Tyco is providing us with various interim and ongoing services, such as health/benefits administration and payroll processing, these arrangements will terminate no later than February 2007. After the expiration of these various arrangements, we may not be able to replace the interim and ongoing services on terms and conditions, including costs, as favorable as those that our businesses had as a division of Tyco or pursuant to these arrangements. We also may not be able to develop the necessary infrastructure to operate as a stand-alone entity. Any failure to do so could seriously harm our business, results of operations and financial condition.

We will continue to remain dependent on Tyco for a period of time after the closing of the Acquisition.

In addition to providing us with general transition services for up to 12 months after the closing of the Acquisition, Tyco Healthcare Group LP, an affiliate of Tyco has also agreed to assist us in the manufacture of certain tapes by producing inventory for us for up to 12 months after the closing of the Acquisition, providing related transition services for up to six months after the closing, and assisting us in transitioning the production of these tapes to our own plant. There can be no assurance that Tyco’s performance of such agreements will meet the level required to successfully operate this product line during the terms of the relevant agreements or successfully transition it to our plant.

Tyco Healthcare Group LP has entered into two supply agreements with us under which Tyco Healthcare Group LP has made us their exclusive supplier, with limited exceptions, of certain healthcare products for a period of three years following the Acquisition, and has agreed to purchase at least 75% of the volume of such products that it purchased from us during fiscal 2005. Fiscal 2005 net revenue from TP&A’s sales of these products to Tyco Healthcare Group LP was approximately $19.1 million. These sales may not continue at historical levels over the three year term of the supply agreements, and Tyco could find an alternate supplier of these products after our agreements with it expire. Sales of the healthcare products to Tyco Healthcare Group LP for the period from February 17, 2006 to June 30, 2006 were $6.4 million.

Our historical financial information may not be representative of our results as a separate company, and you have limited financial information on which to evaluate our business and your investment decision.

The historical financial information for the periods up to the Acquisition included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had our businesses been a separate, stand-alone entity during the periods presented and may not be indicative of what our results of operations, financial position and cash flows will be in the future. As a result, you have limited information on which to evaluate our business and your investment decision. This is because:

•	prior to the Acquisition, Tyco provided TP&A with various services and allocated expenses for these services to TP&A in amounts that may not have been the same as the expenses we would have incurred had we performed or acquired these services ourselves. While we have estimated these costs in the Unaudited Pro Forma Financial Statements included in this prospectus, the actual costs may be different; and

•

the information does not reflect other events and changes that occurred as a result of the Acquisition, including the establishment of our capital structure, the incurrence of debt and changes in our expenses as a result of new employee, tax and other structures and matters.

We may not be able to adequately protect our intellectual property rights, which could cause our revenue to decrease.

We attempt to protect our intellectual property rights through patent and trademark laws and licensing, third-party-nondisclosure and assignment agreements. We have issued and pending patents relating to certain of our products and processes. The patents, trademarks, trade names and brand names we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Furthermore, our Film-Gard®, Ruffies® and Polyken® brands bear brand names that are trademarks that we consider material to our business. A loss of rights in any of these trademarks could significantly impact revenues in the associated segment of our business. We also license patents and trademarks from third parties. If these licenses expire or are otherwise terminated, we could lose related sales or incur additional costs to re-engineer or rebrand our products. While we have attempted to ensure that our products and the operations of our business do not infringe other parties’ patents and proprietary rights, our competitors or other parties may assert that our products and operations may be covered by patents held by them. In addition, because patent applications are maintained in secrecy for a period of time, there may be pending applications of which we are unaware that may later result in issued patents that our products may infringe. Infringement or other intellectual property claims, regardless of merit or ultimate outcome, can be expensive and time- consuming and can divert management’s attention from our core business. Further, we cannot assure you that competitors will not infringe our patents or trademarks or that we will have adequate resources to enforce our patents and trademarks.

Our business operations could be significantly disrupted if members of our management team were to leave.

Our success depends to a significant degree upon the continued contributions of our senior management. Members of our senior management have extensive manufacturing, finance and engineering backgrounds, and we believe that the depth of our management team is instrumental to our continued success. The loss of any of our key executive officers in the future could significantly impede our ability to successfully implement our business strategy, financial plans, expansion of services, marketing and other objectives.

If we do not maintain good relationships with our employees, our business could be adversely affected by a loss of revenue or increased costs.

Although we consider our current relations with our employees to be good, if major work disruptions were to occur, our business could be adversely affected by, for instance, a loss of revenue or increased costs. As of June 30, 2006, we had approximately 7,300 employees, of which approximately 1,800 employees were subject to a total of nine collective bargaining agreements that expire on various dates between 2006 and 2010.

We are subject to government regulation.

We are subject to government regulation by many U.S. and non-U.S. supranational, national, federal, state and local governmental authorities. In some circumstances, before we may sell some of our products, these authorities must approve these products, our manufacturing processes and our facilities. We are also subject to ongoing reviews of our products and manufacturing processes.

In order to obtain regulatory approval of various new products, we must, among other things, demonstrate to the relevant authority that the product is safe and effective for its intended uses and that we are capable of manufacturing the product in accordance with current regulations. The process of seeking approvals can be costly, time-consuming and subject to unanticipated and significant delays. There can be no assurance that approvals will be granted to us on a timely basis or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate revenue from those products.

New laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our products. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as criminal penalties, which could have an adverse effect on our business, financial condition or results of operations.

The cost of complying with U.S. federal and state environmental laws could be significant and increase our operating costs.

Complying with existing and future environmental laws and regulations that affect our business could impose material costs and liabilities on us. Our manufacturing operations are subject to certain U.S. federal, state, municipal, local and foreign laws, regulations, rules and ordinances relating to pollution and the protection of human health and the environment, including those limiting the discharge of pollutants into the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of, and exposure to, hazardous substances and waste materials. In the ordinary course of business, we are subject to periodic environmental inspections and monitoring by governmental enforcement authorities. We could incur substantial costs, including fines and civil or criminal sanctions, as a result of actual or alleged violations of environmental laws. We may not be, at all times, in compliance with all such requirements. As is the case with manufacturers in general, we have made, and will continue to make, material capital expenditures to comply with environmental requirements. In addition, our production facilities require environmental permits that are subject to revocation, modification and renewal. Violations of environmental permits can result in substantial fines and civil or criminal sanctions. Certain environmental laws and regulations impose joint and several strict liability on responsible parties, including past and present owners and operators of sites, to clean up, or contribute to the cost of cleaning up, sites at which hazardous wastes or materials were disposed or released. If a release of hazardous substances occurs on or from our properties or any offsite disposal location to which we may have sent waste or if contamination from prior activities is discovered at any of our current or former properties, we may be held liable for cleanup costs, natural resource damages and associated transaction costs. We may be subject to such liability even if the actions that led to the release were compliant at the time they occurred or the release resulted from the actions of others. The ultimate costs under environmental laws and the timing of such costs are difficult to predict. Changes in environmental laws and regulations, or the interpretation or enforcement thereof, the discovery of previously unknown contamination or other liabilities relating to our current or former properties and operations could result in significant environmental liabilities that could significantly increase our operating costs.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary” and “Business,” contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “assumption” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statement. These factors include the risks outlined in “Risk Factors” as well as the following:

•	uncertainty as to market growth and consumer demand (including the effect of political and economic events on consumer demand);

•	intense competition in our industry;

•	risks and uncertainty regarding raw material and energy prices (including plastic resin costs);

•	our ability to retain major customers;

•	the risks of currency fluctuations, changes in foreign laws and other risks associated with our international operations;

•	with regard to new product introductions, uncertainty relating to trade, competitive and consumer reactions; and

•	the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the acquisition or divestiture of assets.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this prospectus and, except as required under the U.S. federal securities laws and the rules and regulations of the SEC, we assume no obligation to update or revise them or to provide reasons why actual results may differ.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We sold the outstanding notes to the initial purchasers on February 16, 2006. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. The registration rights agreement requires us to register the exchange notes under the U.S. federal securities laws and offer to exchange the exchange notes for the outstanding notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the U.S. federal securities laws. We are effecting the exchange offer to comply with the registration rights agreement.

Transferability of the Exchange Notes

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you, or the person or entity receiving such exchange notes, is acquiring such exchange notes in the ordinary course of business;

•	neither you nor any such person or entity is participating in or intends to participate in a distribution of the exchange notes within the meaning of the U.S. federal securities laws;

•	neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•	neither you nor any such person or entity is our “affiliate” as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true.

Any holder of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

Each broker-dealer that receives exchange notes in exchange for outstanding notes acquired for its own account through market making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker- dealer in connection with resales of the exchange notes received in exchange for the outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of not less than 180 days after the expiration date for the exchange offer, we will make this prospectus available to broker- dealers for use in connection with any such resale, if requested by the initial purchasers or by a broker-dealer that receives the exchange notes for its own account in the exchange offer in exchange for the outstanding notes, as a result of market-making activities or other trading activities.

Maturity and Interest on the Exchange Notes

Interest on the exchange notes will accrue at a per annum rate of 10% from the most recent date to which interest on the outstanding notes has been paid or, if no interest has been paid, from February 16, 2006.

Interest on the notes will be paid semiannually to holders of record at the close of business on February 15 and August 15 immediately preceding the interest payment date on March 1 and September 1 of each year, commencing on September 1, 2006.

The notes will mature on March 1, 2016.

Terms of the Exchange Offer; Acceptance of Tendered Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                         , 2006. The date of acceptance for exchange of the outstanding notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this prospectus). We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $265,000,000 of exchange notes in exchange for a like principal amount of outstanding notes tendered and accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number from the outstanding notes;

•	the exchange notes will not be subject to transfer restrictions or entitled to registration rights; and

•

the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indenture.

As of the date of this prospectus, $265.0 million aggregate principal amount of the outstanding notes was outstanding. The exchange notes offered will be limited to $265.0 million in aggregate principal amount.

In connection with the issuance of the outstanding notes, we have arranged for the outstanding notes to be issued in the form of global notes through the facilities of The Depository Trust Company, or “DTC” acting as depositary. The exchange notes will also be issued in the form of global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, including accrual of interest, but, subject to a limited exception, will not be entitled to any registration rights under the applicable registration rights agreement. See “Effect of Not Tendering.”

We will be deemed to have accepted validly tendered outstanding notes when and if we have given oral or written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted outstanding notes, at our expense, to the tendering holder as promptly as practicable after the expiration of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of outstanding notes. Tendering holders will also not be required to pay transfer taxes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer as described under the subheading “Solicitation of Tenders; Fees and Expenses.” However, we will not pay any taxes incurred in connection with a holder’s request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See “Transfer Taxes” in this section below.

Expiration Date; Extensions; Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on                         , 2006, or the “expiration date,” unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agent and each registered holder of any extension before 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, delay accepting any tendered outstanding notes or, if any of the conditions described below under the heading “Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of such delay, extension, termination or amendment to the exchange agent.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

If we delay accepting any outstanding notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any outstanding notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Procedures for Tendering Outstanding Notes

We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC’s system may use its Automated Tender Offer Program, or “ATOP,” to tender outstanding notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account relating to the outstanding notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account in accordance with ATOP procedures for transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP procedures, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from a participant tendering outstanding notes that are the subject of the book-entry confirmation and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant. An agent’s message must, in any case, be transmitted to and received or confirmed by the exchange agent, at its address set forth under the caption “Exchange Agent” below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Unless the tender is being made in book-entry form, to tender in the exchange offer, you must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•

mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

By executing the letter of transmittal, you will make to us the representations set forth in the first paragraph under the heading “Transferability of the Exchange Notes.”

All tenders not withdrawn before the expiration date and the acceptance of the tender by us will constitute agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal including an agreement to deliver good and marketable title to all tendered notes prior to the expiration date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

The exchange of outstanding notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged notes to an account maintained with The Depository Trust Company.

Guarantee of Signatures

Signatures on letters of transmittal or notices of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal;

•	for the account of an eligible guarantor institution.

In the event that a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be made by:

•	a member firm of a registered national securities exchange of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States;

•	another eligible guarantor institution.

Signature on the Letter of Transmittal; Bond Powers and Endorsements

If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder’s name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an “eligible guarantor institution.”

If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

Determination of Valid Tenders; Our Rights under the Exchange Offer

All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular note, whether or not similar defects or irregularities are waived in the case of other notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.

Although we intend to request the exchange agent to notify holders of defects or irregularities in tenders of outstanding notes, neither we, the exchange agent nor any other person will have any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

If you desire to tender outstanding notes pursuant to the exchange offer and (1) certificates representing such outstanding notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date, or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such outstanding notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution,” which is defined above under the heading “Guarantee of Signatures.”

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•

the certificates for the tendered notes, in proper form for transfer (or a book entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer at the address set forth herein. Any notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•

identify the outstanding notes to be withdrawn (including the certificate number(s) of the outstanding notes physically delivered) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such notes are to be registered, if different from that of the registered holder.

If the outstanding notes have been tendered under the book entry delivery procedure described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC’s book entry transfer facility.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such outstanding notes in our sole discretion, and our determination will be final and binding on all parties. Any permitted withdrawal of notes may not be rescinded. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “Procedures for Tendering Outstanding Notes.”

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer before the acceptance of the outstanding notes, if:

•	we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; or

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we must use commercially reasonable efforts to obtain the withdrawal or lifting of any stop order at the earliest possible moment.

Effect of Not Tendering

To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will be reduced by the amount so tendered and a holder’s ability to sell untendered outstanding notes could be adversely affected. In addition, after the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer. Because the outstanding notes have not been registered under the U.S. federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of outstanding notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a “shelf” registration statement for a continuous offer of outstanding notes.

Accordingly, the outstanding notes not tendered may be resold only:

•	to us or our subsidiaries;

•	pursuant to a registration statement which has been declared effective under the Securities Act;

•

for so long as the outstanding notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•

pursuant to any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller’s property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

Regulatory Approvals

Other than the U.S. federal securities laws, there are no U.S. federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Solicitation of Tenders; Fees and Expenses

We will bear the expenses of soliciting tenders and are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we may pay the exchange agent reasonable and customary fees for its services and may reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.

Holders who tender their outstanding notes for exchange will not be obligated to pay transfer taxes. However, if:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Transfer Taxes

We will pay all transfer taxes, if any, required to be paid by us in connection with the exchange of the outstanding notes for the exchange notes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted for exchange be returned to, a person other than the registered holder, will be responsible for the payment of any transfer tax arising from such transfer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will be charged to expense in accordance with generally accepted accounting principles.

The Exchange Agent

The Wells Fargo Bank, National Association is serving as the exchange agent for the exchange offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT THE ADDRESS LISTED BELOW. Questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address or telephone number listed below.

By Registered or Certified Mail:	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480
By Overnight Courier or Regular Mail:	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479
By Hand Delivery:	Wells Fargo Bank, N.A. Corporate Trust Services 608 2nd Avenue South Northstar East Building―12th Floor Minneapolis, MN 55402
Confirm by Telephone:	(800) 344-5128

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

Information Regarding the Registration Rights Agreement

As noted above, we are effecting the exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to:

•	use our commercially reasonable efforts to file a registration statement for the exchange offer with the SEC as soon as practicable after February 16, 2006, which was the date on which the outstanding notes were issued, but in no event later than August 15, 2006, and use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act within 365 days after the issue date of the outstanding notes;

•	consummate the exchange offer not later than 30 days after the effectiveness date of the registration statement; and

•

file a shelf registration statement for the resale of the outstanding notes under certain circumstances and use our commercially reasonable efforts to cause such registration statement to become effective under the Securities Act.

The requirements described in the first two bullets above under the registration rights agreement will be satisfied when we complete the exchange offer. However, if we fail to meet any of these requirements, we must pay additional interest on the outstanding notes at a rate of 0.25% per annum for the first 90-day period and an additional 0.25% per annum with respect to each subsequent 90-day period until the applicable requirement has been met, up to a maximum additional interest rate of 1.0% per annum. Following the cure of all such registration defaults, the accrual of additional interest shall cease.

Because we failed to file the exchange offer registration statement by August 15, 2006, an additional 0.25% per annum of interest (for a total interest rate per annum of 10 1⁄2%) on the outstanding notes accrued from August 16 until September 27, 2006, which is the date that the exchange offer registration statement was filed with the SEC, thereby curing the registration default. As of September 27, 2006, the interest rate per annum on our outstanding notes was once again 10 1⁄4%.

Under the registration rights agreement, we have also agreed to keep the registration statement for the exchange offer effective for not less than 20 business days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders.

Our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

This summary includes only the material terms of the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreement, which has been filed as an exhibit to the registration statement relating to the exchange offer and the exchange notes. See “Where You Can Find More Information About Us.”

USE OF PROCEEDS

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The net proceeds from the issuance of the outstanding notes were used to consummate the Acquisition. The outstanding notes bear interest at a rate of 10 1⁄4% per year and mature on March 1, 2016. In consideration for issuing the exchange notes, we will receive in exchange the outstanding notes of like principal amount. The outstanding notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2006.

You should read this table in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes to the financial statements included elsewhere in this prospectus.

As of June 30, 2006
(in millions)
Cash and cash equivalents	$90.5

Long-term debt, including current portion
Revolving credit facility(1)	$ ―
Term loan	$300.0
Floating rate loan	175.0
10 1⁄4% Senior Subordinated Notes	265.0
Discount on 10 1⁄4% Senior Subordinated Notes	(6.4)

Total long-term debt, including current portion	733.6
Total shareholders’ equity	177.1

Total capitalization	$910.7

(1)	As of June 30, 2006, our revolving credit facility provided for additional borrowings of $191.6 million, after giving effect to $8.4 million of letters of credit that are issued and outstanding. The outstanding letters of credit are not reflected in the table above. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations―Principal Credit Facilities” and “Off-Balance Sheet Arrangements.”

UNAUDITED PRO FORMA FINANCIAL DATA

On February 16, 2006, Apollo, through its subsidiary, Holdings, purchased certain equity interests of, and certain assets and liabilities held by direct and indirect operating subsidiaries of, Tyco Group S.a.r.l.

In connection with the Acquisition, affiliates of Apollo and certain members of our senior management contributed $197.5 million in cash to Holdings, which Holdings in turn contributed to us as common equity. The investments in Holdings were allocated between common stock and perpetual preferred stock. On February 16, 2006, in connection with the Acquisition, we issued the outstanding notes in a private placement under Rule 144A and Regulation S of the Securities Act. In connection with the offering of the outstanding notes, we also entered into senior secured credit facilities and the floating rate loan.

The following statements of operations for the year ended September 30, 2005 and the period from October 1, 2005 to February 16, 2006 and the period from February 17, 2006 to June 30, 2006 are based on TP&A’s historical audited and TP&A’s and our unaudited financial statements and give effect to the Transactions as if they had occurred on October 1, 2004.

The unaudited pro forma financial statements include adjustments directly attributable to the Transactions that are expected to have a continuing impact on us. The pro forma adjustments are described in the notes accompanying the unaudited pro forma financial statements and are based upon available information and certain assumptions we believe are reasonable. The unaudited pro forma financial statements do not purport to represent what our results of operations and financial condition would have been had the Transactions actually occurred as of the dates indicated, nor do they project our results of operations for any future period or our financial condition at any future date.

A preliminary evaluation of fair values of inventory and long lived assets was undertaken. As a result of this evaluation, our long lived assets were stepped up by $400.3 million, resulting in increased depreciation and amortization of $17.1 million during the period from February 17, 2006 to June 30, 2006.

The unaudited pro forma financial statements should be read in conjunction with the information included in this prospectus under “Capitalization,” “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with our financial statements and the related notes thereto.

Unaudited Pro Forma Statement of Operations
($ in millions)

	Predecessor								February 17, 2006 to June 30, 2006 Historical
	Year Ended September 30, 2005 Historical	Pro Forma Adjustments		Year Ended September 30, 2005 Pro Forma	October 1, 2005 to February 16, 2006 Historical	Pro Forma Adjustments		October 1, 2005 to February 16, 2006 Pro Forma
Net Revenue	$1,725.2			$1,725.2	$666.9			$666.9	$648.3
Cost of Sales	1,477.4	13.2	(A)	1,490.6	579.0	$4.9	(A)	583.9	587.3

Gross Profit	247.8	(13.2)		234.6	87.9	(4.9)		83.0	61.0

Charges and allocations from Tyco and affiliates	56.4			56.4	10.4			10.4
Selling, general and administrative expenses	124.6	34.1	(B)	158.7	50.0	12.6	(B)	62.6	58.8
Restructuring and impairment charges, net	3.3			3.3	0.6			0.6	0.3

Operating Income	63.5	(47.3)		16.2	26.9	(17.5)		9.4	1.9

Other expenses (income), net	―			―	―			―	(0.6)
Interest expense (income), net	15.7	53.7	(C)	69.4	7.6	19.1	(C)	26.7	33.2

Income (loss) before income taxes	47.8	(101.0)		(53.2)	19.3	(36.6)		(17.3)	(30.7)
Income taxes	3.8	(22.4	)(D)	(18.6)	1.6	(7.7	)(D)	(6.1)	(10.3)

Income (loss) from continuing operations	$44.0	$(78.6)		$(34.6)	$17.7	$(28.9)		$(11.2)	$(20.4)

(A)	Reflects the impact on cost of sales for depreciation related to the purchase accounting fair value adjustment for manufacturing fixed assets as follows.

	Year Ended September 30, 2005	October 1, 2005 to February 16, 2006
Depreciation
Buildings	$3.3	$1.2
Machinery and Equipment	8.2	3.1
Other	1.7	0.6

Total proforma adjustments	$13.2	$4.9

(B)	Selling, General and Administrative proforma adjustments for Fiscal 2005 and the period October 1, 2005 through February 16, 2006 are as follows.

	Year Ended September 30, 2005	October 1, 2005 to February 16, 2006
Depreciation
Buildings	0.1	0.1
Machinery and Equipment	0.4	0.1
Other	0.1	0.0

	0.6	0.2

Amortization
Contracts and customer relationships	25.6	9.6
Technology	2.4	0.9
Licenses and other	4.0	1.5

	32.0	12.0

Management monitor fee	2.5	1.0
Pension costs remaining with Predecessor	(1.0)	(0.6)

Total proforma adjustments	34.1	12.6

(C)	Adjustments for the Transactions over the year ended September 30, 2005 and the period from October 1, 2005 to February 16, 2006, respectively reflect (i) the elimination of $4.9 million and $1.6 million in interest expense associated with the discontinuation of certain predecessor capital lease obligations; (ii) interest expense of $64.2 million and $24.1 million related to the incurrence of indebtedness consisting of the $265.0 million aggregate principal amount of the outstanding notes, the $350.0 million term loan under our senior secured credit facilities and $175.0 million of borrowings under our floating rate loan, at rates assumed to be in effect at the time of the Transactions; (iii) amortization of loan origination fees related to the notes, floating rate loan, term loan and the revolving credit facility,(iv) amortization of deferred finance costs related to the notes, floating rate loan and term loan and elimination of Predecessor inter-company interest expense.

Pro forma interest expense for the year ended September 30, 2005 and the period from October 1, 2005 to February 16, 2006 is calculated as follows:

(in millions)	Twelve Months Ended September 30, 2005	Period from October 1, 2005 to February 16, 2006
Pro forma interest expense:(1)
Senior subordinated notes(2)	$27.2	$10.2
Senior secured term loan(3)	22.3	8.4
Senior secured floating rate loan(4)	13.8	5.2
Revolving credit facility(5)	0.9	0.3

Interest expense before non-cash charges	64.2	24.1
Amortization of loan origination fees and debt issuance costs(6)	2.6	1.0
Amortization of deferred finance costs(7)	3.0	1.1

Total	69.8	26.2
Less historical interest expense on debt	(11.2)	(5.5)
Less interest expense related to discontinued capital leases	(4.9)	(1.6)

Pro forma interest expense adjustment	$53.7	$19.1

(1)	The weighted average interest rate on all new debt is 8.12% based on interest rates indicated below.

(2)	The $265.0 million of the outstanding notes and the exchange notes.

(3)	The $350.0 million term loan due 2013 is expected to have an interest rate of 6.38%, assuming a LIBOR rate of 4.63% plus a margin of 1.75%.

(4)	The $175.0 million in second priority floating rate due 2013 is expected to have an interest rate of 7.88%, assuming a LIBOR rate of 4.63% plus a margin of 3.25%.

(5)

Reflects a 0.5% commitment fee paid on the undrawn portion of the $175.0 million senior secured revolving credit facility. Covalence did not expect to utilize any amounts under this facility at closing of the Acquisition.

(6)	Reflects the amortization of loan origination fees and debt issuance costs over the terms of the respective facilities and notes, which range from seven to ten years.

(7)	Reflects the amortization of deferred finance costs over the terms of the respective facilities and notes, which range from seven to ten years.

A 0.125% change in interest rates would change pro forma interest rate expense over the year ended September 30, 2005, the period from October 1, 2005 to February 16, 2006 and the period from February 17, 2006 to June 30, 2006 by $0.7 million, $0.2 million, and $0.2 million, respectively.

(D)	Adjustments to reflect the estimated tax effect of all pro forma adjustments on the historical results of operations of TP&A as a corporation under Subchapter C of the Internal Revenue Code. Our estimated tax rate used for pro forma purposes as a C corporation is 35.0%, which has been applied to earnings before income taxes, as adjusted for certain permanent tax differences, as follows:

(in millions)	Year Ended September 30, 2005	Period from October 1, 2005 to February 16, 2006
Historical income before income taxes	47.8	19.3
Pro forma adjustments	$(101.0)	$(36.6)

Proforma income (loss) before taxes	(53.2)	(17.3)
Statutory tax rate in the period	35.0%	35.0%
Pro forma income tax benefit	$(18.6)	$(6.1)

SELECTED HISTORICAL FINANCIAL DATA

The following table presents selected historical financial data for our company and TP&A, the predecessor, and should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the respective financial statements and notes to the financial statements included elsewhere in this prospectus.

The selected historical financial data of the predecessor for the years ended September 30, 2003, 2004, and 2005 and as of September 30, 2004 and 2005 have been derived from the audited financial statements of the predecessor included elsewhere in this prospectus. The selected historical financial data as of September 30, 2003 of the predecessor have been derived from the audited financial statement not included elsewhere in this prospectus. These financial statements were prepared in accordance with GAAP. These financial statements have been prepared on a going-concern basis, as if certain assets of TP&A, which we acquired on February 16, 2006, had existed as an entity separate from Tyco during the periods presented. Tyco charged the predecessor operations a portion of its corporate support costs, including engineering, legal, treasury, planning, environmental, tax, auditing, information technology and other corporate services, based on usage, actual costs or other allocation methods considered reasonable by Tyco management. Accordingly, expenses included in the predecessor’s financial statements may not be indicative of the level of expenses which might have been incurred had the predecessor been operating as a separate stand-alone company. See note 1 of the predecessor’s audited financial statements for a discussion of the basis of the predecessor’s financial statements.

The selected historical financial data of the predecessor as of and for the years ended September 30, 2001 and 2002 have been derived from the unaudited financial statements of the predecessor which are not included elsewhere in this prospectus. The selected historical financial data for the period from October 1, 2005 to February 16, 2006 have been derived from the unaudited financial statements of the predecessor which are not included elsewhere in this prospectus. The selected historical financial data for the period from February 17, 2006 to June 30, 2006 and as of June 30, 2006 and for the nine month period ended July 1, 2005 have been derived from our unaudited financial statements included elsewhere in this prospectus. The selected historical financial data of the predecessor as of July 1, 2005 and February 16, 2006 have been derived from the unaudited financial statements of the predecessor which are not included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Results of operations for the interim periods are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

($ in millions)	Predecessor							Successor
	Year ended September 30, 2001	Year ended September 30, 2002	Year ended September 30, 2003	Year ended September 30, 2004	Year ended September 30, 2005	Nine months ended July 1, 2005	Period from October 1, 2005 to February 16, 2006	Period from February 17 to June 30, 2006
Statement of Operations Data:
Net revenue(1)	$1,402.7	$1,455.1	$1,597.8	$1,658.8	$1,725.2	$1,287.3	$666.9	$648.3
Cost of sales	1,074.8	1,154.6	1,344.1	1,366.2	1,477.4	1,107.2	579.0	587.3

Gross profit	327.9	300.5	253.7	292.6	247.8	180.1	87.9	61.0

Charges and allocations from Tyco and affiliates	66.2	100.8	95.3	65.0	56.4	55.1	10.4	―
Selling, general and administrative expenses	95.7	133.3	108.3	130.2	124.6	97.5	50.0	58.8
Restructuring and impairment charges (credits), net	(0.7)	4.4	(0.8)	57.9	3.3	(0.1)	0.6	0.3

Operating income	166.7	62.0	50.9	39.5	63.5	27.6	26.9	1.9

Other expense (income), net	―	―	―	―	―	―	―	(0.6)
Interest expense, net	―	―	6.5	6.3	4.5	3.6	2.1	33.2
Interest expense (income), net―Tyco and affiliates	(24.9)	(0.2)	3.6	(1.7)	11.2	8.3	5.5	―
Income (loss) before income taxes	191.6	62.2	40.8	34.9	47.8	15.7	19.3	(30.7)
Income tax expense (benefit)	1.1	3.2	2.9	2.4	3.8	3.3	1.6	(10.3)
Minority interest	―	―	0.2	0.2	―	―	―	―
Cumulative effect of accounting change	―	―	17.8	―	―	―	―	―

Net income (loss)	$190.5	$59.0	$19.9	$32.3	$44.0	$12.4	$17.7	$(20.4)

Balance Sheet Data (at period end):
Cash and cash equivalents	$7.1	$4.7	$7.9	$3.7	$2.7	$2.8	$4.9	$90.5
Property, plant and equipment, net	244.2	255.8	342.8	291.1	283.1	283.7	275.6	340.8
Total assets	1,276.1	1,403.3	1,283.3	1,215.0	1,206.7	1204.4	1,279.5	1,217.3
Total long-term obligations (at end of period)	―	―	136.5	79.5	―	75.5	―	730.6
Shareholders’ equity	446.5	1,151.2	877.0	822.8	855.1	865.8	877.7	177.1
Cash Flow and other Financial Data:
Net cash provided by (used in) operating activities	$216.1	$146.0	$123.8	$89.2	$117.3	$(25.2)	$(119.2)	$99.2
Net cash provided by (used in) investing activities	(297.4)	(83.9)	(13.2)	(15.5)	(29.2)	(25.2)	(9.1)	(939.1)
Net cash provided by (usedin) financing activities	82.0	(61.5)	(106.8)	(77.7)	(89.2)	49.4	130.6	903.2
Capital expenditures	32.7	31.2	14.6	16.5	32.1	25.2	12.1	11.6

(1)	Net revenue includes related party revenue of $19.0 million, $26.7 million, $25.8 million, $26.0 million and $23.4 million for the years ended September 30, 2001, 2002, 2003, 2004 and 2005, respectively, and related party revenues of $17.3 million, $11.5 million and $0.0 million for the nine months ended July 1, 2005, the period from October 1, 2005 to February 16, 2006, and the period from February 17, 2006 to June 30, 2006, respectively. Additionally, revenue is presented net of certain rebates paid to customers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to the respective financial statements appearing elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations includes periods prior to and following the Acquisition. In addition, the statements in the discussion and analysis with respect to our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” included elsewhere in this prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

The Acquisition

On February 16, 2006, we acquired substantially all of the assets and liabilities of TP&A under a Stock and Asset Purchase Agreement dated December 20, 2005 among Holdings (an affiliate of Apollo), Tyco International Group S.A. and Tyco Group S.a.r.l.

In connection with the Acquisition, affiliates of Apollo and certain members of our senior management contributed $197.5 million in cash to Holdings, which was contributed to us as common equity. The total purchase price consideration paid at the closing of the Acquisition was approximately $916.1 million. The Acquisition was funded with the proceeds from:

•	The investment by affiliates of Apollo and certain members of our senior management in Holdings and the subsequent contribution of the cash proceeds to us as common equity;

•	Our issuance of the $265.0 million outstanding notes;

•	Term loan borrowings under our senior secured credit facilities of $350.0 million (subsequently refinanced as described below under “Principal Credit Facilities”);

•	Borrowings under the floating rate loan of $175.0 million; and

•	Pursuant to the terms of the Stock and Asset Purchase Agreement, a favorable net working capital adjustment of $59.1 million.

Debt Service Obligations

Because we have a significant amount of indebtedness, our ability to generate sufficient cash flow from operations to pay our debt service obligations is a principal focus of management in our business planning and budgeting. Among the important factors that affect our cash flow is the extent to which we can offset the impact of polyethylene resin costs in our Covalence Plastics business unit by maintaining a stable material spread, which is the difference between selling prices and resin costs on a per-pound basis. As discussed in more detail below under “Polyethylene Resin Costs,” our maintenance of a stable material spread is challenged in periods of rapid changes in raw material costs. In addition, our ability to generate cash flow will be affected by our ability to expand upon efficiencies resulting from the cost reduction program initiated by TP&A in fiscal 2003 and continued through fiscal 2004 and 2005, as discussed in more detail below under “Cost Reduction Program.”

During the period from February 17, 2006 to June 30, 2006, we generated cash flow from operations of $99.2 million, which enabled us to reduce the amount of our term loan from $350.0 million to $300.0 million. However, improved primary working capital items, namely inventory turnover and accounts payable, offset by an increase in accounts receivable, contributed $73.5 million to our cash flow from operations during this period. We anticipate that we will continue to generate sufficient cash flow to service our indebtedness over the next several years.

Historical Ownership by Tyco

In fiscal 2002, Tyco formally combined its plastics, adhesives and coated products businesses into one division, TP&A, in order to benefit from common manufacturing expertise, raw material purchasing scale and an overlap of customers. As a result of operating as a division of Tyco historically, TP&A’s financial statements in this prospectus include charges and allocations of certain Tyco corporate overhead totaling $95.3 million, $65.0 million and $56.4 million for fiscal 2003, 2004 and 2005, respectively and $55.1 million and $10.4 million for the nine months ended July 1, 2005 and June 30, 2006 respectively. These charges and allocations include (i) administrative fees for an accounts receivable securitization, (ii) administrative fees for resin purchases made through a corporate procurement program, (iii) royalties and license charges for the use of certain intellectual property and other intangible assets and (iv) management fees for certain services provided to us, primarily related to corporate shared services including treasury, income tax, legal, internal audit, human resources, and risk management functions. We do not believe that these historical charges and allocations are representative of expenses that we have incurred since closing or will incur as a stand-alone entity in the future.

The accounts receivable securitization program was terminated on May 25, 2005, and the resin purchasing program was terminated in anticipation of the Acquisition with all related contracts assigned to us. The termination of the resin purchasing program on October 1, 2005 and assignment of the contracts to us did not change the volume commitments or pricing for our procurement of resin, but eliminated the administrative fees formerly assessed by Tyco for participation in the program. Inventory and accounts payable balances related to in-transit resin, which were previously held on Tyco’s balance sheet until the resin was delivered to TP&A’s facilities, have been carried on our balance sheet following the Acquisition. These inventory and accounts payable balances are equal to each other in value. In addition, the rights to intellectual property and other intangible assets that were subject to the license and royalty agreements reverted to us in conjunction with the Acquisition, and the license and royalty agreements have been terminated. Finally, management fees charged to TP&A were historically allocated to TP&A based on TP&A net revenue and not the actual headcount or hours of service dedicated to TP&A’s business. As a result, these management fees are not representative of the costs that we have incurred since closing or that we actually incur in order to replicate these services as a stand-alone entity in the future.

Business

As of June 30, 2006, we operated in the following reportable segments:

Plastics

Covalence Specialty Materials Corp. (“Plastics”) manufactures and sells primarily polyethylene-based film products. Its principal products include trash bags, drop cloths, agricultural film, stretch film, shrink film and custom packaging film. We are one of the largest producers of plastic trash bags, stretch film and plastic sheeting in the United States, utilizing over 1.3 billion pounds of polyethylene resin per year. Our Ruffies® trash bags are the largest selling brand of retail trash bags in the United States. Plastics products are used principally in the agricultural, horticultural, institutional, foodservice and retail markets.

Adhesives

Covalence Specialty Adhesives (“Adhesives”) manufactures and sells tape, adhesive and corrosion protective products. Its principal products include splicing/laminating tapes, flame-retardant tapes, vinyl-coated tapes, and a variety of other specialty tapes, including carton sealing, double-faced cloth, masking, mounting and OEM medical tapes. Adhesives products are used principally in the industrial, construction, aerospace, automotive, HVAC, medical and retail markets.

Coatings

Covalence Specialty Coatings (“Coatings”) manufactures and prints a wide variety of high-quality flexible packaging, barrier, building and material handling products in a wide range of substrates and basic weights of paper, film, foil and woven and non-woven fabrics. Coatings are used in the residential building, industrial, food packaging, healthcare and military markets.

Polyethylene Resin Costs

Polyethylene resin is our primary raw material, representing the majority of our raw material expenditures. We purchase approximately 1.3 billion pounds of polyethylene resin annually. Polyethylene resins are widely available in the world market and prices are primarily a function of world supply and demand as well as movements in the cost of production inputs such as crude oil, natural gas and ethylene. Over the past three fiscal years, polyethylene resin costs have increased significantly, driven by increased demand for resin and rising prices for crude oil, natural gas and ethylene. Throughout 2005, resin prices increased by 30% to an all-time high due to rising feedstock prices and supply constraints largely driven by hurricanes Katrina and Rita. The resin supply constraints, particularly for high density polyethylene and metallocene grades of linear low density polyethylene, caused shortages of raw materials that TP&A needed to manufacture certain products to fulfill customers’ demands in the fourth calendar quarter of 2005. These shortages impacted the volume of product TP&A was able to produce and its net revenue from the sale of certain of our plastic products, particularly in certain institutional, custom and stretch film product groups. As resin supply began to normalize in December 2005, TP&A’s volume and net revenue began to return to more normalized levels. During 2006, polyethylene resin costs have fluctuated while supply has stabilized.

We seek to offset the impact of raw material cost inflation by passing those costs along to our customers and have been largely successful over time in our Plastics segment in maintaining a stable material spread, which is the difference between selling prices and resin costs. However, in periods of rapid increases in raw material costs, such as 2005, lags between raw material cost increases and the realization of price increases to customers can temporarily reduce our material spread, which, over time, we expect to normalize. As polyethylene resin prices begin to decline from their peak levels, as TP&A experienced in December 2005, our ability to further increase product prices typically becomes more limited, which can temporarily reduce margins. In addition, at the outset of a declining resin price environment, certain customers may opt to temporarily postpone a portion of their volume to benefit from potential future reductions in the price of our products. These trends typically normalize after one to two quarters. Over time, we expect to benefit from a declining resin environment both in terms of a normalization of our material spread, as our product prices fall less quickly and a reduction of the level of working capital investment required to run our business.

Polyethylene resin prices in the first calendar quarter of 2006 decreased moderately from their high levels reached in the fourth quarter of 2005 due principally to the elimination of supply constraints caused by the September 2005 Gulf of Mexico hurricanes. However, in the second calendar quarter of 2006, resin prices have started to increase as the price of resin feedstocks have continued to increase, due primarily to world oil prices. New polyethylene resin production capacity is expected to come on-line beginning in 2007 and continuing through 2010, primarily in the Middle East and Asia. CMAI estimates that a resulting increase in global production capacity will reduce the prices of polyethylene resin.

Net Revenue

We generate gross revenue through the sale of products to a wide array of customers. Provisions for certain rebates, sales incentives, trade promotions, coupons, product returns and discounts to customers are accounted for in the same period in which the related sales are recorded. Certain provisions are estimated based on historical factors. These items are subtracted from gross revenue in calculating net revenue. See “Critical Accounting Policies and Estimates―Revenue Recognition” for a further discussion of revenue.

Net revenue is impacted both by the volume of product sold and prices. Prices generally fluctuate with resin costs, in particular in our Plastics operating segment, as a result of our strategy to maintain a stable material spread. Net revenue may increase or decrease due to changes in resin costs. If we are successful in maintaining or increasing our material spread, changes in resin prices will have a minimal impact on the underlying profitability of our business over time. Given the changes in net revenue that we experience as a result of increases and decreases in our resin costs, we do not generally manage, measure or analyze our business and results on a percentage-of-sales basis, or our net revenue changes on a year-over-year percentage basis.

Other Operating Expenses

In addition to resin costs, cost of sales includes other material costs such as natural and butyl rubber, tackifying resins, raw cotton and woven and non-woven cloth and foil. Also incurred are direct labor costs, plant and related work force costs, freight costs, research and development costs, and other fixed and variable manufacturing costs. Our selling, general and administrative expenses include direct selling expenses including advertising/promotion and sales commissions as well as administrative overhead primarily consisting of personnel costs. Such expenses are associated with personnel involved in functions such as executive management, accounting, finance, information systems and technology, human resources, sales, marketing and procurement. TP&A began a cost reduction program focused on the elimination of certain manufacturing facilities, product line rationalization and reduction of personnel costs in fiscal 2003 and substantially completed such actions in fiscal 2005, for which it incurred restructuring charges. See “Cost Reduction Program” below.

Cost Reduction Program

In fiscal 2003, TP&A initiated a restructuring program to rationalize its cost structure. In the fiscal years 2004 and 2005, TP&A took the following actions:

•	closed 11 of its 48 manufacturing facilities (TP&A subsequently opened one manufacturing facility in India) and reduced the number of SKUs produced;

•	reduced headcount by approximately 12%; and

•	implemented programs designed to identify and reduce variation in our manufacturing and operations, and introduced lean manufacturing processes to reduce costs.

The plant rationalization discussed above did have an impact on TP&A’s volume and profitability in fiscal 2005 as the transition of production required TP&A to incur moving and start-up costs. Currently, all affected products have been moved, and the related start-up costs have been fully incurred. In addition to these cost reduction efforts, TP&A took actions in fiscal years 2004 and 2005 to continue to improve the overall strength of its product portfolio and proactively eliminated certain SKUs. We believe we have additional opportunities to further reduce our costs and improve efficiency. Below is a summary of our restructuring activity and reserves for the actions referred to above (in millions):

	Employee Severance and Benefits		Facilities Exit Costs		Other		Non-cash Charges		Total
Balance at September 30, 2003		$0.7	$	―	$	―	$	―	$0.7
Charges		11.1		14.2		3.4		29.2	57.9
Utilization		(8.4)		(11.0)		(3.4)		(29.2)	(52.0)

Balance at September 30, 2004		3.4		3.2		―		―	6.6
Charges, net(a)		2.4		2.4		―		―	4.8
Utilization		(3.3)		(4.6)		0.3		―	(7.6)
Transfers/reclass		(0.3)		0.6		(0.3)		―	―

Balance at September 30, 2005		2.2		1.6		―		―	3.8
Transferred to Tyco		(1.3)		―		―		―	(1.3)
Charges		―		1.3		―		―	1.3
Utilization		(0.9)		(2.1)		―		―	(3.0)

Balance at June 30, 2006	$	―		$0.8	$	―	$	―	$0.8

(a)	During fiscal 2005, TP&A recorded a credit for previously impaired property, plant and equipment of $1.5 million, which was sold for amounts higher than previously estimated.

Effective Tax Rate

Following the Acquisition, we are being taxed at the U.S. corporate level as a C-Corporation and are recording an income tax obligation at a rate comparable to the U.S. federal and state statutory rates, which are currently estimated to be approximately 35%. Our effective tax rate (“ETR”) is dependent on many factors including: the impact of enacted tax laws in jurisdictions in which we operate; the amount of earnings by jurisdiction, due to varying tax rates in each country; and our ability to utilize foreign tax credits related to foreign taxes paid on foreign earnings that will be remitted to the U.S.

Based on our assessment of the above factors, the ETR for our continuing operations for the period beginning February 17, 2006 and ending June 30, 2006 is a benefit of approximately 35%.

Prior to the Acquisition, TP&A’s business activities in the United States were historically conducted through partnership entities. These partnerships were treated as “flow-through” entities for U.S. income tax purposes, meaning that the partnerships themselves are not subject to income tax and that only the partners pay tax on their relevant share of partnership income. Accordingly, TP&A did not compute, and TP&A’s unaudited consolidated financial statements do not include, a tax provision on the income or losses of the U.S. operations. TP&A’s consolidated financial statements reflect a provision for non-U.S. income taxes based on income as if it had been subject to income tax on a separate return basis. The non-U.S. income tax provision relates to U.S. federal and provincial income taxes in Belgium, Canada, Korea and Mexico. The income tax provision was computed in accordance with SFAS No. 109 and is based on current tax rates.

Critical Accounting Estimates

The preparation of our financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. The following accounting policies involve the application of judgments and assumptions made by management that include inherent risks and uncertainties. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstances giving rise to such changes occur.

Revenue Recognition. Revenue from the sales of products is recognized at the time title and risks and rewards of ownership pass (either when the products reach the free-on-board shipping point or destination depending on the contractual terms), the sales price is fixed and determinable and collection is reasonably assured. Provisions for certain rebates, sales incentives, trade promotions, coupons, product returns and discounts to customers are accounted for as reductions in determining sales in the same period the related sales are recorded. These provisions are based on estimates derived from current program requirements and historical experience. To the extent that actual experience is different from management’s estimates, an adjustment to the previously recorded amount would be necessary.

Asset Valuation. Impairment assessments involve various estimates and assumptions as follows:

Long-lived assets and other identified intangible assets. We periodically evaluate the net realizable value of long-lived assets, including property, plant and equipment and amortizable intangible assets, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. When indicators of potential impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying business. An impairment in the carrying value of an asset is recognized whenever identifiable anticipated future cash flows (undiscounted) from an asset are estimated to be less than its carrying value.

The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value determined on a discounted cash flow basis. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk. Changes to these underlying assumptions could cause us to realize impairment charges.

Goodwill. Tyco assessed TP&A’s goodwill for impairment at least annually and as triggering events occurred. In making this assessment, management relied on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and market place data. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment.

Following the Acquisition, we did not record goodwill as the fair value of the acquired net assets exceeded the purchase price.

Recent Accounting Pronouncements

Effective January 1, 2003, Tyco adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which is effective for exit or disposal activities that are initiated after December 31, 2002. This statement nullifies the FASB’s Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement requires that liabilities associated with exit or disposal activities be recognized and measured at fair value when incurred as opposed to at the date an entity commits to the exit or disposal plans. The initial adoption of this new standard did not have a material impact on TP&A’s results of operations, financial position or cash flows.

Effective January 1, 2003, Tyco adopted SFAS No. 148, “Accounting for Stock-Based Compensation―Transition and Disclosure,” which amends SFAS No. 123, “Accounting for Stock-Based Compensation” to provide transition methods for a voluntary change to measuring compensation cost in connection with employee share option plans using a fair value based method. The Statement also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures about the method of accounting for compensation cost associated with employee share option plans, as well as the effect of the method used on reported results.

In January 2003, the FASB issued FASB Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities” (revised December 2003 as FIN No. 46R). FIN No. 46R further explains how to identify Variable Interest Entities (“VIE”) and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interest and results of VIE in its financial statements. Tyco adopted FIN No. 46R as of October 1, 2003. As a result, the predecessor reclassified two synthetic lease programs used to finance capital expenditures for manufacturing machinery and equipment as capital leases.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued a revision to SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to improve financial statement disclosure for defined benefit plans. This statement requires additional disclosures about the assets (including plan assets by category), obligations and cash flows of defined benefit pension plans and other defined benefit postretirement plans. Tyco adopted the revised SFAS No. 132 during 2004.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of Accounting Research Bulletin No. 43, Chapter 4.” SFAS No. 151 amends Accounting Research Bulletin No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Effective October 1, 2005, Tyco has adopted SFAS No. 151, which had no material impact on TP&A’s results of operations, financial position or cash flows.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”) that requires compensation costs related to share-based payment transactions to be recognized in the financial statements. The compensation cost is measured based on the grant-date fair value and is recognized over the service period. SFAS No. 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”)

Opinion No. 25, “Accounting for Stock Issued to Employees.” Pro forma disclosure regarding the effect on net income as if TP&A had applied the fair value method of accounting for stock-based compensation is presented in the Employee Share Option Plans section in footnote 9 to the audited financial statements included elsewhere in this prospectus. Effective October 1, 2005, Tyco adopted the provisions of SFAS No. 123R using the modified prospective method. This method requires that compensation expense be recorded for all unvested options over the related vesting period beginning in the quarter of adoption. Tyco previously applied the intrinsic value based method prescribed in APB Opinion No. 25 in accounting for employee stock-based compensation. The adoption of SFAS 123R resulted in a pre-tax charge to earnings for TP&A of $1.7 million for the period October 1, 2005 through February 16, 2006.

In December 2004, the FASB issued FASB Staff Position No. 109‑1 (“FSP 109‑1”), “Application of FASB Statement No. 109, Accounting for Income Taxes (“SFAS No. 109”) to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”, which provides guidance on the American Jobs Creation Act of 2004 (the “Act”). The Act provides a tax deduction for income from qualified domestic production activities. FSP 109‑1 provides for the treatment of the deduction as a special deduction as described in SFAS No. 109. As such, the deduction will have no effect on existing deferred tax assets and liabilities. The impact of the deduction is to be reported in the period in which the deduction is claimed on our U.S. tax return. We plan to adopt FSP 109‑1 in fiscal 2007 and expect it to decrease our effective tax rate.

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. We will adopt FIN 47 by the end of fiscal 2006 and do not expect it to have a significant impact on our results of operations, financial position or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaces Accounting Principles Board Opinion No. 20 (“APB No. 20”), “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application of changes in accounting principle to prior periods’ financial statements, unless it is impracticable to determine either the period‑specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We will adopt SFAS No. 154 for the fiscal year ending September 30, 2006 and do not expect it to have an impact on our results of operations, financial position or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides measurement and recognition guidance related to accounting for uncertainty in income taxes. FIN 48 also requires increased disclosure with respect to the uncertainty in income taxes. The Company will adopt the provisions of FIN 48 on October 1, 2007, as required, and is currently evaluating the impact of such adoption on its financial statements.

Discussion of Our Results of Operations for the Period Ended June 30, 2006

Net Revenue. Net revenue for the period February 17, 2006 to June 30, 2006 was $648.3 million. Net revenue for the period was impacted by pricing actions, which had been implemented to offset inflation in raw materials, particularly in polyethylene resin, in our Plastics and Adhesives businesses. Additionally, net revenue was favorably impacted by our Adhesives operating segment’s volume growth.

Cost of Sales. Cost of goods sold for the period February 17, 2006 to June 30, 2006 was $587.3 million. Cost of goods sold was adversely impacted by significant inflation in raw materials driven by polyethylene resin, step up in value of inventory ($6.8 million) and increased depreciation costs ($4.9 million) as a result of purchase price allocations in connection with the Acquisition and increased freight rates resulting from higher fuel prices. The effect of these items was partially offset by the favorable impact of our cost reduction and manufacturing efficiency programs.

Gross Profit. Gross profit for the period February 17, 2006 to June 30, 2006 was $61.0 million. Gross profit was negatively impacted by raw material inflation and the impact of purchase method of accounting attributable to the Acquisition. Partially offsetting these costs were the continuing benefits of the Company’s cost reduction programs and the pricing actions previously mentioned.

Selling, General and Administration Expenses. Selling, general and administrative expenses for the period February 17, 2006 to June 30, 2006 were $58.8 million. Items negatively impacting selling, general and administration expenses included the increase impact of depreciation and amortization ($12.2 million) from purchase method of accounting attributable to the Acquisition, executive severance expense ($2.9 million) and management fee ($1.5 million) to our principal owner.

Operating Income. Operating income for the period February 17, 2006 to June 30, 2006 was $1.9 million. Operating income was negatively impacted by resin raw material inflation, increase in inventory cost and higher depreciation and amortization costs resulting from purchase price allocation in connection with the Acquisition, executive severance and management fees partially offset by the favorable impact of our cost reduction and manufacturing efficiency programs.

Discussion of TP&A’s Results of Operations for the Period from October 1, 2005 to February 16, 2006

Net Revenue. Net revenue for the period from October 1, 2005 to February 16, 2006 was $666.9 million. Net revenue for the period reflects pricing actions, implemented to offset inflation in raw materials, particularly in polyethylene resin, in TP&A’s Plastics and Adhesives businesses.

Cost of Sales. Cost of goods sold for the period from October 1, 2005 to February 16, 2006 was $579.0 million. Cost of goods sold was adversely impacted by significant inflation in raw materials, principally polyethylene resin, and increased freight rates resulting from higher fuel prices. The effect of these items were partially offset by the favorable impact of TP&A’s cost reduction and manufacturing efficiency programs.

Gross Profit. Gross profit for the period from October 1, 2005 through February 16, 2006 was $87.9 million. Gross profit was negatively impacted by raw material inflation, partially offset by the continuing benefits of TP&A’s cost reduction programs and the pricing actions previously mentioned.

Selling, General and Administrative expenses. Selling, general and administrative expenses for the period from October 1, 2005 to February 16, 2006 was $50.0 million. Items favorably impacting selling, general and administrative expenses included lower Tyco administration fees as a result of the elimination of the receivables factoring and resin purchasing programs, partially offset by stock option expense following Tyco’s adoption of Statement of Financial Accounting Standards No. 123 (revised).

Operating Income. Operating income for the period from October 1, 2005 to February 16, 2006 was $26.9 million. Operating income was negatively impacted by resin raw material inflation, partially offset by the favorable impact of our TP&A’s reduction and manufacturing efficiency programs.

Discussion of TP&A’s Results of Operations for the Nine Months Ended July 1, 2005

Net Revenue. Net revenue for the nine months ended July 1, 2005 was $1,287.3 million. Net revenue for the period was impacted by increase in pricing to offset inflation in polyethylene resin and higher volume in TP&A’s Adhesives segment due to successful introduction of new products, partially offset by lower volumes in the Plastics and Coated Product segments. These lower volumes resulted from plant rationalization as well as reduction in non-profitable products.

Cost of Sales. Cost of goods sold for the nine months ended July 1, 2005 was $1,107.2 million. Cost of goods sold was impacted by significant inflation in raw materials due to polyethylene resin costs, increased freight rates and unfavorable manufacturing results as a result of completion of the plant rationalization plan, partially offset by the positive impact of TP&A’s cost reduction and manufacturing efficiency plans.

Gross Profit. Gross profit for the nine months ended July 1, 2005 was $180.1 million. Gross profit was negatively impacted by significant raw material inflation, as well as volume shortfalls principally in TP&A’s Coated Products segment.

Selling, General and Administrative expenses. Selling, general and administrative expenses for the nine months ended July 1, 2005 was $97.5 million. Items favorably impacting selling, general and administrative expenses included the completion of restructuring activities started in 2004, partially offset by general inflation and increase in sales and technical marketing headcount in TP&A’s Adhesives segment.

Operating Income. Operating income for the nine months ended July 1, 2005 was $27.6 million. Operating income was favorably impacted by completion of restructuring activities and increase in pricing in TP&A’s Plastics segment, partially offset by resin raw material inflation, higher freight costs and volume reduction in TP&A’s Coated Products segments.

Comparison of TP&A Results of Operations―Fiscal 2005 and Fiscal 2004

Net Revenue. Net revenue for fiscal 2005 was $1,725.2 million, an increase of $66.4 million, or 4.0%, over the $1,658.8 million recorded in fiscal 2004. The increase was due primarily to price increases implemented to offset significant raw material inflation, particularly in polyethylene resins. Partially offsetting this increase was a decrease in volume primarily in TP&A’s Plastics and Coated Products segments. Plastics net revenue increased by $68.9 million, or 6.5%, in 2005, as a result of management actions to implement price increases. These price increases in the Plastics segment were partially offset by a decline in volume as a result of the plant rationalization program, which reduced certain SKUs as well as proactive management actions to eliminate business with certain customers that did not generate acceptable profit margins. TP&A’s Adhesives operating segment’s net revenue increased by $19.2 million, or 6.0%, in 2005, due to the successful introduction of several new products, price increases and strong volume for corrosion protection products. These increases were offset by a $17.7 million decline in TP&A’s Coated Products operating segment’s net revenue due to volume shortfalls in two product categories, which TP&A addressed through actions described in the discussion of gross profit below.

Cost of Goods Sold. Cost of goods sold for fiscal 2005 of $1,477.4 million increased by $111.2 million, or 8.1%, from $1,366.2 million for fiscal 2004. This increase was primarily due to significant raw material inflation, particularly in polyethylene resin, as well as in natural rubber, cotton, paper/lumber and other raw material inputs. Cost of goods sold also increased as a result of increases in freight costs and plant manufacturing variances resulting from moving and start-up costs related to the plant rationalization program. Partially offsetting the increases in manufacturing costs was the continued positive impact of the cost reduction and manufacturing efficiency programs, which delivered cost savings through scrap reduction, improved throughput yield and improved material usage.

Gross Profit. Gross profit for fiscal 2005 was $247.8 million, a $44.8 million decrease, or 15.3%, from $292.6 million for fiscal 2004. The gross profit reduction was principally attributable to TP&A’s Coated Products segment, which represented 15% of TP&A’s total gross profit in fiscal 2005 and accounted for $23.2 million of the decrease. This decrease resulted from volume shortfalls in two product categories, significant raw material inflation that was not passed through to customers and manufacturing issues in certain facilities. TP&A undertook significant actions to try to improve the profitability of this business, including management and other personnel changes. The remaining decline in gross profit resulted from items previously discussed.

Charges and Allocations from Tyco. Charges and allocations from Tyco for fiscal 2005 decreased by $8.6 million, or 13.2%, to $56.4 million from $65.0 million for fiscal 2004. The decrease was due primarily to an adjustment in fiscal 2004 of royalty fees charged by Tyco and the termination of the Tyco accounts receivable securitization program in May 2005.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by $5.6 million, or 4.3%, to $124.6 million for fiscal 2005 compared with $130.2 million for fiscal 2004. The decrease was primarily due to (i) the benefit of a July 2005 cost rationalization program, which resulted in a 3% headcount reduction, (ii) lower legal expenses, and (iii) reduced consulting fees. This decrease was partially offset by general inflation and increased selling and commission costs due to average selling price increases, as well as targeted headcount additions in TP&A’s Adhesives segment for sales and technical marketing resources to position the business for future growth opportunities.

Restructuring and Impairment Charges. In fiscal 2005, TP&A incurred restructuring and impairment charges of $3.3 million compared with $57.9 million in the comparable period in fiscal 2004. The fiscal 2005 restructuring charges included employee severance of $2.4 million related to headcount reductions and facility-exit costs of $2.4 million partially offset by proceeds of $1.5 million received from sales of previously impaired plant and equipment. The significant year-over-year decline in restructuring charges is due to the significant plant reduction efforts accomplished during fiscal 2004.

Operating Income. Operating income for fiscal 2005 increased $24.0 million, or 60.7%, to $63.5 million from $39.5 million in fiscal 2004. The increase was primarily due to the benefit of lower restructuring charges, increased selling prices and lower selling, general and administrative expenses partially offset by increases in raw material and freight costs, the volume reduction in TP&A’s Coated Products segment, increases in manufacturing costs and unfavorable fixed overhead absorption due to the restructuring actions discussed above.

Interest Expense, net. Interest expense, net for fiscal 2005 was $15.7 million, an increase of $11.1 million from $4.6 million in fiscal 2004. The increase was due primarily to an increase in an inter- company liability due to Tyco offset by the expiration of a capital lease program with an affiliate of Tyco in 2005. The equipment under the lease was transferred to TP&A upon expiration of the program.

Comparison of TP&A Results of Operations―Fiscal 2004 and Fiscal 2003

Net Revenue. Net revenue for fiscal 2004 was $1,658.8 million, an increase of $61.0 million, or 3.8%, over the $1,597.8 million recorded in fiscal 2003. The increase was due primarily to price increases in the Plastics segment to offset resin inflation and volume increases in TP&A’s Plastics and Coated Products segments. Plastics net revenue increased by $49.4 million, or 4.9%, to $1,060.3 million in 2004 compared to $1,010.9 million in 2003. This increase reflected increases in average selling prices as well as volume of product sold. The Plastics segment’s do-it-yourself, institutional and stretch film product groups experienced strong pricing and volume growth in fiscal 2004 compared with fiscal 2003.

Cost of Goods Sold. Cost of goods sold for fiscal 2004 was $1,366.2 million, an increase of $22.1 million, or 1.6%, from $1,344.1 million in fiscal 2003. The increase in cost of goods sold was due to increases in the cost of resin, inflation in other key raw materials and increased production costs, partially offset by benefits derived from TP&A’s restructuring activities and productivity efforts.

Gross Profit. Gross profit for fiscal 2004 was $292.6 million, an increase of $38.9 million, or 15.3%, from $253.7 million in fiscal 2003. The increase in gross profit was primarily attributable to the cost reduction efforts described above as well as revenue growth in TP&A’s Plastics and Coated Products operating segments.

Charges and Allocations from Tyco. Charges and allocations from Tyco decreased $30.3 million, or 31.8%, to $65.0 million in fiscal 2004 from $95.3 million in fiscal 2003. The decrease was due to a reduction in the transfer price charged for the resin purchasing program. See Note 8 to TP&A’s audited combined financial statements for further discussion of charges and allocations from Tyco.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $21.9 million, or 20.2%, to $130.2 million in fiscal 2004 from $108.3 million in fiscal 2003. The increase was primarily attributable to additional headcount associated with expanding the management team, upgrading corporate functions including finance, human resources and environmental, health and safety and implementing TP&A’s manufacturing and operating efficiency improvement program.

Restructuring and Impairment Charges (Credits), net. In fiscal 2004, TP&A recorded restructuring charges of $57.9 million compared to a credit of $0.8 million in fiscal 2003. The charges in 2004 included $31.7 million related to TP&A’s closing of 11 existing manufacturing facilities as well as certain distribution facilities primarily in the United States and the termination of 1,553 employees. In addition, TP&A recorded charges of $26.2 million in fiscal 2004 for the impairment of property, plant and equipment within the exited facilities.

Operating Income. Operating income decreased $11.4 million, or 22.4%, to $39.5 million in fiscal 2004 from $50.9 million in fiscal 2003. The decrease was primarily attributable to restructuring charges of $57.9 million and the upgrade of general and administrative functions in fiscal 2004, partially offset by improvement in gross margin of $38.9 million, reflecting restructuring and productivity savings and a decrease in corporate allocations of $30.3 million.

Interest Expense, net. Interest expense decreased $5.5 million, or 54.5%, to $4.6 million in fiscal 2004 from $10.1 million in fiscal 2003. The decrease was primarily due to a decline in the outstanding liability due to Tyco from fiscal 2003 to fiscal 2004. The deferred interest expense was recorded during fiscal 2005.

Liquidity and Capital Resources

At June 30, 2006, we had cash and cash equivalents of approximately $90.5 million. Currently, we generate cash primarily from our operating activities. We have a Senior Secured Credit Facility, which provides for up to $200.0 million in revolving credit borrowings, of which $191.6 million was available for borrowing at June 30, 2006. We have not yet utilized any of the revolving credit facility for borrowings. Our principal uses of cash are operating expenses, capital expenditures, debt service and working capital needs.

Cash Flows from Operating Activities

During the period from February 17, 2006 to June 30, 2006, we generated $99.2 million of net cash in operating activities principally due to improved inventory turnover and accounts payable terms.

TP&A net cash usage during the period from October 1, 2005 to February 16, 2006 was $ 119.2 million, principally due to changes in raw material purchases and payment terms as a result of the discontinuance of the resin purchasing agreement with Tyco prior to the Acquisition. TP&A net cash usage for the period ended July 1, 2005 was $25.2 million, principally due to normal working capital fluctuations.

Net cash provided by TP&A operating activities increased to $117.3 million for the year ended September 30, 2005, as compared to net cash provided by operating activities of $89.2 million for the year ended September 30, 2004. The improvement was due to a reduction in cash payments made for the fiscal 2005 restructuring plan of $7.6 million compared to the fiscal 2004 restructuring plan payments of $22.8 million, as well as decreases in working capital (exclusive of cash). Working capital was reduced in fiscal 2005 through efforts to improve receivable and payable days outstanding, offset by an increase in the average cost of polyethylene resin. In addition, due to supply chain disruptions as a result of the hurricanes in the fall of 2005, TP&A’s inventory volume was lower than normal.

Net cash provided by TP&A’s operating activities decreased to $89.2 million for the year ended September 30, 2004, compared to net cash provided by operating activities of $123.8 million for the year ended September 30, 2003. The decrease in cash provided by operating activities was primarily due to cash payments of $22.8 million in fiscal 2004 associated with TP&A’s restructuring activities and increases in working capital (exclusive of cash).

Cash Flows from Investing Activities

During the period from February 17, 2006 to June 30, 2006, we used $939.1 million of net cash in investing activities, due to the Acquisition, net of cash acquired for $889.2 million and investments in capital expenditures of $11.6 million during the period. During the period from October 1, 2005 to February 16, 2006, TP&A used $12.1 million of net cash in investing activities for capital expenditures. During the period ended July 1, 2005, TP&A used cash in investing activities of $25.2 million for capital expenditures.

Net cash used for TP&A’s investing activities was $29.2 million for the year ended September 30, 2005, as compared to $15.5 million for the year ended September 30, 2004. The increase was due to increases in capital expenditures from $16.5 million in fiscal 2004 to $32.1 million in fiscal 2005 as a result of investments in new products in TP&A’s Plastics and Adhesives segments, safety upgrades in manufacturing facilities and replacement and upgrades to certain aged equipment.

Net cash used for TP&A’s investing activities was $15.5 million for the year ended September 30, 2004, compared to $13.2 million for the year ended September 30, 2003. The increase was due to additional replacement and upgrade capital expenditures on TP&A’s property, plant and equipment of $2.3 million.

Cash Flows from Financing Activities

During the period from February 17, 2006 to June 30, 2006, we generated net cash of approximately $903.2 million in our financing activities due principally to the issuance of long-term debt of $783.4 million and equity contributions of $197.5 million in connection with the Acquisition partially offset by voluntary prepayments of long-term debt totaling $50.0 million.

During the period from October 1, 2005 to February 16, 2006, cash generated from TP&A’s financing activities was $130.6 million due to the change in the resin purchasing arrangement with an affiliate of Tyco prior to the Acquisition described above, partially offset by the retirement of outstanding capital lease obligations.

In fiscal 2005, TP&A used $89.2 million in financing activities. These activities primarily resulted from a reduction in capital lease obligations of $61.1 million. In fiscal 2004 and 2003, TP&A used $77.7 million and $106.8 million, respectively, in financing activities as TP&A returned cash to Tyco.

Principal Credit Facilities

Senior Secured Credit Facilities

In connection with the Acquisition, we entered into a senior secured credit facilities, which included a term loan in the amount of $350.0 million with a maturity date of February 16, 2013 and a revolving credit facility of up to $175.0 million with a maturity date of February 16, 2012. On May 18, 2006, we refinanced our senior secured credit facilities, which now consist of a new term loan in the principal amount of $300.0 million and a new revolving credit facility which provides borrowing availability equal to the lesser of (a) $200.0 million or (b) the borrowing base ($232.4 million as of June 30, 2006), which is a function primarily of the value of our eligible accounts receivable and eligible inventory. The term loan matures on May 18, 2013 and the revolving credit facility matures on May 18, 2012.

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Bank of America, N.A., as administrative agent, and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR rate borrowings under the revolving credit facility is 1.50% and under the term loan is 2.00%. The initial applicable margin for base rate borrowings under the revolving credit facility is 0% and under the term loan is 1.00%. The applicable margin for such borrowings under the revolving credit facility will be reduced if we achieve certain leverage ratios.

The senior secured credit facilities require minimum quarterly principal payments of $0.750 million on the term loan for the first six years and nine months, commencing in September 2006, with the remaining amount payable on May 18, 2013. In addition, we must prepay the outstanding term loan, subject to certain exceptions, with:

•	beginning with our first full fiscal year after the closing, 50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the credit agreement); and

•

100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months, subject to certain limitations.

In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.30% per annum depending on the average daily available unused borrowing capacity. We also pay customary letter of credit fee, including a fronting fee of 0.25% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

We may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

The senior secured credit facilities contain various restrictive covenants that, among other things and subject to specified exceptions, prohibit us from prepaying other indebtedness and restricts our ability to incur indebtedness or liens or make investments or declare or pay any dividends. For the period ended June 30, 2006, we have complied with all covenants.

All obligations under the senior secured credit facilities are unconditionally guaranteed by Holdings and, subject to certain exceptions, each of our existing and future direct and indirect domestic subsidiaries, including the Guarantors. The guarantees of those obligations (as well as certain interest-hedging or other swap agreements permitted to be secured under the terms of the secured credit facilities) are secured by substantially all of our assets as well as those of Holdings and each domestic subsidiary guarantor.

Floating Rate Loan and Outstanding Notes

Also in connection with the Acquisition, we entered into the $175.0 million floating rate loan. The floating rate loan matures on August 16, 2013, and bears interest at a rate per annum, reset at the end of each interest period, equal to LIBOR plus 3.25% or Base Rate plus 2.25%. No principal payments are required with respect to the floating rate loan prior to maturity. Voluntary prepayments under the floating rate loan are subject to a premium of 2% of any principal amount prepaid in the first year, 1% of any principal amount prepaid in the second year and no premium thereafter.

All obligations under the floating rate loan are unconditionally guaranteed by each of our existing domestic subsidiaries that guarantees debt under our senior secured credit facilities and by certain of our future domestic subsidiaries, and are secured on a second priority basis by the same assets securing the loans under the senior secured credit facilities.

We also issued $265.0 million of 10% senior subordinated notes due March 1, 2016, which we refer to in this prospectus as the “outstanding notes.” The unamortized portion of the original issue discount relating to the outstanding notes, totaling $6.4 million, is recorded as a reduction of the balance in long-term debt on our balance sheet. The outstanding notes are our senior subordinated obligations and rank junior to all of our other senior indebtedness that does not contain similar subordination provisions. No principal payments are required with respect to the outstanding notes prior to maturity. Because we failed to file the exchange offer registration statement by August 15, 2006, an additional 0.25% per annum of interest (for a total interest rate per annum of 10 1⁄2%) on the outstanding notes accrued from August 16 until September 27, 2006, which is the date that the exchange offer registration statement was filed with the SEC, thereby curing the registration default. As of September 27, 2006, the interest rate per annum on our outstanding notes was once again 10 1⁄4%.

The second priority floating rate loan agreement and the indenture relating to the outstanding notes each contain a number of covenants that, among other things and subject to certain exceptions, restrict the our ability and the ability of its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, restrict dividends or other payments from subsidiaries, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of the our assets. For the period ended June 30, 2006, we have complied with all covenants. No principal payments are required with respect to the second priority floating rate loan and the outstanding notes prior to maturity.

Following the Acquisition, we have recorded these long-term debt obligations in our June 30, 2006 unaudited Balance Sheet. Included in interest expense, net on our Unaudited Statement of Operations are certain transaction costs associated with the former senior secured credit facility and the senior secured credit facility.

Our ability to make scheduled payments of principal, to pay interest on, or to refinance our indebtedness or to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our senior secured credit facilities, will be adequate to meet our short-term liquidity needs.

We cannot assure that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Covenant Compliance

Our fixed charge coverage ratio, as defined in the senior secured revolving credit facility, is calculated based on a numerator consisting of Adjusted EBITDA less cash taxes and capital expenditures, and a denominator consisting of interest expense and certain distributions. Our fixed charge coverage ratio, as defined in the senior secured term loan facility, the floating rate loan and the indenture, is calculated based on a numerator consisting of Adjusted EBITDA, and a denominator consisting of interest expense and certain distributions. We are required, under our debt covenant, to sue a rolling four quarter Adjusted EBITDA in our calculations and to use the Predecessor’s financial information to complete this calculation. Thus the Predecessor’s Adjusted EBITDA for the nine months ending July 1, 2005 and for the period from October 1, 2005 to February 16, 2006 have been determined and included for presentation pruposes.

We are required to maintain a minimum fixed charge coverage ratio of 1.0:1.0 under the senior secured revolving credit facility at any time when the aggregate unused capacity under the revolving credit facility is less than 10% of the lesser of the revolving facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. As of June 30, 2006, we had $191.6 million of aggregate unused borrowing capacity under the senior secured revolving credit facility. Revolving facility commitments as of June 30, 2006 were $200.0 million, and the borrowing base was $232.4 million.

Failure to maintain a fixed charge coverage ratio of 2.0:1.0 under the senior secured term loan facility, the floating rate loan and the indenture, and, in some circumstances, a fixed charge coverage ratio of 1.0:1.0 under the senior secured revolving credit facility, can result in limiting our long-term growth prospects by hindering our ability to incur additional indebtedness, effect acquisitions, enter into certain significant business combinations, make distributions or redeem indebtedness.

Adjusted EBITDA is defined as Net income adjusted for Depreciation and Amortization, Income Taxes, Interest expense (net), charges and allocations from Tyco (Predecessor periods only), Restructuring and impairment expenses, Minority interest expense, Cumulative effect of Accounting Change, management fees to related parties, certain one-time, non-recurring charges, certain non- cash income or expenses, and other unusual items which are more particularly defined in our credit documents and the indenture governing the notes. Adjusted EBITDA is used by our lenders for debt covenant compliance purposes and by our management as a measure to evaluate management performance, including as a factor in determining annual bonus payments. Adjusted EBITDA is not a defined term under U.S. GAAP. You should not consider Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity. Adjusted EBITDA was not used as a Tyco measurement and thus has not been included for the fiscal years 2001 through 2004.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Predecessor			Successor
	Year ended September 30, 2005	Nine months ended July 1, 2005	Period from October 1, 2005 to February 16, 2006	Period from February 17 to June 30, 2006
Net income (loss)	$44.0	$12.4	$17.7	$(20.4)
Depreciation and amortization	41.6	30.8	15.6	27.6
Income taxes	3.8	3.3	1.6	(10.3)
Interest expense, net	15.7	11.9	7.6	32.6
Charges and allocations from Tyco and affiliates(a)	56.4	55.1	10.4	―
Restructuring and impairment charges (credits), net(b)	3.3	(0.1)	0.6	0.3
Inventory fair value step up(c)	―	―	―	6.8
Korean Adhesives Business(d)	0.4	0.3	0.7	0.6
Management Fee(e)	―	―	―	1.5
Severance costs(f)	―	―	―	2.9
Other, Net(g)	4.3	6.8	1.1	5.9

Adjusted EBITDA	$169.5	$120.5	$55.3	$47.5

(a)	Since TP&A’s formal inception in 2002, it was charged management fees and other allocations as discussed in Note 8 to its audited financial statements. As a result of the Acquisition, the former TP&A businesses became an independent entity, which resulted in changes to some aspects of its operations, including the elimination of such charges and allocations.

(b)

Represents restructuring and severance costs for employee terminations and facility closures related to a restructuring program initiated in 2003 to rationalize TP&A’s cost structure and improve operations. For additional discussion about the restructuring program, see Note 2 to TP&A’s financial statements.

(c)	Represents the $6.8 million charge the Company incurred during the Successor period in Cost of Sales relating to the sale of inventory that had been stepped up to fair value.

(d)	Relates to the Company’s Korean Adhesives operations, which is in the process of being liquidated.

(e)

Includes accrued expenses related to the management agreement we have with Apollo, pursuant to which Apollo or its affiliates provide us with management services. See “Certain Relationships and Related Party Transactions―Management Agreement with Apollo.”

(f)	Severance Costs for the Successor period relate to the termination charges incurred attributable to the Acquisition.

(g)

Consists of bank covenant adjustment in Successor period and in the Predecessor Period consists of (i) costs savings generated by the Company’s head count reduction and cost struction rationalization programs, (ii) selling, general and administrative services provided by Tyco (iii) cost from Tyco’s equity-based compensation plans; (iv) the write-off of certain fixed assets and accounts receivable, (v) non-recurring consulting fees, (vi) the elimination of income related to the reversal of aged accounts receivable credits from prior periods, (vii) the elimination of the reversals of certain tax credits and reserves established in prior periods, (viii) legal costs associated with certain non-recurring litigation, (ix) the reversal of excess workers compensation reserves and (x) charges for renovations needed prior to the termination of a lease. Additionally, the adjustment includes the removal of certain distribution and overhead costs that were eliminated as a result of the Transactions.

Off-Balance Sheet Arrangements

As of June 30, 2006, we had approximately $8.4 million in letters of credit issued and outstanding. We do not have any other off-balance sheet arrangements with unconsolidated entities or related parties and, accordingly, off-balance sheet risks to our liquidity and capital resources from unconsolidated entities are limited.

Contractual Obligations and Commitments

We have commitments under certain contractual arrangements to make future payments for goods and services. These contractual arrangements secure the rights to various assets and services to be used in the future in the normal course of business. For example, we are contractually committed to make certain minimum lease payments for the use of property under operating lease agreements. In accordance with current accounting rules, the future rights and related obligations pertaining to such contractual arrangements are not reported as assets or liabilities on our Consolidated Balance Sheets. We expect to fund these contractual arrangements with cash generated from operations in the normal course of business.

The following table summarizes our contractual arrangements at June 30, 2006 and the timing and effect that such commitments are expected to have on our liquidity and cash flow in future periods.

Contractual Obligations as of June 30, 2006
	Total	Less Than 1 Year	1-3 Years ($ millions)	3-5 Years	More than 5 Years
Long-term debt obligations	$740.0	$3.0	$6.0	$6.0	$725.0
Operating lease obligations	24.6	8.4	11.7	2.2	2.3
Estimated interest	495.5	64.0	127.3	126.4	177.8

Total	$1,260.1	$75.4	$145.0	$134.6	$905.1

For September 30, 2005 TP&A contractual obligations, see TP&A’s audited combined financial statements included elsewhere in this prospectus.

Included in estimated interest on long-term debt obligations shown in the table above is interest equal to LIBOR plus the applicable margin. In the case of the Senior Subordinated notes estimated interest is equal to 10.25% per period. Excluded from the tables are recurring purchases of materials for use in production, as our raw materials procurement contracts do not require fixed or minimum quantities.

Backlog

We do not reflect a production order in our backlog until we have received a purchase order. Generally, these orders are shipped within two to eight weeks of receipt of a purchase order. As a result, we do not believe our backlog is a reliable measure of future revenue.

Legal Proceedings

In the normal course of business, we, and formerly TP&A, were liable for product performance of certain of our products. In the opinion of management, such obligations will not significantly affect our financial position, results of operation or cash flows.

At the time of the Acquisition, various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to commercial, product liability and environmental matters were pending or threatened against TP&A. Additionally, TP&A was involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. As part of the Acquisition, Tyco retained the liabilities associated with these known environmental matters, which relate to the off-site disposal of hazardous materials. We retain liabilities relating to environmental matters on the acquired TP&A properties. We also retained liabilities associated with all known commercial and product liability matters. In the opinion of management, the ultimate resolution of known matters as to which we have retained liability will not have a material impact on our financial position, results of operation or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Exchange Risk

Our international operations accounted for approximately 7% of our net revenue in fiscal year 2005. We are therefore exposed to movement in currency exchange rates on various types of transactions. These transactions include foreign currency denominated imports and exports of raw materials and finished goods (both intercompany and third party) and intercompany loan repayments.

We do not enter into any foreign exchange derivative transactions. We manage our level of exposure by denominating a majority of international sales and payments of related expenses in the local currencies of our business units. A 1% change in all foreign currencies against the U.S. dollar would have an insignificant effect on our results from operations.

Interest Rate Risk

Our exposure to market rate risk for changes in interest rates relates primarily to our debts. Our excess cash is invested in high-quality money market funds. We do not utilize derivative financial instruments to mitigate interest rate risk.

We maintain a blend of fixed and floating rate debt instruments. As of June 30, 2006, we had $265.0 million of fixed rate debt obligations and $475.0 million of floating rate debt obligations. The floating rate debt obligations are based primarily on the LIBOR rate, plus certain interest rate margins.

Each 25 basis points increase or decrease in interest rates would have an associated annual effect of approximately $1.2 million on our variable rate debt interest, based on the balance of such debt as of June 30, 2006.

The fair value of our debt approximates book value and it is determined from quoted market interest rates.

BUSINESS

Our Company

We are one of the largest manufacturers of plastic film products in the world and are also a producer of specialty adhesives and flexible packaging products. We offer an extensive portfolio of over 200 product groups to a wide range of customers, including industrial, building products, custom, institutional, retail, flexible packaging and corrosion protection. We market our products to a diverse group of over 9,000 customers, with no single customer accounting for more than 9% of net revenue in fiscal 2005. We leverage our extrusion, lamination and coating expertise across our manufacturing processes as well as our raw material purchasing scale to manufacture products at competitive prices. We believe that we are one of the largest global purchasers of polyethylene resin, our principal raw material, buying approximately 1.3 billion pounds annually. In fiscal 2005, we generated net revenue of $1.7 billion, 96% of which was from North America.

We are a leading manufacturer of value and private label trash bags, stretch films, plastic sheeting, institutional can liners and custom plastic film products. Included in our product line is our best-selling Ruffies brand value brand trash bags. We believe our purchasing leverage has allowed us to maintain a relatively stable material spread, which is the difference between selling prices and plastic resin costs on a per pound basis, and has positioned us to secure attractive volume growth opportunities.

We are also a significant producer of coated and laminated products for specialty adhesive and flexible packaging applications. We are a manufacturer of specialty adhesive products such as cloth tapes, through the Nashua® and Polyken® brands, pipeline corrosion protection tapes and foil tapes. We believe our high-quality products, new product development, long-standing customer relationships and recognizable brand names have contributed to our position as one of the leading suppliers to many of our customers.

Industry Overview

Our Plastics operating segment participates primarily in the U.S. plastic films market, which in 2003 represented approximately $17.8 billion in sales and 13.1 billion pounds of volume, according to the Freedonia Group, Inc. Our addressable market in the United States represented approximately 7.9 billion pounds of this volume and consisted primarily of trash bags, plastic sheeting, can liners, stretch and custom films. In fiscal 2005, our volume in this addressable market was approximately 1.1 billion pounds, which makes us one of the largest competitors in our addressable market. According to the Freedonia Group, U.S. plastic films sales are projected to grow from 2003 to 2008 at a compound annual rate of approximately 5% to nearly $22.7 billion, generally in excess of the GDP growth rate. We believe growth in this market is primarily driven by GDP growth and new applications, in addition to the continuing preference for plastic packaging as a substitute for traditional paper, metal and glass packaging.

Polyethylene resin is a significant cost component of plastic fabrication businesses and represents the majority of our raw material expenditures. We believe this resin is widely available in the world market. Polyethylene resin prices are primarily a function of world supply and demand and the cost of production inputs such as natural gas and ethylene. Most industry participants, including us, seek to offset the impact of any raw material cost inflation by passing those increases through to their customers. New polyethylene resin production capacity is expected to come on-line beginning in 2007 with capacity additions continuing through 2010, primarily in the Middle East and Asia. CMAI estimates that the resulting increase in global production capacity will reduce the price of polyethylene resin.

We offer products for a number of niche applications within the North American tapes and specialty adhesives market, which is projected to represent approximately $4.4 billion in sales in 2006 according to the Freedonia Group. We believe our addressable market in North America represents approximately $1.5 billion. Growth in demand for our niche adhesive products is primarily driven by GDP growth and new applications. We also compete in the approximately $20.0 billion U.S. flexible packaging market as well as other customized coated and laminated product markets in North America. We believe our addressable market is an approximately $5.0 billion niche segment of the flexible packaging market consisting of industrial, medical and institutional food and non-food applications. Market growth for domestic flexible packaging is driven largely by GDP growth and the continued replacement of rigid packaging with more consumer-friendly, cost-efficient film-based packaging.

Competitive Strengths

Our competitive strengths include:

Leading Market Positions. We maintain strong market positions across most of our primary product lines, deriving 70% of our fiscal 2005 net revenue from product lines for which we are one of the market leaders, including value-brand trash bags, institutional can liners, stretch films, plastic sheeting, cloth tape and foil tapes. We believe these positions result from our continuing commitment to low-cost manufacturing, national distribution, product quality and customer service. Our significant market presence enhances our ability to grow our market share, attract leading customers, launch new products and maintain a stable material spread.

Diverse Product Portfolio and Customer Base. We have a diverse and stable product portfolio and customer base. We currently serve a wide range of industries, including industrial tapes, building products, custom, institutional can liners, retail, flexible packaging and corrosion protection. We believe our broad product offering and diverse customer base enable us to significantly reduce the potential impact of a decline in demand that might result from a heavy dependence on a single product, end-market or customer.

Polyethylene Resin Purchaser. We believe that we are one of the largest purchasers of polyethylene resin in the world, purchasing approximately 1.3 billion pounds annually. This position allows us to capitalize on our long-term relationships with key polyethylene resin suppliers and to strategically manage our sourcing to secure the best available prices, terms and resin availability throughout industry cycles. Our polyethylene resin purchasing volume allows us to source polyethylene resin on a global basis as market conditions warrant, which we believe enables us to take advantage of supply and cost differentials in the global market.

Strong Free Cash Flow. We are able to generate strong free cash flow due to our operating characteristics and the nature of the industry in which we operate. This is due in large part to our ability to pass increases in raw material prices through to our customers, primarily in our Plastics operating segment. We believe this ability, together with our diversified revenue base, economies of scale and focus on maintaining industry-leading cost levels, combined with our low maintenance capital requirements, low cash taxes and moderate working capital needs, has resulted in the generation of strong free cash flow.

Experienced Management Team. Our senior executive management team, led by Layle Smith, is comprised of individuals with over 100 years of industry and related experience. We believe our management team has demonstrated an ability to grow businesses, reduce costs and working capital requirements and create value. Our executive management team seeks to promote a culture focused on growth in profitability through key account management, new product development and the streamlining of our manufacturing and corporate operations. In addition, Marvin Schlanger, our Chairman, has extensive experience in materials industries, having served as CEO of ARCO Chemical Company and most recently as Vice Chairman of Hexion Specialty Chemicals, Inc., a $4.8 billion specialty chemical company owned by Apollo.

Business Strategy

Our business strategy is to increase our net revenue, profitability and free cash flow and enhance our industry positions through the continued implementation of the following:

Drive Organic Growth with New and Existing Customers. We seek to leverage our diverse portfolio of high quality, competitively priced products, our high service levels, our national presence and our supply-chain management capabilities to expand our customer base and increase our sales to our existing customers. We believe that our existing strong relationships with leading customers, such as Wal-Mart, Home Depot, Unisource and Xpedx, enable us to grow sales at a rate above the industry average.

Continue to Innovate and Develop New Products. We seek to actively manage our new product pipeline and employ a strong team of scientists and engineers with diverse backgrounds and expertise in developing and reformulating products. We believe that our manufacturing and material blending expertise, and our knowledge of our customers’ needs and preferences, will position us to continue to successfully introduce new products and increase sales and profitability.

Focus on Maximization of Free Cash Flow. We are continuously seeking opportunities to increase our free cash flow through managing our working capital, reducing costs and increasing volume. To the extent polyethylene resin prices decline, we expect to have lower working capital requirements. Our maintenance capital expenditure requirements have been low, at approximately $15.0 to $20.0 million per year, and we expect to continue that trend.

Capitalize on Strategic Opportunities. Many of the markets in which we compete are fragmented and may consolidate. We may have opportunities to leverage our capabilities across a broader range of products, expand our customer base and broaden our served end-markets through tuck-in acquisitions. We will consider potential strategic acquisitions that may become available at attractive valuation levels and present opportunities for synergies. We will also consider portfolio rationalization and divestiture opportunities that may become available at attractive valuation levels.

Products, Markets and Customers

Our product portfolio includes a wide range of products that are sold to diverse product groups.

We believe that we have been able to establish long-term relationships with numerous leading retailers, manufacturers and distributors as a result of the quality and breadth of our product offering, our customer service, efficient manufacturing and national distribution footprint. For the period from February 17, 2006 to June 30, 2006, our top ten customers accounted for approximately 30% of our net revenue, with no single customer accounting for more than approximately 9% of our net revenue. Our largest customers include industry leading companies such as Wal-Mart, Home Depot, Unisource and Xpedx.

The following table provides an overview of our product subsegments and portfolio across our three operating segments:

Product Groups	Sample Products	Customers and End-Users
Plastics:
Do-It-Yourself	Plastic sheeting	Wholesale distributors, hardware/home centers, paint stores, mass merchandisers, agricultural product distributors
Institutional	Can liners, food bags, meal kits	Offices, restaurants, schools, hospitals, hotels, municipalities and manufacturing facilities
Custom Films	Shrink bundling, bags, sheeting, barrier films	Converters, distributors
Stretch Films	Machine and hand-wrap stretch films	Distributors, manufacturers
Retail	Trash bags, food-contact products	Mass merchandisers, grocery stores, drug stores

Product Groups	Sample Products	Customers and End-Users
Adhesives:
Tapes	Cloth, foil, splicing, laminating, flame-retardant, vinyl-coated, electrical and a variety of specialty tapes	Industrial, heating, ventilation and air conditioning, automotive, retail, medical, construction companies through distributors and directly to end-users
Corrosion Protection	Heat-shrinkable sleeves, pipeline tapes, pipeline cathodic protection, epoxy coatings	Oil, gas and water supply, construction and rehabilitation contractors and through distributors
Specialty Adhesives	Single- and double-coated transfer tapes, toll coating	Medical, specialty industrial, automotive assembly end-users
Coatings:
Flexible Packaging	Specialty laminated and coated products	Converters, distributors
Other	Wall sheathing, housewrap, window and floor flashings, flexible intermediate-bulk containers, slip and tier sheets	Building and construction, agricultural, mining, resin, and dry chemicals end-users

Plastics. We manufacture and sell a diversified portfolio of polyethylene-based film products, including trash bags, sheeting, can liners, stretch wrap and custom films, under brand names or private labels. We sell products to over 4,000 customers, with no single customer accounting for more than 10% of this operating segment’s net revenues in fiscal 2005. Our Covalence Plastics segment generated 63.6% of our net revenue during the period from February 17 to June 30, 2006. The Covalence Plastics business unit includes the following product groups:

Do-It-Yourself―We sell branded and private label plastic sheeting for construction, consumer and agricultural end-users. These products are sold under leading brands such as Film-Gard® and Tufflite®. Our products also include drop cloths, painters’ plastics, greenhouse films, irrigation tubing, Ruffies®, Ruffies Pro® and private label trash bags. Our do-it-yourself products are sold primarily through wholesale outlets, hardware stores and home centers, paint stores and mass merchandisers, as well as agricultural distributors.

Institutional―We sell trash can liners, food bags and meal kits for “away from home” locations such as offices, restaurants, schools, hospitals, hotels, municipalities and manufacturing facilities. We sell products under the Big City®, Hospi-Tuff®, Plas-Tuff®, Rhino-X® and Steel-Flex® brands.

Custom films―We manufacture a diverse group of niche custom films, including shrink-bundling film, used to wrap and consolidate sets of products, and barrier films for food, beverage and industrial packaging. These products are sold directly to converters and end-users, as well as through distributors.

Stretch films―We produce both hand and machine-wrap stretch films, which are used by end-users to wrap products and packages for storage and shipping. We sell our stretch film products to distributors and retail and industrial end-users under the MaxTech® and PalleTech® brands.

Retail―We primarily sell branded and private label retail trash bags. Our Ruffies® brand of trash bags are a leading value brand in the United States. Private label products are manufactured to the specifications of retailers and carry our customers’ brands. For the period from February 17, 2006 to June 30, 2006, private label products represented approximately 49% of net revenue in the retail channel. Retail products are sold to mass merchandisers, grocery stores and drug stores.

Adhesives. We produce and sell a diverse portfolio of specialty adhesive products and provide products to end-users in the industrial; oil, gas and water supply; HVAC; building and construction; retail; automotive; and medical markets. We sell our products to over 4,700 customers, including retailers, distributors and end-users. For fiscal 2005, no single customer accounted for more than approximately 8% of this operating segment’s net revenue. We manufacture our products primarily under eight brands including Nashua® and Polyken®. Our Adhesives segment generated 22.1% of our net revenue for the period from February 17, 2006 to June 30, 2006. The Covalence Adhesives business unit includes the following product groups:

Tapes―Our products include cloth (duct), foil, stucco, laminating, packaging, wire-harness, asbestos-abatement and water-shield tapes as well as mastics and bandages. These products are sold under the National™, Nashua® and Polyken® brands in the United States. Tape® products are sold primarily through distributors and directly to end-users and are used predominantly in industrial, HVAC, automotive, construction and retail market applications.

Corrosion Protection Products―Our products are used in the sealing, coupling, rehabilitation and protection of pipelines. Products include heat-shrinkable coatings, single and multi-layer sleeves, pipeline coating tapes, anode systems for cathodic protection and epoxy coatings. Our products are sold under a number of brands, including Polyken®, Powercrete®, Raychem® and Raychem Anodeflex®. These products are used in oil, gas and water supply and construction applications. Our customers primarily include contractors managing discrete construction projects around the world as well as distributors and applicators.

Specialty Adhesives―Our products are primarily sold under our Patco™ and STG™ brand names and include transfer and coated adhesives for specialty bonding applications. Our specialty adhesive products are sold primarily to the medical, specialty industrial and automotive-assembly markets. The vast majority of our specialty adhesives are sold directly to end-use customers with whom we work to develop these products for application-specific uses.

Coatings. We manufacture and sell a diversified portfolio of coated and laminated products including flexible packaging, multiwall bags, fiber-drum packaging, housewrap, polypropylene-based storage containers and slip and tier sheets. These products are sold for use in packaging, construction and material handling applications. We sell our coated products under a number of brands, including Barricade® and R-Wrap®. In addition, a number of our construction-related products are also sold under private labels. We provide products to a diverse group of end-users in the food, consumer, building and construction, medical, chemical, agriculture, mining and military markets. Our customers include converters, distributors, contractors and manufacturers. Our Coatings segment generated 14.8% of our net revenue during the period from February 17, 2006 to June 30, 2006.

Manufacturing and Distribution

We maintain 38 manufacturing facilities totaling approximately 5.6 million square feet. Over its last two fiscal years, TP&A executed a plant rationalization program, closing 11 of 48 manufacturing facilities (TP&A subsequently opened an additional manufacturing facility). This program eliminated fixed manufacturing costs and reduced headcount by approximately 12.9%. In addition, in 2004, TP&A instituted a program focused on improving operating and manufacturing efficiency and minimizing waste throughout our organization. We believe that we have opportunities to further reduce costs and improve efficiency.

We continuously test raw material and finished-good shipments to ensure that both our inputs and outputs meet our quality specifications. Additionally, we perform regular audits of our products and processes throughout fabrication. Given the highly competitive industry in which we compete, product quality is important to maintaining our market positions.

Our national manufacturing capabilities and broad distribution network allow us to provide a high level of service to our customers in nearly every major population center in North America. Our customer base includes many national retailers, manufacturers and distributors who rely on us to distribute to locations throughout North America. Our broad distribution network enables us to work in conjunction with our customers to minimize their lead times and inventory levels.

Sales and Marketing

We sell our products using a combination of our own sales force and independent brokers. Our scale enables us to dedicate certain sales and marketing efforts to particular products, customers or geographic regions, when applicable, which enables us to develop expertise that is valued by our customers. In addition, because we serve common customers across our segments, we have the ability to efficiently utilize our sales and marketing resources to minimize costs.

We believe that we have differentiated ourselves from our competitors by building a reputation for high quality products, customer service and innovation. Our sales team monitors customer service in an effort to ensure that we remain the primary supplier for our key accounts. This strategy requires us to develop and maintain strong relationships with our customers, including end-users as well as distributors and converters. We have a technical sales team with significant knowledge of our products and processes, particularly in specialized products such as custom plastic films and specialty adhesives. This knowledge enables our sales and marketing team to work closely with our research and development organization and our customers to co-develop products and formulations to meet specific performance requirements. This partnership approach enables us to further expand our relationships with our existing customer base, develop relationships with new customers and increase sales of new products.

We market our products both under our brand names, as well as under our customers’ private labels. We produce the leading value brand of retail trash bags (Ruffies®). We also produce the Film-Gard® brand of plastic sheeting in our Plastics segment. We are also a leading U.S. manufacturer of cloth tape, through the Nashua® and Polyken® brands, in our Adhesives segment. We sell our coated products under a number of leading brands including Barricade® and R-Wrap®. We believe that our recognizable brand names and quality products generate significant brand loyalty among our end-users.

Raw Materials

The primary raw materials used to manufacture our products include polyethylene resins, scrap film and, to a lesser degree, concentrates, additives and polystyrene resins. Polyethylene resin is our primary raw material and represents the majority of our raw material expenditures. We purchase approximately 1.3 billion pounds of polyethylene resin annually. Polyethylene resin is widely available in the world market, and we have a global, multi-source procurement strategy that we believe provides us with attractive terms and access to global supply. Our businesses have long standing relationships with the largest global producers of polyethylene resin, including The Dow Chemical Company, Exxon Mobil Corporation, Equistar Chemicals, LP and Westlake Chemical Corporation, among others. We believe that our high purchasing volume and long-term relationships facilitate maximum availability of resin throughout industry cycles.

We also purchase various other materials, including natural and butyl rubber, tackifying resins, chemicals and adhesives, paper and packaging materials, polyester staple, raw cotton, linerboard and kraft, woven and non-woven cloth and foil. These materials are generally available from a number of suppliers.

Research and Development

We maintain a research and development staff of over 50 people, who develop new formulations and processes to meet our customers’ changing performance requirements and to help us to reduce costs. By working in partnership with our customers, our technical representatives enable our customers to improve operating efficiency and maintain quality, which we believe ultimately enhances our relationship. In addition, we are able to leverage this experience to develop new product lines to sell across our customer base. Our research and development team also maintains pilot plants in our technical centers in Lexington, Massachusetts and Homer, Louisiana, where we are able to experiment with new compositions and processes with a focus on minimizing waste and improving productivity. For the period from February 17 to June 30, 2006, costs associated with research and development approximated $2.9 million.

Intellectual Property

We hold more than 250 issued and pending patents relating to the design, use and manufacture of our products, and we regularly apply for new patents on significant product and process developments. We have registered trademarks on substantially all of our brand names, and we believe that we have adequately protected our trademark position in all markets in which we do business. Although we vigorously seek to protect our patents, we do not believe that any single patent is material to our business.

Competition

The production and sale of polyethylene-based film products, tapes, specialty adhesives, pipeline corrosion protection products and specialty laminated and coated products is highly competitive. Manufacturers primarily compete on the basis of service, product quality, performance, product innovation and price. With regard to sales of certain niche products, our Adhesives and our Coatings segments face competitors that are larger, well-established companies with greater financial resources.

Employees

As of June 30, 2006, we had approximately 7,300 full-time employees (approximately 5,800 hourly and 1,500 salaried employees) worldwide. Of those, approximately 4,700 employees were directly involved in manufacturing processes at our 38 manufacturing facilities. The majority of our employees are based in North America, and approximately 1,800 of our employees are members of labor unions. We are party to nine collective-bargaining agreements. One agreement expires during 2006 and the others expire from 2007 to 2010. We believe that we have good relations with our employees.

Environmental Matters

We are subject to extensive foreign, U.S. federal, state, municipal and local laws and regulations relating to the protection of human health and the environment, including those limiting the discharge of pollutants into the environment and those regulating the treatment, storage or disposal and remediation of releases of, and exposure to, solid and hazardous wastes and hazardous materials, such as the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Occupational Health and Safety Act and the Toxic Substances Control Act. Certain environmental laws and regulations impose joint and several strict liability on responsible parties, including past and present owners and operators of sites, to clean up, or contribute to the cost of cleaning up, sites at which hazardous wastes or materials were disposed or released.

If a release of hazardous substances occurs on or from our properties or any offsite disposal location to which we may have sent waste, or if contamination from prior activities is discovered at any of our current or former properties, we may be held liable for clean-up costs, natural resource damages and associated transaction costs. We believe that we are in compliance in all material respects with such laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. Based on information presently known to us, we believe that the future cost of complying with environmental laws and regulations and liabilities associated with all known or pending claims or known environmental conditions pursuant to such laws and regulations will not have a material adverse effect on our business, financial condition or results of operation. However, we cannot assure you that future events, including new or stricter environmental laws and regulations, related damage claims, the discovery of previously unknown environmental conditions requiring response action or more vigorous enforcement or a new interpretation of existing environmental laws and regulations would not require us to incur additional costs that could be material.

Properties

Our facilities are located predominantly in North America. Our principal executive offices are located in Princeton, New Jersey. We have 38 manufacturing facilities (one of which was recently opened), two research-and-development facilities and 16 distribution centers and sales offices. We believe that our facilities are adequate for our current and anticipated operational needs. Of our 38 manufacturing facilities, 27 are owned, 10 are leased and one is partly owned and partly leased.

The following table provides an overview of our manufacturing facilities:

Manufacturing Facilities

Location	Operating Segment	Owned/Leased	Square Footage
Albertville, AL	Adhesives	Owned	318,000
Aurora, IL	Plastics	Leased	66,900
Battleboro, NC	Plastics	Owned	390,654
Beaumont, TX	Plastics	Owned	42,300
Bremen, GA	Plastics	Owned	140,000
Bristol, RI	Adhesives	Owned	23,000
Charlotte, NC	Plastics	Leased	53,095
City of Industry, CA	Plastics	Leased	189,924
Columbus, GA	Plastics	Owned	48,420
Columbus, GA	Coatings	Owned	70,000
Constantine, MI	Coatings	Owned	144,000
Coon Rapids, MN	Plastics	Owned	64,890
Covington, GA	Plastics	Owned	306,889
Doswell, VA	Coatings	Owned	249,456
Elizabeth, NJ	Plastics	Leased	46,258
Franklin, KY	Adhesives	Owned	513,000
Greenville, SC	Plastics	Owned	70,000
Homer, LA	Coatings	Owned	186,000
Houston, TX	Adhesives	Owned	18,000
Lakeville, MN	Plastics	Owned	200,000
Meridian, MS	Coatings	Owned	150,000
Middlesex, NJ	Adhesives	Owned	29,020
Minneapolis, MN	Plastics	Owned	200,645
Monroe, LA	Plastics	Owned/Leased	452,500
Pryor, OK	Plastics	Owned	198,000
Santa Fe Springs, CA	Plastics	Leased	106,000
Sioux Falls, SD	Plastics	Owned	230,000
Sparks, NV	Plastics	Leased	42,811
Vancouver, WA	Plastics	Leased	23,000
Victoria, TX	Plastics	Owned	190,000
Yonkers, NY	Plastics	Leased	43,000
Aarschot, Belgium	Adhesives	Leased	70,611
Altacomulco, Mexico	Coatings	Owned	116,250
Baroda, India	Adhesives	Owned	24,196
Belleville, Canada	Plastics	Owned	46,000
Nonsan, South Korea	Adhesives	Owned	134,626
San Luis Potosi, Mexico	Coatings	Leased	114,000
Tijuana, Mexico	Adhesives	Owned	260,831

Transition Services from Tyco; Sales to Tyco

Ancillary Agreements with Tyco

We entered into several agreements with Tyco in connection with the Acquisition to facilitate the transaction of the business from TP&A to us. The principal agreements that remain in effect are the following:

Tape Agreements

In connection with the Acquisition, we purchased equipment and machinery used to manufacture a product line of certain tape products. Tyco Healthcare Group LP, an affiliate of Tyco, entered into a supply agreement with us under which Tyco Healthcare Group LP agreed to sell the inventory of the product line to us through February, 2007. We are transferring the production of these products from Tyco Healthcare Group LP’s plant to our Franklin, KY plant. After the transition of the purchased equipment and machinery to our plant, we expect to manufacture these products without any assistance from Tyco Healthcare Group LP. These products generated $4.8 million of net revenue during the period from February 17, 2006 to June 30, 2006.

Healthcare Supply Agreements

We entered into two supply agreements under which Tyco Healthcare Group LP agreed, subject to limited exceptions, to make us their exclusive supplier for certain adhesives products (including certain wound care products and electrode tape products) and paper polyethylene/foil surlyn laminated products, as well as a non-exclusive supplier of certain other adhesives products. Each agreement has a term ending February 2009, which may be extended for renewal periods of 12 months upon mutual consent. These products generated $6.4 million of net revenue during the period from February 17, 2006 to June 30, 2006.

Transition Services Agreement

We have entered into a transition services agreement with an affiliate of Tyco. Under the agreement, the affiliate of Tyco is providing us with certain transition services, including treasury and cash management services for which we pay set fees, and other transition services as we may request, for which we will reimburse the affiliate of Tyco. The term of the agreement is until February 16, 2006, although we generally have the right to terminate any service upon 10 days’ prior written notice.

Raychem License Agreement

We entered into a trademark license agreement with Tyco Electronics Corporation, an affiliate of Tyco, under which Tyco Electronics Corporation granted to us a non-exclusive, royalty-free license to use certain trademarks related to the “Raychem” name in some of our products through February 2009.

Legal Proceedings

From time to time, we may be a party to various legal proceedings alleging property damage, personal injury or death from the use of allegedly defective products sold by us. In the event we produce a product that is alleged to contain a design or manufacturing defect, we could be required to incur material costs involved in the recall of products that we sold. To date, we have been able to obtain insurance in amounts we believe to be appropriate to cover such liability, but, in the event that our insurance coverage is not adequate, any liability not covered by insurance could have a material adverse effect on our financial condition and results of operations. In addition, we are from time to time involved in various claims and legal proceedings, including commercial, intellectual property and workers compensation matters. While we cannot predict the outcome of pending matters with certainty, we believe that the outcome of these matters, even if determined adversely, would not have a material adverse effect on us.

MANAGEMENT

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Position(s)
Layle K. Smith	President, Chief Executive Officer; Director
David S. Graziosi	Executive Vice President, Chief Financial Officer
Gary J. Powell	Vice President, Operations
Gail E. Lehman	Vice President, General Counsel and Corporate Secretary
Brian C. Strauss	President, Plastics
Thomas E. Salmon	President, Adhesives
John R. Matuscak	President, Coatings
Marvin O. Schlanger	Chairman of the Board of Directors
Anthony M. Civale	Director
Joshua J. Harris	Director
Robert V. Seminara	Director

Mr. Smith, age 51, has served as our President, Chief Executive Officer and Director since June 2006. From June 2005 to June 2006, Mr. Smith served as Divisional President for Hexion Specialty Chemicals, Inc., a global manufacturer of thermoset resins. From September 2004 to May 2005, Mr. Smith served as President and Chief Operating Officer of Resolution Performance Products LLC, a company affiliated with Apollo that is a global supplier of epoxy resins and a global manufacturer of versatic acids and derivatives. Resolution Performance Products LLC combined with two other entities to form Hexion Specialty Chemicals, Inc.; we refer to this transaction below as the “Hexion Formation.” From March 2004 to September 2004, Mr. Smith was retired. From February 2002 to February 2004, Mr. Smith was Chief Executive Officer and Director of NxtPhase Corporation, a company that develops, manufactures and markets optical sensors and digital protection/recording solutions. NxtPhase entered into receivership under Canadian law in March 2004. From December 2001 until January 2002, Mr. Smith was a self-employed consultant. From September 1998 to November 2001, Mr. Smith served in several capacities, including President, Chief Operating Officer and director, at Ballard Power Systems, a company that designs, developments and manufactures zero-emission proton exchange membrane (PEM) fuel cells. Prior to September 1998, Mr. Smith held various positions at The Dow Chemical Company, serving most recently as Business Vice President―Specialty Chemicals.

Mr. Graziosi, age 40, has served as our Executive Vice President, Chief Financial Officer and Treasurer since March 2006. From May 2005 to March 2006, Mr. Graziosi was the Vice President, Finance―Epoxy Resins and Precursors at Hexion Specialty Chemicals Inc. From May 2004 until the Hexion formation in May 2005, Mr. Graziosi was Executive Vice President and Chief Financial Officer of Resolution Performance Products LLC. From March 2000 to April 2004, Mr. Graziosi served as Vice President and Chief Financial Officer of General Chemical Industrial Products, Inc., or “GCIP.” In December 2003, GCIP filed a bankruptcy proceeding under Chapter 11 of the United States Bankruptcy Code and in March 2004, GCIP completed its reorganization and emerged from the Chapter 11 proceeding. A wholly-owned subsidiary of GCIP, General Chemical Canada Limited, has been in receivership since January 2005.

Mr. Powell, age 55, has been our Vice President, Operations since February 2006. From July 2003 to February 2006, Mr. Powell was the Vice President of Operations for TP&A. Mr. Powell joined TP&A after spending 25 years at General Electric, where he most recently served as Vice

President of global manufacturing operations for GE Plastics. Mr. Powell also served as General Manager for Lexan Resin Business as well as the General Manager for Noryl Resin Business in the Americas, and led GE Plastics’ Environmental Health and Safety efforts.

Ms. Lehman, age 47, has served as our Vice President, General Counsel and Corporate Secretary since April 2006. From November 2001 through April 2006, Ms. Lehman was the Assistant General Counsel, Treasury and Finance, and Assistant Secretary for Honeywell International Inc. From 1993 through November 2001, Ms. Lehman held various positions of increasing responsibility in the Law Department of Honeywell International Inc. and its predecessor, AlliedSignal Inc. Before joining AlliedSignal, Ms. Lehman was an associate with the law firm of Lowenstein, Sandler in Roseland, New Jersey.

Mr. Strauss, age 41, has been our President, Plastics since February 2006. From July 2003 to February 2006, Mr. Strauss was the President of the Plastics operating segment for TP&A. From August 1995 to July 2003, Mr. Strauss served in several capacities for Honeywell International, Inc., including as Vice President and General Manager of the Energy Strategic Business Enterprise, or SBE, in Honeywell’s Industry Solutions business; as Vice President and General Manager of the Industrial Automation SBE, also in Honeywell’s Industry Solutions business; and several positions of increasing responsibility in Honeywell’s Specialty Materials business.

Mr. Salmon, age 43, has been our President, Adhesives since February 2006. From July 2003 to February 2006, Mr. Salmon was the President of the Adhesives operating segment of TP&A. Mr. Salmon joined TP&A from Honeywell International, Inc., where he served from July 2001 to June 2003 as the General Manager for Honeywell Plastics. Mr. Salmon was the Global Sales Director for AlliedSignal, Inc. and, following the merger of Honeywell and AlliedSignal, Honeywell’s Engineering Plastics and Films business from 1999 to July 2001. Before joining AlliedSignal, Mr. Salmon held several positions at the GE Plastics and GE Lighting divisions within General Electric.

Mr. Matuscak, age 48, has been our President, Coatings since February 2006. Previously, Mr. Matuscak served as Senior Vice President of the Specialty Films operating segment of Tyco Plastics from September 2003 to February 2006. From 2001 to September 2003, Mr. Matuscak served as Senior Vice President of Tyco Plastic Custom Films Division, which became our operating segment’s specialty films business. Mr. Matuscak joined Tyco in February 2001 through the acquisition of the polyethylene packaging division of Pactiv Corporation. Prior to his employment at Pactiv, Mr. Matuscak held a variety of positions in sales and marketing for the flexible packaging businesses of Mobil Chemical Co. and Tenneco Packaging Inc.

Mr. Schlanger, age 58, has been Chairman of the Board of Directors of Holdings’ and Covalence Specialty Materials Corp. since February of 2006. Since 1998, Mr. Schlanger has been a principal in the firm of Cherry Hill Chemical Investments, LLC, which provides management services and capital to the chemical and allied industries. Mr. Schlanger currently serves as Director and Vice Chairman of the board of directors of Hexion Specialty Chemicals, Inc. From 2000 until the Hexion formation in May 2005, Mr. Schlanger served as Chairman and Chief Executive Officer of Resolution Performance Products LLC. Mr. Schlanger also served as chairman of Resolution Specialty Materials, Inc., which was combined into Hexion as part of the Hexion formation, from 2004 and 2005. From 1988 to 1998, Mr. Schlanger held various positions with ARCO Chemical Company, serving most recently as President and Chief Executive Officer. Mr. Schlanger also currently serves on the Board of Directors of UGI Corporation and UGI Utilities.

Mr. Civale, age 32, has been a director since February 2006. Mr. Civale is a partner of Apollo Management, L.P., with which he has been associated since 1999. Prior to 1999, Mr. Civale was a member of the Corporate Finance Department of Deutsche Bank Securities, Inc. Mr. Civale also currently serves on the board of directors of Goodman Global Holdings, Inc.

Mr. Harris, age 42, has been a director since February 2006. Mr. Harris was one of Apollo Management, L.P.’s predecessor’s co-founders in 1990 and has been a senior partner since that time. Prior to 1990, Mr. Harris was a member of the mergers and acquisitions department of Drexel Burnham Lambert Incorporated. Mr. Harris currently serves on the boards of directors of Allied Waste Industries Inc., Hexion Specialty Chemical, Metals USA, Inc., Nalco Corporation, Quality Distribution and United Agri Products.

Mr. Seminara, age 34, has been a director since February 2006. Mr. Seminara is a partner of Apollo Management, L.P., with which he has been associated since January 2003. From June 1996 to January 2003, Mr. Seminara was a managing director in the private equity investment group at Evercore Partners LLC, an advisory and investment firm providing advisory services to multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions. Mr. Seminara currently serves on the board of directors of Hexion Specialty Chemicals, Inc. and World Kitchen Inc.

Compensation of Directors

Each of our non-employee directors is paid an annual retainer of $50,000. Directors are also paid $2,000 for each meeting of the board or of a board committee attended.

Executive Compensation

We are providing below information relating to the compensation of our chief executive officer and our next four highest salaried executive officers. Although all of our executive officers are entitled to receive bonuses if certain criteria are met, we have not determined whether or the extent to which they will be entitled to receive bonuses with regard to the fiscal year ended September 30, 2006.

Employment Agreements

We entered into employment agreements with each of Layle K. Smith, David S. Graziosi, Brian C. Strauss, Thomas E. Salmon and Gary J. Powell. The employment agreements with Messrs. Smith and Graziosi were dated as of May 26, 2006 and March 17, 2006, respectively and the employment agreements with the other three executive officers were dated February 16, 2006. The employment agreements with Messrs. Smith, Graziosi, Strauss and Salmon provide for an initial term of five years. The employment agreement with Mr. Powell provides for an initial term until January 1, 2008. With respect to executive officers other than Mr. Powell, following completion of the initial term, the term is automatically renewed for successive one-year terms unless written notice is given by either party at least 90 days prior to the expiration for the applicable term.

Under these employment agreements, Messrs. Smith, Graziosi, Strauss, Salmon and Powell are entitled to receive a base salary of $600,000, $350,000, $350,000, $305,000 and $400,000, respectively, which may be increased annually. Messrs. Smith, Graziosi, Strauss, Salmon and Powell are also entitled to receive an annual targeted bonus in an amount equal to 60% (75% in the case of Mr. Smith) of their annual base salary, which amount may be higher or lower based on the executive officer’s performance. These executive officers may also receive a discretionary bonus based on actual performance.

In addition, in connection with each of the employment agreements, the executive officers purchased Holdings common and preferred stock as described under “Certain Relationships and Related Party Transactions―Agreements Relating to Holdings Equity.” In addition, in connection with their share purchases, the executive officers were granted options to purchase Holdings Common Stock, as described under “Option Grants Following the Acquisition.”

Mr. Smith’s employment agreement provides for a severance payment equal to his base salary, divided by 18 for 18 months following a termination of his employment for good reason or without cause (each, as defined in the agreement). Mr. Smith’s severance payment is increased to 24 months if his employment is terminated for good reason or without cause within one year of a change in control of Holdings (as defined in the agreement).

The employment agreements for Messrs. Graziosi, Strauss, Salmon and Powell provide for severance payments equal to the sum of the executive’s base salary and target bonus, divided by 12 for a period of 12 months following termination of employment (18 months in the case of Mr. Graziosi) upon termination of the executive officer’s employment for good reason or without “cause” (as defined in the employment agreements). Mr. Graziosi’s severance payment is increased to 24 months if his employment is terminated for good reason or without “cause” within one year of a change in control of Holdings. In the event of death or disability of the executive officer, we will pay the executive or his legal representative a lump sum amount equal to the executive officer’s annual base salary.

Each employment agreement also contains confidentiality, non-solicitation and non-competition provisions.

Option Grants Following the Acquisition

The following table shows all grants of options to acquire shares of common stock of Holdings made to each person who has served as our Chief Executive Officer since the Acquisition, and our next four highest salaried executive officers as of the date of this prospectus.

Option Grants Following the Acquisition

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term
					5%	10%
Layle K. Smith	91,772	22%	$10.00	May 26, 2016	$577,145	$1,462,607
Gary J. Powell	9,177	2%	10.00	February 16, 2016	57,713	146,258
David S. Graziosi	27,531	7%	10.00	March 22, 2016	173,140	438,773
Brian C. Strauss	18,354	4%	10.00	February 16, 2016	115,426	292,515
Thomas E. Salmon	15,234	4%	10.00	February 16, 2016	95,805	242,790
Terry A. Sutter(3)	91,772	22%	10.00	(3)	―	―

(1)	These options were granted pursuant to the 2006 Long Term Incentive Plan. See “2006 Long Term Incentive Plan.”

(2)

Shares underlying the options are divided into three tranches. Shares underlying Tranche A options vest in five equal annual installments on September 30 of each year from 2006 through 2010 for each of Messrs. Graziosi, Salmon and Strauss, four equal annual installments on September 30 of each year from 2007 through 2010 for Mr. Smith and two equal installments on February 16 and December 31, 2007 for Mr. Powell, in each case subject to earlier vesting (i) as to all shares upon specified events of termination following a change of control, and (ii) of the executive’s dealth or disability. Shares underlying Tranche B options held by all executive officers other than Mr. Powell vest as to 20% of such shares on September 30 of each year from 2006 through 2010 (and shared underlying Mr. Powell’s Tranche B options vest as to 20% of such shares on September 30 of each year from 2006 through 2008) if a specified EBITDA target for the respective vesting year is met, subject to retrospective application of amounts of EBITDA to an earlier year in which the EBITDA target was not met, to the extent that EBITDA in a subsequent year exceeds the EBITDA target. In addition, following September 30, 2008, the 40% of shares underlying Mr. Powell’s options not subject to the vesting provisions described above (the “remaining underlying shares”) will vest in the same proportion as the other shares underlying Mr. Powell’s Tranche B options previously have vested under the vesting provisions described above. Upon a change of control, shares underlying Tranche B options held by executives other than Mr. Powell that have not yet been eligible to vest (and, in the case of Mr. Powell, a percentage of the remaining underlying shares) will vest in the same proportion as shares underlying Tranche B options previously eligible to vest have vested. Shares underlying Tranche C vest in full if a specified internal rate of return on Apollo’s investment in Holdings equity is achieved.

(3)	Mr. Sutter was our former chief executive officer. His employment with us ended on July 15, 2006. Mr. Sutter’s options have been forfeited.

Options Outstanding as of August 31, 2006

Name	Number of Securities Underlying Unexercised Options at August 31, 2006 (#)
	Exercisable	Unexercisable
Layle K. Smith	―	91,772
Gary J. Powell	―	9,177
David S. Graziosi	―	27,531
Brian C. Strauss	―	18,354
Thomas E. Salmon	―	15,234

2006 Long Term Incentive Plan

In connection with the Acquisition, Holdings adopted the 2006 Long-Term Incentive Plan, or the “Plan,” which permits Holdings to reserve an aggregate of 900,000 shares of Holdings’ common stock and preferred stock to grant stock options, stock awards, restricted stock, restricted stock units and other stock-based awards to employees or directors of, or consultants to, Holdings or any of its subsidiaries. The Plan, effective as of February 16, 2006, has a term of ten years and is administered by the compensation committee of Holdings’ board of directors; we refer to the administering body as the “Committee.” All awards granted under the Plan are subject to an Investor Rights Agreement. See “Certain Relationships and Related Party Transactions―Agreements relating to Holdings Equity.”

Under a realization event (as defined in the Plan), Holdings may, but is not required to, purchase each outstanding vested option and unvested option for a per share amount equal to the amount per share received with respect to such shares sold in the transaction constituting the realization event less the option price thereof. If the calculation in the preceding sentence results in an amount that is less than zero, options may be cancelled for no payment.

As of August 31, 2006, there were outstanding options to purchase 302,461 shares of Holdings common stock.

Other Compensation

In connection with Mr. Strauss’ acceptance of employment with Tyco, he was provided interest subsidy payments for his personal home mortgage. We continue to provide Mr. Strauss with such payments, which is in its third and final year. We estimate that such payments will equal $9,500 in fiscal 2006.

Messrs. Matuscak, Powell, Salmon, and Strauss were formerly employees of TP&A, and in 2005, each of them entered into an agreement with Tyco under which they were entitled to a retention bonus if they remain employed with us following the Acquisition. Under these retention agreements, Messrs. Powell, Salmon, and Strauss were paid retention bonuses in the amount of $363,000, $191,000, and $258,000, respectively. In connection with the Acquisition, we agreed to reimburse Tyco for 50% of such retention bonus payments.

In connection with the end of Mr. Sutter’s employment as our Chief Executive Officer, we and Mr. Sutter entered into a Separation Agreement and General Release on June 11, 2006, under which we agreed to pay Mr. Sutter $100,000 per pay period for 24 consecutive pay periods, a pro-rata bonus based on service through July 15, 2006 which will be determined in accordance with our annual bonus plan a lump sum cash payment of $445,000 pursuant to his retention agreement with Tyco (Tyco is required to reimburse us for 50% of this payment as described in the paragraph above) and continued health and welfare benefits for 12 months following his separation date. In connection with his separation agreement, Mr. Sutter provided to us a general release with respect to any claims relating to his employment.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Purchase of Holdings Equity

Apollo and certain of our management members (including the senior executives referred to in “Management”) have made an equity investment in Holdings through a purchase of common and preferred stock in Holdings. Apollo, its affiliates and our management members collectively own 100% of the outstanding equity of Holdings. See “Executive Compensation―Option Grants Following the Acquisition.”

Investor Rights Agreement

Holdings and each of its stockholders (including Apollo and management members who purchased equity of Holdings or who have stock options on Holdings’ equity) entered into an investor rights agreement on February 16, 2006 which provides for, among other things, a restriction on the transferability of each such management member’s equity ownership in Holdings, tag-along rights, come-along rights, piggyback registration rights, repurchase rights by Holdings and Apollo in certain circumstances, and the grant of an irrevocable proxy to Apollo with respect to the voting rights associated with a management member’s ownership of Holdings equity, and certain restrictions on each management member’s ability to compete with or solicit our employees or customers.

Management Agreement with Apollo

We, Holdings and Apollo have entered into a management agreement under which Apollo will advise us concerning such management matters that relate to proposed financial transactions, acquisitions and other senior management matters relating to our business, administration and policies. We pay Apollo an annual management fee equal to the greater of $2.5 million and 1.5% of our EBITDA, as defined in the indenture, and reimburse Apollo for out-of-pocket expenses incurred in the performance of its obligations under the agreement.

The agreement also provides that, in the event the Company or Holdings determines it is advisable to retain a financial advisor in connection with certain specified type merger and acquisition, financing, recapitalization or other similar transactions, we or Holdings, as applicable, will seek to negotiate an agreement to retain Apollo to provide such services before hiring any other person. In the absence of an agreement to the contrary, in connection with any merger, acquisition, financing or similar transaction with an aggregate value of $25.0 million or more, Apollo will receive a fee equal to 1% of the aggregate transaction enterprise value paid to or provided by such entity or its stockholders in connection with the transaction.

The management agreement expires on December 31, 2012, subject to automatic yearly extensions unless terminated by any party upon prior notice. In addition, Apollo has the right to terminate the agreement at any time, in which case it will receive additional consideration equal to $17.5 million less the aggregate amount of annual fees previously paid to Apollo.

In addition, pursuant to a transaction fee agreement between Holdings and Apollo dated as of February 16, 2006, we paid Apollo $10 million at the consummation of the Acquisition for various services performed by it and its affiliates in connection with the Transactions.

PRINCIPAL STOCKHOLDERS OF HOLDINGS

We are a wholly-owned subsidiary of Holdings. The following table sets forth certain information regarding the beneficial ownership of the common stock of Holdings with respect to each person that is a beneficial owner of more than 5% of its outstanding common stock and beneficial ownership of its common stock by each director and each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of August 31, 2006:

Name and Address of Owner(1)(2)	Number of Shares of Common Stock(1)	Percent of Class
Apollo Investment Funds V and VI, L.P.(3)(4)	6,922,249	95.5%
Hamilton Lane Co-Investment Fund L.P.(4)(5)	367,088	5.1%
Layle K. Smith	55,063	*
David S. Graziosi(6)	20,171	*
Gary J. Powell(6)	36,709	*
Brian C. Strauss(6)	14,059	*
Thomas E. Salmon(6)	9,448	*
Marvin O. Schlanger(6)	57,486	*
Anthony M. Civale(6)	20,000	*
Joshua J. Harris(6)	20,000	*
Robert V. Seminara(6)	20,000	*
All directors and executive officers as a group (11 persons)	259,411	3.7%

*	Signifies less than 1%.

(1)

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)	Unless indicated otherwise, the address of each person listed is c/o Covalence Specialty Materials Corp., 7 Roszel Road, Princeton, New Jersey 08540.

(3)

Represents all equity interest of Holdings held of record by affiliates of Apollo Management V, L.P. Apollo Management V, L.P. has the voting and investment power over the shares on behalf of Apollo. The general partner of Apollo Management V, L.P. is AIF V Management, Inc. Each of Messrs. Civale, Harris, and Seminara, who have relationships with Apollo, disclaim beneficial ownership of any shares of Holdings that may be deemed beneficially owned by Apollo Management V, L.P., except to the extent of any pecuniary interest therein. Each of Apollo Management V, L.P. and its affiliated investment funds disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest. The address of Messrs. Civale, Harris, and Seminara and Apollo Management V, L.P. is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(4)

The 367,088 shares are held by Covalence Co-Investment Holdings LLC and are included in the total shares of Apollo in the table above. All of the equity interests in Covalence Co-Investment Holdings LLC is held by Hamilton Lane Co-Investment Fund L.P. Covalence Co-Investment Holdings LLC is managed and controlled by affiliates of Apollo Management, L.P. The address of Covalence Co-Investment Holdings LLC is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019. Each of Messrs. Civale, Harris and Seminara may be deemed a beneficial owner of membership interests of Covalence Co-Investment Holdings LLC due to his status as an employee of Apollo Management, L.P. Apollo Management, L.P. and each such person disclaims beneficial ownership of any such membership interest in which he/she does not have a pecuniary interest.

(5)	The address of Hamilton Lane Co-Investment Fund L.P. is one Belmont Avenue, Ninth Floor, Bala Cynwyd, Pennsylvania 19004.

(6)

Includes, for each of the following persons, the respective number of shares underlying options that are vested or scheduled to vest within 60 days of August 31, 2006: Mr. Graziosi, 1,835; Mr. Powell, 550; Mr. Strauss, 1,223; Mr. Salmon, 1,693; Mr. Schlanger 36,709; Mr. Civale, 20,000; Mr. Harris, 20,000; Mr. Seminara, 20,000.

DESCRIPTION OF OTHER INDEBTEDNESS

First-Priority Senior Secured Credit Facilities

The senior secured credit facilities are provided by a syndicate of banks and other financial institutions. The senior secured credit facilities provide financing of up to $500.0 million, consisting of:

•	a $300.0 million term loan facility that matures on May 18, 2013; and

•

a revolving credit facility with borrowing availability equal to the lesser of (a) $200 .0 million or (b) the borrowing base ($232.4 million as of June 30, 2006), which is a function primarily of the value of our eligible accounts receivable and eligible inventory. The revolving facility matures on May 18, 2012.

The borrowing base is, at any time of determination, an amount (net of reserves) equal to the sum of:

•	85% of the net amount of eligible accounts receivable; and

•	85% of the net orderly liquidation value of eligible inventory.

The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

As of June 30, 2006, $191.6 million was available for borrowing under the revolving credit facility, and $8.4 million in letters of credit were outstanding.

Interest Rate and Fees

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Bank of America, N.A., as administrative agent, and (2) the U.S. federal funds rate plus 1⁄2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR borrowings under the revolving credit facility is 1.50% and under the term loan is 2.00%. The initial applicable margin for Base Rate borrowings under the revolving credit facility is 0% and under the term loan is 1.00%. The applicable margin for such borrowings under the revolving credit facility will be reduced if we achieve certain leverage ratios.

In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.30% per annum depending on the average daily unused borrowing capacity. We also pay customary letter of credit fees, including a fronting fee of 0.25% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

Prepayments

The senior secured credit facilities requires us to prepay outstanding term loans, subject to certain exceptions, with:

•	beginning with our first full fiscal year after the closing, 50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the credit agreement); and

•

100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months, subject to certain limitations.

We may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

Amortization

The term loan will amortize each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on May 18, 2013.

Principal amounts outstanding under the revolving credit facility are due and payable in full on May 18, 2012.

Guarantee and Security

All obligations under the senior secured credit facilities are unconditionally guaranteed by Holdings and, subject to certain exceptions, each of our existing and future direct and indirect domestic subsidiaries, which we refer to collectively as “U.S. Guarantors.”

All obligations under the senior secured credit facilities, and the guarantees of those obligations (as well as any interest-hedging or other swap agreements permitted to be secured under the terms of the senior secured credit facilities) are secured by substantially all of our assets as well as those of Holdings and each U.S. Guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of our capital stock by Holdings, a pledge of 100% of the capital stock of all U.S. Guarantors and a pledge of 65% of the capital stock of certain of our foreign subsidiaries and certain other subsidiaries; and

•	a security interest in substantially all of our tangible and intangible assets as well as those of Holdings, us and each U.S. Guarantor.

Certain Covenants and Events of Default

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	repay other indebtedness (including the notes);

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale-and-leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness, including the notes;

•	make capital expenditures;

•	enter into derivatives transactions;

•	amend our organizational documents;

•	change the business conducted by us and our subsidiaries; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the revolving facility requires us to maintain a minimum fixed charge coverage ratio at any time when the aggregate unused revolver capacity falls below 10% of the lesser of the revolving facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. In that event, we must satisfy a minimum fixed charge coverage ratio requirement of 1.00:1.00 Availability as of June 30, 2006 was 191.6 million.

The senior secured credit facilities also contains certain customary affirmative covenants and events of default.

Second-Lien Secured Floating Rate Credit

Our $175.0 million floating rate loan is provided by a syndicate of banks and other financial institutions and matures on August 16, 2013. Voluntary prepayments are subject to a premium of 2% of any principal amount prepaid in the first year, 1% of any principal amount prepaid in the second year and no premium thereafter.

Interest Rate

The floating rate loan bears interest at a rate per annum, reset at the end of each interest period, equal to LIBOR plus 3.25% or Base Rate plus 2.25%.

Guarantee and Security

All obligations under the floating rate loan are unconditionally guaranteed by each of our existing domestic subsidiaries that guarantees debt under our senior secured credit facilities and by certain of our future domestic subsidiaries.

All obligations under the floating rate loan, and the guarantees of those obligations, are secured, subject to certain exceptions, by second-priority liens on the same collateral that secures obligations under the senior secured credit facilities.

Pursuant to an intercreditor agreement, the liens securing the floating rate loan are expressly second in priority to all liens that secure our senior secured credit facilities and future indebtedness incurred to replace or refinance such facilities in accordance with the terms of the floating rate loan agreement.

Certain Covenants and Events of Default

The floating rate loan contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our restricted subsidiaries, to:

•	borrow money or issue certain types of equity securities;

•	pay dividends on or redeem or repurchase stock;

•	make certain types of investments;

•	sell assets;

•	incur certain liens;

•	restrict dividends or other payments from subsidiaries;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

The floating rate loan agreement also contains certain customary affirmative covenants and events of default. In addition, subject to certain exceptions, upon a Change of Control, as defined in the credit agreement relating to the floating rate loan, each lender has the right to require us to prepay all or any part of the lender’s portion of the floating rate loan at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In the event that at the time of such Change of Control the terms of the Bank Indebtedness, as defined in the credit agreement relating to the floating rate loan, restrict or prohibit such prepayment, then we must repay in full all Bank Indebtedness or obtain the requisite consent, if required, under the agreements governing the Bank Indebtedness to permit such prepayment. The terms “Change of Control” and “Bank Indebtedness” are defined in the Credit Agreement relating to the floating rate loan in essentially the same manner as defined in the indenture relating to the Notes. See “Description of the Exchange Notes―Change of Control” and “Certain Definitions.”

DESCRIPTION OF THE EXCHANGE NOTES

The terms of the exchange notes and the outstanding notes are identical in all material respects, except:

•	the exchange notes will have been registered under the Securities Act;

•	the exchange notes will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•

the exchange notes will not contain provisions relating to the payment of additional interest to the holders of the outstanding notes under the circumstances related to the timing of the exchange offer.

Any outstanding notes that remain outstanding after the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities for voting purposes under the applicable indenture under which they were issued. You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the words “Issuer” and “we”, “us” and “our” mean Covalence Specialty Materials Corp., a Delaware corporation, and not any of its subsidiaries. References to the “notes” refer to the original and exchange notes.

We issued $265.0 million in aggregate principal amount of the outstanding notes to the initial purchasers on February 16, 2006. The initial purchasers sold the outstanding notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes. However, the exchange notes are not subject to transfer restrictions, registration rights or additional interest provisions unless held by certain broker-dealers, affiliates of Covalence Specialty Materials Corp. or certain other persons. See “The Exchange Offer―Transferability of the Exchange Notes.” In addition, we do not plan to list the exchange notes on any securities exchange or seek quotation on any automated quotation system. The outstanding notes are traded on Nasdaq’s PORTAL system.

For purposes of this summary, the term “notes” refers to both the outstanding notes and the exchange notes.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Copies of the indenture are available upon request to us at the address indicated under “Where You Can Find More Information About Us.” Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

General

The outstanding notes are and the exchange notes will be issued under an indenture (the “indenture”), dated as of February 16, 2006, among the Issuer, the Note Guarantors, and Wells Fargo Bank, N.A., as Trustee. Copies of the indenture may be obtained from the Issuer upon request.

The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “Certain Definitions.”

We will issue the exchange notes with an initial aggregate principal amount of up to $265.0 million. We may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “Certain Covenants―Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Issuer (which initially shall be the principal corporate trust office of the Trustee).

The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The exchange notes will be unsecured senior subordinated obligations of the Issuer and will mature on March 1, 2016. Each note will bear interest at the rate of 10.25% per annum from February 16, 2006 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on February 15 or August 15 immediately preceding the interest payment date on March 1 and September 1 of each year, commencing September 1, 2006.

Optional Redemption

On or after March 1, 2011, the Issuer may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 1 of the years set forth below:

Period	Redemption Price
2011	105.125%
2012	103.417%
2013	101.708%
2014 and thereafter	100.000%

In addition, prior to March 1, 2011, the Issuer may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to March 1, 2009, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 110.250%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

In the case of any partial redemption, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or if the notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $1,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.

Ranking

The indebtedness evidenced by the notes will be unsecured senior subordinated Indebtedness of the Issuer, will be subordinated in right of payment, as set forth in the indenture, to all existing and future Senior Indebtedness of the Issuer, will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of the Issuer and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The notes will also be effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein if the deposit of such money or U.S. Government Obligations into the defeasance trust did not otherwise violate the subordination provisions of the indenture.

The indebtedness evidenced by the Note Guarantees will be unsecured senior subordinated Indebtedness of the applicable Note Guarantor, will be subordinated in right of payment, as set forth in the indenture, to all existing and future Senior Indebtedness of such Note Guarantor, will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of such Note Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Note Guarantor. The Note Guarantees will also be effectively subordinated to any Secured Indebtedness of the applicable Note Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At June 30, 2006,

(1)	the Issuer and its Subsidiaries had $475.0 million aggregate principal amount of Senior Indebtedness outstanding (excluding approximately $8.4 million of letters of credit and unused commitments and up to $191.6 million that may be borrowed under our revolving credit facility), all of which would have been Secured Indebtedness; and

(2)	the Issuer and its Subsidiaries had no Pari Passu Indebtedness outstanding (other than the notes), and no Subordinated Indebtedness outstanding.

Although the indenture contains limitations on the amount of additional Indebtedness that the Issuer and its Restricted Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain Covenants―Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Note Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the notes. The notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Note Guarantors. Although the indenture will limit the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. The Issuer’s Subsidiaries that are not Note Guarantors had $47.3 million of liabilities outstanding as of June 30, 2006.

“Senior Indebtedness” with respect to the Issuer or any of its Restricted Subsidiaries means all Indebtedness and any Receivables Repurchase Obligation of the Issuer or any such Restricted Subsidiary, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Restricted Subsidiary of the Issuer at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of the Issuer or such Restricted Subsidiary, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1)	any obligation of the Issuer to any Subsidiary of the Issuer (other than any Receivables Repurchase Obligation) or of any Subsidiary of the Issuer to the Issuer, or of any Subsidiary to the Issuer or any other Subsidiary of the Issuer,

(2)	any liability for U.S. federal, state, local or other taxes owed or owing by the Issuer or such Restricted Subsidiary,

(3)	any accounts payable or other liability to trade creditors (including guarantees thereof or instruments evidencing such liabilities),

(4)

any Indebtedness or obligation of the Issuer or any Restricted Subsidiary which is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such Restricted Subsidiary, as applicable, including any Pari Passu Indebtedness and any Subordinated Indebtedness,

(5)	any obligations with respect to any Capital Stock, or

(6)

any Indebtedness Incurred in violation of the indenture but, as to any such Indebtedness Incurred under the Credit Agreement, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness or their Representative shall have received an Officers’ Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the indenture.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

Only Indebtedness of the Issuer or a Note Guarantor that is Senior Indebtedness will rank senior to the notes or the relevant Note Guarantee in accordance with the provisions of the indenture. The notes and each Note Guarantee will in all respects rank pari passu with all other Pari Passu Indebtedness of the Issuer and the relevant Note Guarantor, respectively.

The Issuer may not pay principal of, premium (if any) or interest on, the notes or make any deposit pursuant to the provisions described under “Defeasance” below and may not otherwise purchase, redeem or otherwise retire any notes (except that holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under “Defeasance”) (collectively, “pay the notes”) if:

(1)	a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness of the Issuer occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness of the Issuer is not paid when due, or

(2)	any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness of the Issuer is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash.

However, the Issuer may pay the notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness of the Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer may not pay the notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a “Blockage Notice”) of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice; (2) by repayment in full in cash of such Designated Senior Indebtedness; or (3) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness have or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness or a payment default exists, the Issuer may resume payments on the notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being understood that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period that, in either case, would give rise to an event of default pursuant to any provision of the Designated Senior Indebtedness under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property, the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the noteholders are entitled to receive any payment and until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which noteholders would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness of the Issuer as their interests may appear (except that holders of notes may receive and retain (1) Permitted Junior Securities, and (2) payments made from the trust described under “Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the notes without violating the subordination provisions described herein). If a distribution is made to noteholders that due to the subordination provisions of the indenture should not have been made to them, such noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

If payment of the notes is accelerated because of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration.

By reason of such subordination provisions contained in the indenture, in the event of insolvency, creditors of the Issuer who are holders of Senior Indebtedness may recover more, ratably, than the noteholders, and creditors of the Issuer who are not holders of Senior Indebtedness or of Pari Passu Indebtedness (including the notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Pari Passu Indebtedness.

The indenture contains substantially similar subordination provisions relating to each Note Guarantor’s obligations under its Note Guarantee.

Note Guarantees

Each of the Issuer’s direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries (unless such Subsidiary is a Receivable Subsidiary) on the Issue Date that (i) guarantee Indebtedness under the Credit Agreement or (ii) incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to exceptions (a) and (b) described in “Certain Covenants―Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or not permitted to be Incurred by the provisions described in “Certain Covenants―Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” will jointly and severally irrevocably and unconditionally guarantee on an unsecured senior subordinated basis (in the same manner and to the same extent that the notes are subordinated to Senior Indebtedness) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such obli gations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees.

Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness of the Issuer or any of its Restricted Subsidiaries or issues shares of Disqualified Stock to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same unsecured senior basis. See “Certain Covenants―Future Note Guarantors.”

Each Note Guarantee will be a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon each such Note Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor will be automatically released upon:

(1)	(a)	the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the indenture,
	(b)	the Issuer designating such Note Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “Certain Covenants―Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”
	(c)	in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the notes pursuant to the covenant described under “Certain Covenants―Future Note Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes, and
	(d)	the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “Defeasance,” or if the Issuer’s obligations under the indenture are discharged in accordance with the terms of the indenture; and
(2)	in the case of clause (1)(a) above, such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer.

A Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer which results in the obligation to guarantee the notes.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem notes as described under “Optional Redemption”:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)

the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer; or

(3)

individuals who on the Issue Date constituted the Board of Directors of the Issuer (together with any new directors whose election by such Board of Directors of the Issuer or whose nomination for election by the stockholders of the Issuer was approved by (a) a vote of a majority of the directors of the Issuer then still in office who were either directors on the

Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Issuer then in office.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness or other Senior Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness and such Senior Indebtedness; or

(2)

obtain the requisite consent, if required, under the agreements governing the Bank Indebtedness and such Senior Indebtedness to permit the repurchase of the notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the notes as described under “Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.

On the purchase date, the notes purchased by the Issuer under this provision will be delivered to the Trustee for cancellation, and the Issuer will pay the purchase price plus accrued and unpaid interest to the holders.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a

Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The indenture contains covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The indenture provides that:

(1)	the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Issuer will not permit any of its Restricted Subsidiaries (other than a Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary that is a Note Guarantor or a Foreign Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a)	the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $750.0 million outstanding at any one time;

(b)

the Incurrence by the Issuer, the Floating Rate Guarantors and the Note Guarantors of Indebtedness represented by the Floating Rate Loan, the Floating Rate Guarantees, the notes and the Note Guarantees;

(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase,

lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $75.0 million and 4.0% of Total Assets at the time of Incurrence;

(e)

Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self- insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f)

Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Acquisition or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)

Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Note Guarantor is subordinated in right of payment to the obligations of the Issuer under the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h)

shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i)

Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Note Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Note Guarantor such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)

Hedging Obligations that are not incurred for speculative purposes: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k)	obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $100.0 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)

any guarantee by the Issuer or a Note Guarantor of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantor’s Note Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(n)

the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of the notes;

(2)	has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) one year following the last maturity date of the notes;

(3)

to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4)

is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, fees and expenses Incurred in connection with such refinancing;

(5)

shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Note Guarantor that refinances Indebtedness of the Issuer or a Restricted Subsidiary that is a Note Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6)

in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d), (s) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d), (s) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d), (s) and (t);

provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of the notes or any Senior Indebtedness.

(o)	Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided, further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1)	the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2)	the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q)

Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its Incurrence;

(r)

Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s)	Contribution Indebtedness;

(t)

Indebtedness of Restricted Subsidiaries that are not Note Guarantors Incurred for working capital purposes, provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $15.0 million and 10% of the consolidated assets of the Restricted Subsidiaries that are not Note Guarantors; and

(u)

Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (u) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3)

make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)

make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)

immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8) and (13) (only to the extent of one-half of the amounts paid pursuant to such clause) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from April 1, 2006 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)

100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3)

100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4)

the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)

100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),

(B)	the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by the Issuer and

(A)	in the event of property with a Fair Market Value in excess of $7.5 million, shall be set forth in an Officers’ Certificate or

(B)	in the event of property with a Fair Market Value in excess of $15.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;
(2)	(a)	the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any direct or indirect parent of the Issuer or Subordinated Indebtedness of the Issuer or any Note Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and
	(b)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;
(3)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Note Guarantor which is Incurred in accordance with the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as
	(a)	the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),
	(b)	such Indebtedness is subordinated to the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,
	(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) one year following the Stated Maturity of the notes, and
	(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of the notes;

(4)	the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $12.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $20.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:
(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus
(b) the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date;
provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;
(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(6)	the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and (b) to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; provided, however, that, (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;
(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $25.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent of the Issuer, as the case may be, to fund the payment by any direct or indirect parent of the Issuer, as the case may be, of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;
(9)	Investments that are made with Excluded Contributions;
(10)	other Restricted Payments in an aggregate amount not to exceed $50.0 million;
(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;
(12)	the payment of dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay U.S. federal, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members);
(13)	the payment of dividends, other distributions or other amounts or the making of loans or advances by the Issuer, if applicable:
(a) in amounts equal to the amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries; and
(b) in amounts equal to amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(14)	cash dividends or other distributions on the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer to, fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer, as the case may be, or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “Transactions with Affiliates”;
(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;
(16)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;
(17)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Change of Control” and “Asset Sales”; provided that all notes tendered by holders of the notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and
(18)	any payments made, including any such payments made to any direct or indirect parent of the issuer to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2)	the Floating Rate Loan, the indenture and the notes (and any exchange notes and guarantees thereof);

(3)	applicable law or any applicable rule, regulation or order;

(4)

any agreement or other instrument relating to Indebtedness of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)

any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)

Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)

customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11)

any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)

other Indebtedness of any Restricted Subsidiary of the Issuer (i) that is a Note Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by a Foreign Subsidiary of the Issuer subsequent to the Issue Date pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)	any Restricted Investment not prohibited by the covenant described under “Limitation on Restricted Payments” and any Permitted Investment; or

(14)

any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets,

(b)

any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)

any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3% of Total Assets and $35.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness or Pari Passu Indebtedness (provided that if the Issuer or any Note Guarantor shall so reduce Obligations under Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes) or Indebtedness of a Restricted Subsidiary that is not a Note Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer,

(2)

to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case used or useful in a Similar Business, and/or

(3)

to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale;

provided that (x) in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, (y) in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into such a commitment under clause (y) one time with respect to each Asset Sale. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall make an offer to all holders of notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of

Excess Proceeds, the Trustee shall select the notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

If more notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $1,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	(a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries and (b) any merger of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the indenture described above under the covenant “Limitation on Restricted Payments” and Permitted Investments;

(3)

(x) the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $2.5 million and (B) 1.5% of EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

(4)

the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(5)

payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to certain agreements between the Issuer and the Sponsors described in this prospectus or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6)

transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans to employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8)

any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or certain transaction specified in the indenture;

(9)

the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(10)	the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors,

(11)

(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12)	any transaction effected as part of a Qualified Receivables Financing;

(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14)

the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15)	the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “Limitation on Restricted Payments”;

(16)	any contribution to the capital of the Issuer;

(17)	transactions permitted by, and complying with, the provisions of the covenant described under “Merger, Consolidation or Sale of All or Substantially All Assets”;

(18)

transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19)	pledges of Equity Interests of Unrestricted Subsidiaries; and

(20)	any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business.

Liens. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien on any asset or property of the Issuer or such Restricted Subsidiary of the Issuer, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of the Issuer or any Note Guarantor unless the notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Issuer or any Restricted Subsidiary of the Issuer to secure the notes if the Lien consists of a Permitted Lien; provided that any Lien which is granted to secure the notes or such Note Guarantee under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes or such Note Guarantee under this covenant.

Limitation on Other Senior Subordinated Indebtedness. The indenture provides that the Issuer will not, and will not permit any Note Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Indebtedness of any such Note Guarantor, as the case may be, unless such Indebtedness is either:

(1)	pari passu in right of payment with the notes or such Note Guarantor’s Note Guarantee, as the case may be, or

(2)	subordinate in right of payment to the notes or such Note Guarantor’s Note Guarantee, as the case may be.

Reports and Other Information. The indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)

within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3)

promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a)	the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and

(b)	such parent entity of the Issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant.

In addition, the Issuer has agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer covered by this prospectus by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such registration rights agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of the description of this covenant.

In the event that any direct or indirect parent of the Issuer is or becomes a Note Guarantor of the notes, the indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Note Guarantors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

Future Note Guarantors. The indenture provides that the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that

(a)	guarantees any Indebtedness of the Issuer or any of its Restricted Subsidiaries, or

(b)

incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clauses (a) or (l) of the second paragraph of the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or not permitted to be Incurred by such covenant to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee shall be released in accordance with the provisions of the indenture described under “Note Guarantees.”

Merger, Consolidation or Sale of All or Substantially All Assets

The indenture provides that the Issuer may not, directly or indirectly, consolidate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving person or the Person formed by or surviving any such consolidation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the notes is a corporation;

(2)

the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)

immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “Certain Covenants―Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)

the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the indenture and the notes; and

(6)

the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the indenture.

The Successor Company will succeed to, and be substituted for, the Issuer under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

The indenture further provides that subject to certain provisions in the indenture governing release of a Note Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Note Guarantor, each Note Guarantor will not, and the Issuer will not permit any Note Guarantor to, consolidate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions) unless:

(1)	such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”);

(2)

the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the indenture and such Note Guarantors’ Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; and

(3)

the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Subject to certain limitations described in the indenture, the Successor Note Guarantor will succeed to, and be substituted for, such Note Guarantor under the indenture and such Note Guarantor’s Note Guarantee. Notwithstanding the foregoing, (1) a Note Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, so long as the amount of Indebtedness of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge with another Note Guarantor or the Issuer.

Notwithstanding the foregoing, any Note Guarantor may consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to, (x) the Issuer or any Note Guarantor or (y) any Restricted Subsidiary of the Issuer that is not a Note Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed 5% of the consolidated assets of the Issuer and the Note Guarantors as shown on the most recent available balance sheet of the Issuer and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions).

Defaults

An Event of Default is defined in the indenture as:

(1)	a default in any payment of interest on any note when due, whether or not prohibited by the provisions described under “Ranking” above, continued for 30 days,

(2)

a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited by the provisions described under “Ranking” above,

(3)	the failure by the Issuer to comply with its obligations under the covenant described under “Merger, Consolidation or Sale of All or Substantially All Assets” above,

(4)

the failure by the Issuer or any of its Restricted Subsidiaries to comply with any of its agreements in the notes or the indenture (other than those referred to in clauses (1), (2) or (3) above) and such failure continues for 60 days after the notice of default is delivered to the issuer by the Trustee or holders of at least 25% in aggregate principal amount of the notes (the “breach of agreement provision”),

(5)

the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(6)	certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(7)

failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(8)

any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor denies or disaffirms its obligations under the indenture or any Note Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) hereof after receipt of such notice.

The Issuer is required to deliver to the Trustee, within five business days after the occurrence thereof, written notice of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Issuer is taking or proposes to take with respect to such event.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders.

The Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, beginning with the fiscal year ended on December 31, 2006, an Officers’ Certificate stating that in the course of the performance by the signer of their duties as Officers of the Issuer they would normally have knowledge of any Default and whether the signer know of any Default that occurred during the previous fiscal year. The certificate identifying a Default must address the status of the Event of Default and what action the Issuer is taking or proposes to take in respect to the Event of Default.

Amendments and Waivers

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any note,

(3)	reduce the principal of or change the Stated Maturity of any note,

(4)	reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “Optional Redemption” above,

(5)	make any note payable in money other than that stated in such note,

(6)	make any change to the subordination provisions of the indenture that adversely affects the rights of any holder,

(7)

impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions, or

(9)	modify any Note Guarantee in any manner adverse to the holders.

Without the consent of any holder, the Issuer and Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer under the indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to make any change in provisions described under “Ranking” and “Note Guarantee” that would limit or terminate the benefits available to any holder of Senior Indebtedness of the issuer or a Note Guarantor, respectively, to add a Note Guarantee with respect to the notes, to secure the notes, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA to effect any provision of the indenture or to make certain changes to the indenture to provide for the issuance of additional notes.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any equity interests in the Issuer or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the indenture. The Issuer is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1)	either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer and/or the Note Guarantors have paid all other sums payable under the indenture; and

(3)

the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. In addition, the Issuer at any time may terminate its obligations under the covenants described under “Certain Covenants,” the operation of the breach of agreement provision, cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the note guarantee default provision described under “Defaults” and the undertakings and covenants contained under “Change of Control” and “Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) or (6) with respect only to Significant Subsidiaries, (7) or (8) under “Defaults” or because of the failure of the Issuer to comply with the provisions of the indenture described under “Merger, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal in come tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion. of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law).

Concerning the Trustee

Wells Fargo Bank, N.A. is the Trustee under the indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the notes.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by the Issuer of all of the outstanding right, title and interests in and to the assets (other than certain excluded assets) of, and all of the issued and outstanding shares of capital stock or partnership interests, as applicable, of, the Seller’s subsidiaries relating to the adhesives, coated products and plastics businesses and L tape product line pursuant to the terms of the Stock and Asset Purchase Agreement.

“Acquisition Documents” means the Stock and Asset Purchase Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note, at March 1, 2011 (such redemption price being set forth in the applicable table appearing above under “Optional Redemption”) plus (ii) all required interest payments due on the note through March 1, 2011 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2)

the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

(b)

the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants―Limitation on Restricted Payments”;

(d)

any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $7.5 million;

(e)

any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f)

any exchange of assets for assets related to a Similar Business of comparable or greater market value, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $7.5 million shall be evidenced by an Officers’ Certificate, and (2) $15.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(g)	foreclosure on assets of the Issuer or any of its Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)

a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(k)

a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l)	the grant in the ordinary course of business of any licenses of patents, trademarks, know-how and any other intellectual property; and

(m)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Senior Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)	U.S. dollars or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)

securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof in each case maturing, unless such securities are deposited to defease any Indebtedness, not more than two years from the date of acquisition;

(3)

certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P;

(4)

repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)

commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6)

readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(7)

Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; and

(4)	less interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (less all fees and expenses relating thereto), including, without limitation, any severance expenses, and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Transactions, in each case, shall be excluded;

(2)

any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting (such as, without limitation, capitalized profit inventory) in connection with the Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5)

any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7)

the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)

solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “Certain Covenants―Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)

an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “Certain Covenants―Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)

any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded;

(11)

any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12)

any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13)	accruals and reserves that are established within 12 months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(14)

solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)

(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(16)	unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FAS 52 shall be excluded; and

(17)

solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants―Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Note Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer after the Issue Date; provided that:

(1)	such cash contributions have not been used to make a Restricted Payment,

(2)

if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Issuer, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the notes, and

(3)

such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means (i) the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Issuer, Covalence Specialty Materials Holding Corp., the financial institutions named therein, and Bank of America, N.A., as Administrative Agent, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the definition of Cumulative Credit contained in the covenant described under “Certain Covenants―Limitation on Restricted Payments.”

“Designated Senior Indebtedness” means, with respect to the Issuer or a Note Guarantor:

(1)	the Bank Indebtedness;

(2)	the Floating Rate Loan and

(3)

any other Senior Indebtedness of the Issuer or such Note Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Issuer or such Note Guarantor in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Consolidated Interest Expense; plus

(3)	Consolidated Non-cash Charges; plus

(4)

business optimization expenses and other restructuring charges; provided that with respect to each business optimization expense or other restructuring charge, the Issuer shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5)

the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsors and the Issuer and its Subsidiaries as described with particularity in this prospectus and as in effect on the Issue Date;

less, without duplication,

(6)	non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the net cash proceeds received by the Issuer after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)

the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the definition of Cumulative Credit contained in “Certain Covenants―Limitation on Restricted Payments.”

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 2 to the “Summary Historical and Pro Forma Combined Financial Data” under “Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Floating Rate Guarantee” means the guarantee of the Floating Rate Loan by certain Subsidiaries of the Issuer as described in this prospectus.

“Floating Rate Guarantor” means any Person that Incurs a Floating Rate Guarantee; provided that upon the release or discharge of such Person from its Floating Rate Guarantee in accordance with the Floating Rate Loan, such Person ceases to be a Floating Rate Guarantor.

“Floating Rate Loan” means the second-priority senior secured floating rate loan among the Issuer, certain Subsidiaries of the Issuer, the financial institutions named therein, and Bank of America, N.A., as Administrative Agent providing for $175.0 million of loans, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)

to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such

Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4)

to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(3)

corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants―Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means the date on which the notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the stockholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “Certain Covenants―Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Guarantee” means any guarantee of the obligations of the Issuer under the indenture and the notes by any Person in accordance with the provisions of the indenture.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee in accordance with the indenture, such Person ceases to be a Note Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and

(2)	with respect to any Note Guarantor, its Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee.

“Paying Agent” means an office or agency maintained by the Issuer where the notes may be presented for payment..

“Permitted Holders” means, at any time, each of (i) the Sponsors and (ii) the Management Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)

any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)

any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Certain Covenants―Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date;

(6)	advances to employees not in excess of $15.0 million outstanding at any one time in the aggregate;

(7)

any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)

Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “Certain Covenants―Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)

any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary or any direct or indirect parent of the Issuer) having an aggregate Fair Market Value, taken together with all other

Investments made pursuant to this clause (9), not to exceed the greater of (x) $50.0 million and (y) 6.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)

additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed the greater of (x) $50.0 million and (y) 6.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12)

Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “Certain Covenants―Limitation on Restricted Payments”;

(13)

any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants―Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)

guarantees issued in accordance with the covenants described under “Certain Covenants―Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants―Future Note Guarantors”;

(16)

Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17)

any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18)	additional Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date not to exceed $15.0 million at any one time; and

(19)

Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “Merger, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Junior Securities” shall mean unsecured debt or equity securities of the Issuer or any Note Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer or any Note Guarantor, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, at least to the same extent that the notes are subordinated to the payment of all Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)

Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)

minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)

(A) Liens securing Senior Indebtedness, and Liens on assets of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of such Restricted Subsidiary, in each case permitted to be Incurred pursuant to the covenant described under “Certain Covenants―Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “Certain Covenants―Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary);

(7)	Liens existing on the Issue Date;

(8)

Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9)

Liens on property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition;

provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10)

Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “Certain Covenants―Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)

Liens securing Hedging Obligations not incurred in violation of the indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)

Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Note Guarantor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)

Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(21)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located; and

(22)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20 .0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)

with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c)

to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Registrar” means an office or agency maintained by the Issuer where the notes may be presented for registration of transfer or for exchange.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness or Designated Senior Indebtedness, as applicable; provided that if, and for so long as, such Senior Indebtedness lacks such a Representative, then the Representative for such Senior Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller” means Tyco Group S.a.r.l., a Luxembourg company.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) one or more investment funds controlled by Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Stock and Asset Purchase Agreement” means the Stock and Asset Purchase Agreement, dated as of December 20, 2005, among the Seller, Covalence Specialty Materials Holding Corp. and Tyco International Group S.A., a Luxembourg corporation, as amended, supplemented or modified from time to time.

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “Certain Covenants―Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

“Transactions” means the Acquisition and the transactions related thereto, the offering of notes being offered hereby and borrowings made pursuant to the Credit Agreement and the Floating Rate Loan and, to the extent applicable, funding in a Receivables Financing on the Issue Date.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent U.S. federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to March 1, 2011; provided, however, that if the period from such redemption date to March 1, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the indenture.

“Trustee” means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “Certain Covenants―Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “Certain Covenants―Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)

obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the exchange of the outstanding notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following summary, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below. This summary only applies to you if you exchange your outstanding notes for exchange notes in the exchange offer. This summary also does not discuss the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. In addition, this summary does not describe every aspect of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special tax rules, including, without limitation, if you are:

•	a bank;

•	a financial institution;

•	a broker or dealer in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	an insurance company;

•	a person whose functional currency is not the U.S. dollar;

•	a tax-exempt organization;

•	an investor in a pass-through entity holding the notes;

•	an S-corporation, a partnership or other entity treated as a partnership for tax purposes;

•	a U.S. expatriate;

•	a person holding notes as a part of a hedging, conversion or other risk-reduction transaction or a straddle for tax purposes; or

•	a foreign person or entity.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The exchange of the outstanding notes for the exchange notes in the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes. As a result, for U.S. federal income tax purposes (1) you should not recognize any income, gain or loss as a result of exchanging the outstanding notes for the exchange notes; (2) the holding period of the exchange notes should include the holding period of the outstanding notes exchanged therefore; and (3) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the outstanding notes exchanged therefore immediately before such exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending 180 days from the date on which this registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until  , 2006, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the exchange notes. Any broker- dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. By delivering a prospectus, however, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer (including the expenses of one counsel for the holder of the outstanding notes) other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the exchange notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and guarantees offered hereby will be passed upon us by Gail Lehman, our Vice President, General Counsel and Corporate Secretary. Ms. Lehman owns shares of common stock and preferred stock of Holdings and has options to purchase shares of common stock of Holdings.

EXPERTS

The combined financial statements of Tyco Plastics and Adhesives as of September 30, 2005 and 2004, and for each of the three years in the period ended September 30, 2005, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes two explanatory paragraphs relating to certain expenses that represented allocations made from Tyco International Ltd., and relating to the adoption of Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities”) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

TYCO PLASTICS AND ADHESIVES (PREDECESSOR)

Page
Audited Combined Financial Statements for the Years Ended September 30, 2005, 2004 and 2003
Report of Independent Registered Public Accounting Firm	F-2
Combined Statements of Income for the years ended September 30, 2005, 2004 and 2003	F-3
Combined Balance Sheets as of September 30, 2005 and 2004	F-4
Combined Statements of Parent Company Equity for the years ended September 30, 2005, 2004 and 2003	F-5
Combined Statements of Cash Flows for the years ended September 30, 2005, 2004 and 2003	F-6
Notes to Combined Financial Statements	F-7

COVALENCE SPECIALTY MATERIALS CORP. AND PREDECESSOR

Unaudited Financial Statements for the Period from February 17, 2006 to June 30, 2006, the Period from October 1, 2005 to February 16, 2006 and the Nine Months Ended July 1, 2005
Condensed Statements of Operations for the period from February 17, 2006 to June 30, 2006, the period from October 1, 2005 to February 16, 2006 and the nine months ended July 1, 2005	F-32
Condensed Balance Sheets as of June 30, 2006 and September 30, 2005	F-33
Condensed Statements of Cash Flows for the period from February 17, 2006 to June 30, 2006, the period from October 1, 2005 to February 16, 2006 and the nine months ended July 1, 2005	F-34
Notes to Condensed Financial Statements	F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management of
 Tyco Plastics and Adhesives and
 Tyco International Ltd.:

We have audited the accompanying combined balance sheets of Tyco Plastics and Adhesives (the “Company”) (see note 1) as of September 30, 2005 and 2004, and the related combined statements of income, parent company equity, and cash flows for each of the three years in the period ended September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

Certain expenses represent allocations made from Tyco International Ltd. The accompanying combined financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company.

As discussed in note 4, the Company adopted Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities,” on October 1, 2003.

/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
December 15, 2005
September 26, 2006 as to Note 12

TYCO PLASTICS AND ADHESIVES

COMBINED STATEMENTS OF INCOME
For the years ended September 30, 2005, 2004 and 2003
(in millions)

	2005	2004	2003
Net revenue, including related party revenue of $23.4, $26.0 and $25.8, respectively	$1,725.2	$1,658.8	$1,597.8
Cost of sales	1,477.4	1,366.2	1,344.1

Gross profit	247.8	292.6	253.7
Charges and allocations from Tyco International, Ltd. and affiliates	56.4	65.0	95.3
Selling, general and administrative expenses	124.6	130.2	108.3
Restructuring and impairment charges (credits), net	3.3	57.9	(0.8)

Operating income	63.5	39.5	50.9
Interest expense, net	4.5	6.3	6.5
Interest expense (income), net―Tyco International Ltd. and affiliates	11.2	(1.7)	3.6

Income before income taxes	47.8	34.9	40.8
Income taxes	3.8	2.4	2.9
Minority interest	―	0.2	0.2

Income before cumulative effect of accounting change	44.0	32.3	37.7
Cumulative effect of accounting change	―	―	(17.8)

Net income	$44.0	$32.3	$19.9

See Notes to Combined Financial Statements.

TYCO PLASTICS AND ADHESIVES

COMBINED BALANCE SHEETS
As of September 30, 2005 and 2004
(in millions)

	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$2.7	$3.7
Accounts receivable, less allowance for doubtful accounts of $4.3 and $3.7, respectively	196.1	187.2
Inventories	159.7	165.0
Prepaid expenses and other current assets	15.9	18.0

Total current assets	374.4	373.9
Property, plant and equipment, net	283.1	291.1
Goodwill	531.7	531.7
Intangible assets, net	15.1	15.7
Other assets	2.4	2.6

Total Assets	$1,206.7	$1,215.0

Liabilities and Parent Company Equity
Current Liabilities:
Capital lease obligations―current portion	$79.5	$61.1
Accounts payable	94.4	80.8
Due to Tyco International, Ltd. and affiliates	111.8	83.5
Accrued and other current liabilities	37.2	59.4

Total current liabilities	322.9	284.8
Capital lease obligations	―	79.5
Other liabilities	26.0	22.5

Total Liabilities	348.9	386.8
Commitments and contingencies (Note 6)
Minority interest	2.7	5.4
Parent Company Equity:
Parent company investment	895.0	863.9
Cumulative translation	(25.5)	(29.1)
Minimum pension liability	(14.4)	(12.0)

Total Parent Company Equity	855.1	822.8

Total Liabilities and Parent Company Equity	$1,206.7	$1,215.0

See Notes to Combined Financial Statements.

TYCO PLASTICS AND ADHESIVES

COMBINED STATEMENTS OF PARENT COMPANY EQUITY
For the years ended September 30, 2005, 2004 and 2003
(in millions)

	Total Parent Company Equity	Parent Company Investment	Currency Translation	Minimum Pension Liability	Comprehensive Income
Balance at September 30, 2002	$978.3	$1,000.3	$(16.5)	$(5.5)
Comprehensive income:
Net income	19.9	19.9	―	―	$19.9
Currency translation	(6.9)	―	(6.9)	―	(6.9)
Minimum pension liability	(4.1)	―	―	(4.1)	(4.1)

Total comprehensive income					$8.9

Net transfers to parent	(110.2)	(110.2)	―	―

Balance at September 30, 2003	877.0	910.0	(23.4)	(9.6)
Comprehensive income:
Net income	32.3	32.3	―	―	$32.3
Currency translation	(5.7)	―	(5.7)	―	(5.7)
Minimum pension liability	(2.4)	―	―	(2.4)	(2.4)
Total comprehensive income					$24.2

Net transfers to parent	(78.4)	(78.4)	―	―

Balance at September 30, 2004	822.8	863.9	(29.1)	(12.0)
Comprehensive income:
Net income	44.0	44.0	―	―	$44.0
Currency translation	3.6	―	3.6	―	3.6
Minimum pension liability	(2.4)	―	―	(2.4)	(2.4)

Total comprehensive income					$45.2

Net transfers to parent	(12.9)	(12.9)	―	―

Balance at September 30, 2005	$855.1	$895.0	$(25.5)	$(14.4)

See Notes to Combined Financial Statements.

TYCO PLASTICS AND ADHESIVES

COMBINED STATEMENTS OF CASH FLOWS
For the years ended September 30, 2005, 2004 and 2003
(in millions)

	2005	2004	2003
Cash Flows From Operating Activities:
Net income	$44.0	$32.3	$19.9
Adjustments to reconcile to net cash provided by operating activities:
Cumulative effect of accounting change	―	―	17.8
Non-cash restructuring and impairment (credits) charges, net	(1.2)	29.2	(0.8)
Loss on sale of fixed assets	0.5	3.0	0.9
Depreciation and amortization	41.6	45.2	49.6
Provisions for losses on accounts receivable and inventory	5.3	2.0	5.1
Other non-cash items	0.9	(0.8)	(0.5)
Changes in assets and liabilities:
Accounts receivable, net	(11.1)	(11.4)	25.1
Inventories	3.3	20.3	29.2
Due to Tyco International, Ltd. and affiliates	28.1	(14.1)	14.7
Accounts payable	26.1	(7.5)	(39.1)
Accrued and other liabilities	(21.2)	(13.5)	4.5
Income taxes	(2.1)	1.6	(2.6)
Other	3.1	2.9	―

Net cash provided by operating activities	117.3	89.2	123.8
Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(32.1)	(16.5)	(14.6)
Proceeds from disposal of assets	2.9	1.0	1.4

Net cash used in investing activities	(29.2)	(15.5)	(13.2)
Cash Flows From Financing Activities:
Change in book overdraft	(12.1)	13.4	8.0
Payment of capital lease obligations	(61.1)	(3.8)	(0.8)
Change in parent company investment	(13.2)	(87.1)	(114.0)
Other	(2.8)	(0.2)	―

Net cash used in financing activities	(89.2)	(77.7)	(106.8)
Effect of currency translation on cash	0.1	(0.2)	0.2
Net (decrease) increase in cash and cash equivalents	(1.0)	(4.2)	4.0

Cash and cash equivalents at beginning of year	3.7	7.9	3.9

Cash and cash equivalents at end of year	$2.7	$3.7	$7.9

Supplementary Cash Flow Information:
Interest paid	$5.4	$6.4	$6.7
Income taxes paid, net of refunds	$3.8	$1.6	$5.3
Non-cash investing activity:
Capital expenditures	$5.7	$7.2	$3.4

See Notes to Combined Financial Statements.

TYCO PLASTICS AND ADHESIVES

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended September 30, 2005, 2004 and 2003

1. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation―The Combined Financial Statements of Tyco Plastics and Adhesives (the “Company”) consist of the combined operations of three wholly-owned operating units of Tyco International, Ltd.: Tyco Plastics, Tyco Adhesives and Ludlow Coated Products. Tyco International, Ltd. (a Bermuda company which is publicly traded on the New York and Bermuda stock exchanges) and its subsidiaries, excluding Tyco Plastics and Adhesives, are referred to herein as “Tyco” or “Parent.” The Combined Financial Statements have been prepared in United States dollars and in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).

The Company consolidates variable interest entities in which the Company bears a majority of the risk to the entities’ potential losses or stands to gain from a majority of the entities’ expected returns. All significant intercompany balances and transactions have been eliminated.

These financial statements present the combined financial position, results of operations and cash flows of the Company as a subsidiary of Tyco, including adjustments, allocations and related party transactions (see Note 8). The financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone entity.

Business―the Company operates in the following reportable segments:

Plastics

Tyco Plastics manufactures polyethylene-based film, packaging products, bags and sheeting in a wide range of sizes, gauges, strengths, stretch capacities, clarities and colors. Tyco Plastics’ products include: RUFFIES, a national brand consumer trash bag sold to mass merchants, grocery chains and other retail outlets, and FILM-GARD, a leading plastic sheeting product sold to consumers and professional contractors through Do-It-Yourself outlets, home improvement centers and hardware stores. Additionally, in the United States, Tyco Plastics produces stretch film and can liners, and supplies custom packaging products used for primary food packaging and the beverage industries. Tyco Plastics’ Catering division manufactures and markets disposable dinnerware products to the retail and foodservice industries. The Catering division markets their many product lines under brand names including SCROLLWARE, PRESTIGE, LEGACY and OPULENCE. Tyco Plastics sells its products directly to retailers for resale, to distributors for resale or directly to end-users. Tyco Plastics competes with other nationally recognized brands as well as many smaller regional producers on the basis of product innovation, delivery, price, breadth of product line and specialized product capabilities. Manufacturing facilities are located throughout the United States and Canada.

Adhesives

Tyco Adhesives manufactures and markets specialty adhesive products and tapes for industrial applications, including external corrosion protection products for oil, gas and water pipelines. Tyco Adhesives also produces duct, foil, strapping, packaging and electrical tapes, spray adhesives and cloth and medical tapes for industrial and consumer markets worldwide. Products are sold under the POLYKEN, NASHUA tape, RAYCHEM, BETHAM, NATIONAL and PATCO brand names. Tyco Adhesives competes with both small and large manufacturers on the basis of price, service, and specialized product capabilities.

Ludlow Coated Products.

Ludlow Coated Products manufactures a variety of specialty laminates and coated products principally derived from paper, film, foil and fabrics. Many Ludlow products are components in industrial, military, food and other specialty packaging applications. Ludlow’s product line also includes housewraps, material handling slip sheets and flexible intermediate bulk containers. Ludlow markets its specialty laminates and coated products through its own sales force and through independent manufacturers’ representatives. Ludlow competes with many large manufacturers of laminates and coated products on the basis of price, service, marketing coverage and custom application engineering, and sells its products to manufacturers, producers and converters. It has various specialized competitors in different markets.

Revenue Recognition―Revenue from the sales of products is recognized at the time title and risks and rewards of ownership pass (either when the products reach the free-on-board shipping point or destination depending on the contractual terms), the sales price is fixed and determinable and collection is reasonably assured. Provisions for certain rebates, sales incentives, trade promotions, coupons, product returns and discounts to customers are accounted for as reductions in determining sales in the same period the related sales are recorded. These provisions are based on estimates derived from current program requirements and historical experience.

Vendor Rebates―Rebates from vendors are accrued as a reduction of inventory cost as earned under existing programs, and reflected in cost of goods sold as the underlying inventory is sold to customers.

Concentrations―No one customer individually comprised more than 10% of net sales of the Company in each of the periods presented.

Research and Development―Research and development expenditures are expensed when incurred and totalled $8.0 million, $6.7 million and $6.2 million for the years ended September 30, 2005, 2004 and 2003, respectively.

Advertising―Advertising costs are expensed when incurred and are included in Selling, general and administrative expenses. Advertising costs were $3.1 million, $2.9 million and $3.3 million for 2005, 2004 and 2003, respectively.

Employee Share Option Plans―Tyco has granted options to purchase Tyco common shares to certain of the Company’s employees. No options to purchase the Company’s stock have been granted. The Company measures compensation cost in connection with employee share option plans using the intrinsic value method and accordingly does not recognize compensation expense for the issuance of options with an exercise price equal to or greater than the market price at the date of grant. Had the fair value based method been applied, using the Black-Scholes option pricing model and the assumptions set forth in Note 9, the effect on the Company’s net income would have been as follows ($ in millions):

	2005	2004	2003
Net income, as reported	$44.0	$32.3	$19.9
Add: Employee compensation expense for share options included in reported net income, net of income taxes	0.1	0.2	―
Less: Total employee compensation expense for share options determined under fair value method, net of income taxes	(4.0)	(5.7)	(6.5)

Net income, pro forma	$40.1	$26.8	$13.4

In connection with the adoption of SFAS No. 123 (Revised 2004), “Share-Based Payments,” (SFAS No. 123R”) the Company will begin expensing stock options in 2006.

Foreign Currency―For the Company’s non-U.S. subsidiaries that account in a functional currency other than U.S. Dollars, assets and liabilities are translated into U.S. Dollars using year-end exchange rates. Sales and expenses are translated at the average exchange rates in effect during the year. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive income within Parent Company Equity. Gains and losses resulting from foreign currency transactions, the amounts of which are not material in any period presented, are included in net income.

Cash and Cash Equivalents―All highly liquid investments purchased with a maturity of three months or less from the time of purchase are considered to be cash equivalents.

Allowance for Doubtful Accounts―The allowance for doubtful accounts receivable reflects the best estimate of probable losses inherent in the Company’s receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Inventories―Inventories are recorded at the lower of cost (first-in, first-out) or market value.

Property, Plant and Equipment, Net―Property, plant and equipment, net is recorded at cost less accumulated depreciation. Depreciation expense for the years ended September 30, 2005, 2004 and 2003 was $39.0 million, $43.2 million and $47.7 million, respectively. Maintenance and repair expenditures are charged to expense when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and related improvements	6 to 50 years
Leasehold improvements	Lesser of remaining term of the lease or economic useful life
Other machinery, equipment and furniture and fixtures	2 to 10 years

Long-Lived Assets―The Company periodically evaluates the net realizable value of long-lived assets, including property, plant and equipment and amortizable intangible assets, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. When indicators of potential impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying business. An impairment in the carrying value of an asset is recognized whenever anticipated future cash flows (undiscounted) from an asset are estimated to be less than its carrying value. The net book value of an asset is adjusted to fair value if its expected future undiscounted cash flows are less than book value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

Goodwill―The Company assesses goodwill for impairment at least annually and as triggering events occur. In making this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and market place data. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment.

The Company has elected to make the first day of its fourth fiscal quarter the annual impairment assessment date for all reporting units. Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” defines a reporting unit as an operating segment or one level below an operating segment. Our reporting units as of September 30, 2005 were as follows: Plastics, Adhesives and Ludlow Coated Products. When changes occur in the composition of one or more segments or reporting units, the goodwill is reassigned to the segments or reporting units affected based on their relative fair value as prescribed by SFAS No. 142.

Goodwill valuations have been calculated using market prices as well as an income approach based on the present value of future cash flows of each reporting unit. This approach incorporates many assumptions including future growth rates, discount factors and income tax rates. Changes in economic and operating conditions impacting these assumptions could result in a goodwill impairment in future periods.

Disruptions to our business such as changing market conditions and protracted economic weakness, unexpected significant declines in operating results of reporting units and the divestiture of a significant component of a reporting unit may result in our having to perform a SFAS No. 142 first step valuation analysis for some or all of the Company’s reporting units prior to the required annual assessment. These types of events and the resulting analysis could result in additional charges for goodwill and other asset impairments in the future.

Intangible Assets, Net―Contracts and related customer relationships, as well as intellectual property consisting primarily of patents and trademarks, are being amortized on a straight-line basis over five to forty years. The Company evaluates the remaining useful life of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the remaining useful life.

Income Taxes―The Company’s business activities in the U.S. are conducted through partnership entities. These partnerships are treated as “flow-through” entities for U.S. income tax purposes, meaning that the partnerships themselves are not subject to income tax, and that the partners only pay tax on their relevant share of partnership income. Accordingly, the Company does not compute, and the Combined Financial Statements do not include, a tax provision on the income or losses of the U.S. operations. The Company’s Combined Financial Statements reflect a provision for non-U.S. income taxes based on income as if the Company had been subject to income tax on a separate return basis. The Company’s non-U.S. income tax provision relates to U.S. federal and provincial income taxes in Belgium, Canada, Korea, and Mexico. The income tax provision was computed in accordance with SFAS No. 109, “Accounting for Income Taxes,” and is based on current tax rates.

Deferred non-U.S. tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the Combined Financial Statements. Deferred tax liabilities and assets are determined based on the differences between the book values and the tax bases of particular assets and liabilities and operating loss carryforwards, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Insurable Liabilities―Effective October 1, 2003, for losses incurred subsequent to that date, the Company insured workers compensation, general and auto liabilities through an affiliate of Tyco. The Company paid premiums to the affiliate, a captive insurance company, which retained the risk related to losses. Premiums paid to the affiliate by the Company were $7.0 million for each of the years ended September 30, 2005 and 2004. For losses incurred prior to September 30, 2003, the Company recorded liabilities for its workers’ compensation, product, general and auto liabilities up to pre-determined program deductibles subsequent to which the risk of loss was transferred to Tyco’s insurance carriers. The determination of these liabilities and related expenses was dependent on claims experience. For these liabilities, claims incurred but not yet reported were estimated by utilizing actuarial valuations based upon historical claims experience. Certain insurance liabilities were discounted using a risk-free rate of return when the obligation was reliably determinable. In December 2004, the Company transferred substantially all of its insurable liabilities related to policy years prior to October 1, 2003 to the affiliate captive insurance company. The Company paid the affiliate $8.0 million pursuant to this transaction.

Financial Instruments―The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and capital lease obligations. The fair value of such instruments approximated book value at September 30, 2005 and 2004. The Company does not engage in any hedging activities and has no derivative instruments.

Parent Company Investment―The Company receives short-term funding from Tyco to meet its periodic cash flow needs. Cash disbursements and collections, advances, loans and repayments between Tyco and the Company have been reflected in the Parent Company Investment account in the accompanying combined financial statements. Net interest earned or paid on advances between Tyco and the Company are reflected in the accompanying Combined Statements of Income. Interest expense associated with Tyco’s general corporate debt has not been allocated to the Combined Financial Statements presented herein.

Use of Estimates―The preparation of the Combined Financial Statements in conformity with GAAP requires management to make extensive use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of sales and expenses. Significant estimates in these Combined Financial Statements include restructuring charges and credits, allowances for doubtful accounts receivable, estimates of future cash flows associated with long-lived assets, useful lives for depreciation and amortization, loss contingencies and net realizable value of inventories, income taxes and tax valuation reserves, and the determination of discount and other rate assumptions for pension and postretirement employee benefit expenses. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstances giving rise to such changes occur.

Accounting Pronouncements―Effective January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which is effective for exit or disposal activities that are initiated after December 31, 2002. This statement nullifies the FASB’s Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement requires that liabilities associated with exit or disposal activities be recognized and measured at fair value when incurred as opposed to at the date an entity commits to the exit or disposal plans. The initial adoption of this new standard did not have a material impact on the Company’s results of operations, financial position or cash flows.

Effective January 1, 2003, the Company adopted SFAS No. 148, “Accounting for Stock-Based Compensation―Transition and Disclosure,” which amends SFAS No. 123, “Accounting for Stock- Based Compensation” to provide transition methods for a voluntary change to measuring compensation cost in connection with employee share option plans using a fair value based method. The Statement also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures about the method of accounting for compensation cost associated with employee share option plans, as well as the effect of the method used on reported results. The Company adopted the disclosure requirements of SFAS No. 148 and has not changed its method for measuring the compensation cost of share options.

In December 2003, the FASB issued FASB Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities” (revised December 2003 as FIN No. 46R). FIN No. 46R further explains how to identify Variable Interest Entities (“VIE”) and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interest and results of VIE in its financial statements. The Company adopted FIN No. 46R as of October 1, 2003. As a result, the Company reclassified two synthetic lease programs used to finance capital expenditures for manufacturing machinery and equipment as capital leases. See Note 4.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued a revision to SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to improve financial statement disclosure for defined benefit plans. This statement requires additional disclosures about the assets (including plan assets by category), obligations and cash flows of defined benefit pension plans and other defined benefit postretirement plans. The Company adopted the revised SFAS No. 132 during 2004. See Note 7 for further discussion of retirement plans.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 amends Accounting Research Bulletin No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges, In addition, SFAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a significant impact on the Company’s results of operations, financial position or cash flows.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”) that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. The compensation cost will be measured based on the grant-date fair value and will be recognized over the service period. SFAS No. 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Pro forma disclosure regarding the effect on net income as if the Company had applied the fair value method of accounting for stock-based compensation is presented in the Employee Share Option Plans section above. Effective October 1, 2005, the Company has adopted the provisions of SFAS No. 123R using the modified prospective method. This method requires that compensation expense be recorded for all unvested options over the related vesting period beginning in the quarter of adoption. The Company previously applied the intrinsic value based method prescribed in APB Opinion No. 25 in accounting for employee stock-based compensation. The adoption of SFAS No. 123R is expected to result in a pre-tax charge to earnings of approximately $4-$5 million.

2. Restructuring and Impairment Charges

During 2005, the Company recorded restructuring charges of $4.8 million consisting of $2.4 million employee severance and benefits and $2.4 million of facility exit costs. There are no additional expenses expected as a result of these actions. In addition, during 2005, the Company recorded a credit for previously impaired property, plant and equipment of $1.5 million, which was sold for amounts higher than previously estimated. Activity for the Company’s restructuring reserves is as follows ($ in millions):

	Employee Severance and Benefits	Facilities Exit Costs		Other		Non-cash Charges		Total
Balance at September 30, 2003	$0.7	$	―	$	―	$	―	$0.7
Charges	11.1		14.2		3.4		29.2	57.9
Utilization	(8.4)		(11.0)		(3.4)		(29.2)	(52.0)

Balance at September 30, 2004	3.4		3.2		―		―	6.6
Charges, net	2.4		2.4		―		―	4.8
Utilization	(3.3)		(4.6)		0.3		―	(7.6)
Transfers/reclass	(0.3)		0.6		(0.3)		―	―

Balance at September 30, 2005	$2.2		$1.6	$	―	$	―	$3.8

At September 30, 2005, $3.8 million of restructuring reserves remained on the Combined Balance Sheet, which was included in accrued and other current liabilities.

During 2004, the Company recorded restructuring charges of $31.7 million. These charges related to restructuring plans to exit 18 facilities primarily in the United States and included the termination of approximately 1,553 employees. In addition, during 2004, the Company recorded charges for the impairment of property, plant and equipment of $26.2 million related to the Company’s decision to close certain facilities as discussed above.

During 2003, the Company recorded restructuring credits of $0.8 million related to the completion of restructuring activities announced in prior years for amounts less than originally anticipated.

3. Income Taxes

The Company’s business activities in the U.S. are conducted through partnership entities. These partnerships are treated as “flow-through” entities for U.S. Income tax purposes, meaning that the partnerships themselves are not subject to income tax, and that the partners only pay tax on their relevant share of partnership income. Accordingly, the Company does not compute, and the Combined Financial Statements do not include, a tax provision on the income or losses of the U.S. operations. The Company’s Combined Financial Statements reflect a provision for non-U.S. income taxes based on income as if the Company had been subject to income tax on a separate return basis. The Company’s non-U.S. income tax provision relates to U.S. federal and provincial income taxes in Belgium, Canada, Korea, and Mexico. The income tax provision was computed in accordance with SFAS No. 109 and is based on current tax rates.

The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s provision for income taxes are as follows ($ in millions):

	2005	2004	2003
Notional U.S. federal income tax expense at the statutory rate	$16.7	$12.2	$14.4
Adjustments to reconcile to the Company’s income tax provision:
U.S. partnership income taxed at the partner level	(15.4)	(10.6)	(12.4)
Non-U.S. earnings	0.6	0.7	0.8
Other	1.9	0.1	0.1

Provision for income taxes	3.8	2.4	2.9
Deferred provision (benefit)	2.0	(0.7)	0.3

Current provision	$1.8	$3.1	$2.6

For 2005, other is primarily related to routine reconciliations of the non-U.S. income taxes provided in prior years to the income tax returns actually filed.

The provisions for income taxes for 2005, 2004 and 2003 include $3.8 million, $2.4 million and $2.9 million, respectively, for non-U.S. income taxes. The non-U.S. component of income before income taxes was $3.8 million, $4.5 million and $5.7 million for 2005, 2004 and 2003, respectively.

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes.

The components of the net deferred tax liability are as follows ($ in millions):

	2005	2004
Deferred tax assets:
Tax loss and credit carryforwards	$3.2	$2.6
Inventories	―	0.4
Postretirement benefits	0.5	0.4
Accrued liabilities and reserves	0.4	0.2

	$4.1	$3.6
Deferred tax liabilities:
Property, plant and equipment	$1.3	$0.8
Intangible assets	1.7	1.3
Other	1.0	―

	$4.0	$2.1

	2005	2004
Net deferred tax asset before valuation allowance	$0.1	$1.5
Valuation allowance	2.8	2.0

Net deferred tax liability	$(2.7)	$(0.5)

At September 30, 2005, the Company had $11.1 million of net operating loss carryforwards in Korea and Mexico. These will expire in future years through 2015.

The valuation allowance for deferred tax assets of $2.8 million and $2.0 million at September 30, 2005 and 2004, respectively, relates principally to the uncertainty of the utilization of net operating loss carryforwards and realization of other deferred tax assets in Korea. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, which requires that a valuation allowance be established or maintained when it is “more likely than not” that all or a portion of deferred tax assets will not be realized.

4. Cumulative Effect of Accounting Change

In connection with the adoption of FIN 46R as of October 1, 2003, the Company has recorded on its balance sheet certain fixed assets, the related financing obligation, and minority interest. The asset and obligation, which is now reflected as a capital lease obligation, were accounted for off-

balance sheet through a synthetic lease program of Tyco prior to the adoption of FIN 46R. Upon adoption of FIN 46R, the Company recorded a $17.8 million cumulative effect adjustment (no tax effect).

5. Goodwill and Other Intangible Assets

The following table sets forth the changes in the carrying amount of goodwill for the years 2004 and 2005 ($ in millions):

	Tyco Plastics	Tyco Adhesives	Ludlow Coated Products	Total
Balance as of September 30, 2003	$299.5	$87.9	$145.0	$532.4
Purchase accounting adjustments	―	―	(0.6)	(0.6)
Currency translation.	―	―	(0.1)	(0.1)

Balance as of September 30, 2004.	$299.5	$87.9	$144.3	$531.7
Purchase accounting adjustments	―	(0.1)	(0.8)	(0.9)
Currency translation	―	0.7	0.2	0.9

Balance as of September 30, 2005	$299.5	$88.5	$143.7	$531.7

The following table sets forth the gross carrying amount and accumulated amortization of the Company’s intangible assets at September 30, 2005 and 2004 ($ in millions):

	2005			2004
	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period
Contracts and related customer relationships	$17.3	$10.9	15 years	$17.2	$9.5	15 years
Intellectual property	12.6	4.1	31 years	9.5	1.9	31 years
Other	1.1	0.9	5 years	1.0	0.6	5 years

Total	$31.0	$15.9	24 years	$27.7	$12.0	22 years

During 2005, Tyco contributed certain intangible assets with a net book value of $1.6 million to the Company. Intangible asset amortization expense for the years ended September 30, 2005, 2004, and 2003 was $2.6 million, $2.0 million and $1.9 million, respectively. The estimated aggregate amortization expense on intangible assets currently owned by the Company is expected to be approximately $2.1 million for 2006, $1.5 million for 2007, and $1.2 million for 2008, 2009 and 2010.

6. Commitments and Contingencies

The Company participates in two of Tyco’s lease programs used to finance capital expenditures for manufacturing machinery and equipment, one of which expired in 2005 and the other which will expire in 2006. These leases are classified as capital leases on the Combined Balance Sheets.

The Company also has facility, vehicle and equipment operating leases that expire at various dates through the year 2012. Rental expense under these leases and leases for equipment was $10.2 million, $13.1 million, and $13.7 million for 2005, 2004, and 2003, respectively.

The following is a schedule of future minimum lease payments as of September 30, 2005:

	Capital Leases	Operating Leases
2006	$84.4	$8.4
2007	―	5.5
2008	―	3.8
2009	―	2.4
2010	―	2.2
Thereafter	―	2.3

Total minimum lease payments	$84.4	$24.6

Less interest portion of payments	(4.9)

Present value of minimum lease payments	$79.5

In the normal course of business, the Company is liable for product performance of certain of its products. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows.

The Company is a defendant in pending legal proceedings incidental to present and former operations, acquisitions and dispositions. The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. The Company does not expect the outcome of the legal proceedings or the environmental remediation matters, either individually or in the aggregate, to have a material adverse effect on its financial position, results of operations or cash flows.

During 2004, the Company settled an outstanding legal matter in connection with an employee discrimination action which resulted in a $4.2 million charge to earnings. During 2003, the Company favorably settled an outstanding legal matter related to breach of contract which resulted in a credit to earnings of $6.0 million. Both items were reflected in the Corporate segment within selling, general and administrative expenses in the Combined Financial Statements.

7. Retirement Plans

Measurement Date―In 2005, the Company changed the measurement date for its pension and postretirement benefit plans from September 30 to August 31 to allow management adequate time to evaluate and report the actuarial information in the Company’s Combined Financial Statements. Accordingly, all amounts presented as of and for the year ended September 30, 2005 reflect an August 31 measurement date, while prior years reflect a September 30 measurement date. The Company has accounted for the change in measurement date as a change in accounting principle. The effects of this change in measurement date did not have a material effect on net periodic benefit costs.

Defined Benefit Pension Plans―The Company has a number of noncontributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and is charged to the Combined Statements of Income on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on the advice of professionally qualified actuaries in the countries concerned. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation.

The net periodic benefit cost for all U.S. and non-U.S. defined benefit pension plans for the years ended September 30, 2005, 2004 and 2003 is as follows ($ in millions):

	U.S. Plans			Non-U.S. Plans
	2005	2004	2003	2005	2004	2003
Service Cost	$0.3	$0.3	$0.4	$0.3	$0.3	$0.3
Interest cost	2.0	1.9	1.8	0.2	0.1	0.1
Expected return on plan assets	(2.1)	(1.6)	(1.4)	(0.1)	(0.1)	―
Amortization of net actuarial loss	0.8	0.6	0.3	―	―	―
Curtailment/settlement loss	―	―	―	0.3	0.5	―

Net periodic benefit cost	$1.0	$1.2	$1.1	$0.7	$0.8	$0.4

Weighted-average assumptions used to determine net pension cost during the period:
Discount rate	6.00%	6.00%	6.75%	5.68%	6.15%	7.76%
Expected return on plan assets	8.00%	8.00%	8.49%	6.75%	6.40%	6.91%
Rate of compensation increase	4.25%	4.30%	4.27%	3.62%	3.82%	5.20%

The following table represents the changes in benefit obligation, plan assets and the net amount recognized on the Combined Balance Sheets for all U.S. and non-U.S. defined benefit plans at September 30, 2005 and 2004 ($ in millions):

	U.S. Plans		Non-U.S. Plans
	2005	2004	2005	2004
Change in benefit obligation:
Benefit obligation at beginning of year	$34.6	$33.2	$2.4	$2.1
Service cost	0.3	0.3	0.3	0.3
Interest cost	2.0	1.9	0.2	0.1
Actuarial loss	4.2	3.1	0.2	―
Benefits and administrative expenses paid	(3.7)	(3.9)	(0.1)	(0.1)
Plan settlements and curtailments	―	―	(0.1)	(0.1)
Currency translation	―	―	―	0.1

Benefit obligation at end of year	$37.4	$34.6	$2.9	$2.4

	U.S. Plans		Non-U.S. Plans
	2005	2004	2005	2004
Change in plan assets:
Fair value of plan assets at beginning of year	$27.0	$21.5	$1.1	$0.8
Actual return on plan assets	3.0	1.8	0.1	0.1
Employer contributions	―	7.6	0.6	0.8
Plan settlements and curtailments	―	―	(0.3)	(0.6)
Benefits and administrative expenses paid	(3.7)	(3.9)	(0.1)	(0.1)
Currency translation	―	―	―	0.1

Fair value of plan assets at end of year	$26.3	$27.0	$1.4	$1.1

Funded status	$(11.1)	$(7.6)	$(1.5)	$(1.3)
Unrecognized net actuarial loss	14.4	11.9	0.2	0.1
Unrecognized prior service cost	―	―	0.2	0.2

Net amount recognized	$3.3	$4.3	$(1.1)	$(1.0)

	U.S. Plans		Non-U.S. Plans
	2005	2004	2005	2004
Amounts recognized on the Combined Balance Sheets:
Accrued benefit liability	$(11.1)	$(7.6)	$(1.1)	$(1.1)
Accumulated other comprehensive income	14.4	11.9	―	0.1

Net amount recognized	$3.3	$4.3	$(1.1)	$(1.0)

Weighted-average assumptions used to determine pension benefit obligations at year end:
Discount rate	5.25%	6.00%	4.96%	5.68%
Rate of compensation increase	4.00%	4.25%	3.51%	3.62%

In determining the expected return on plan assets, the Company considers the relative weighting of plan assets by class and individual asset class performance expectations as provided by its external advisors.

The Company’s investment strategy for its pension plans is to manage the plans on a going-concern basis. Current investment policy is to achieve a superior return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants. For U.S. pension plans, this policy targets a 60% allocation to equity securities and a 40% allocation to debt securities. Various asset allocation strategies are in place for non-U.S. pension plans, with a weighted-average target allocation of 38% to equity securities, 47% to debt securities and 15% to other asset classes, including cash equivalents and insurance contracts. However, the majority of the non-U.S. plans are unfunded.

Pension plans have the following weighted-average asset allocations at September 30, 2005 and 2004:

	U.S. Plans		Non-U.S. Plans
	2005	2004	2005	2004
Asset Category:
Equity securities	59%	54%	31%	33%
Debt securities	38%	35%	55%	54%
Insurance contracts	―	―	14%	13%
Cash and cash equivalents	3%	11%	―	―

Total	100%	100%	100%	100%

The Company made significant voluntary contributions on September 30, 2004 that were held in cash and cash equivalents on that date, which increased the cash and cash equivalent asset allocation percentage to 11% for the U.S. plans at September 30, 2004.

Although the Company does not buy or sell any Tyco stock as a direct investment for its pension funds, due to external investment management of the funds, the plans may indirectly hold Tyco stock. The aggregate amount of the shares would not be considered material relative to the total fund assets.

The Company’s funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates as well as to make discretionary voluntary contributions from time-to-time. The Company anticipates that at a minimum it will make the minimum required contributions to its pension plans in 2006 of $0.2 million for non-U.S. plans. The Company does not plan to contribute to its U.S. plans in 2006.

Benefit payments, including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows ($ in millions):

	U.S. Plans	Non-U.S. Plans
2006	$2.1	$	―
2007	2.3		―
2008	2.3		0.2
2009	2.4		0.5
2010	2.5		0.3
2011―2015	13.4		0.5

The accumulated benefit obligation for all U.S. plans as of September 30, 2005 and 2004 was $37.5 million and $34.6 million, respectively. The accumulated benefit obligation for all non-U.S. plans as of September 30, 2005 and 2004 was $1.9 million and $1.6 million, respectively.

The accumulated benefit obligation and fair value of plan assets for U.S. pension plans with accumulated benefit obligations in excess of plan assets were $37.5 million and $26.3 million, respectively, at September 30, 2005 and $34.6 million and $27.0, respectively, at September 30, 2004.

The accumulated benefit obligation and fair value of plan assets for non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $1.9 million and $1.4 million, respectively, at September 30, 2005 and $1.6 million and $1.1 million, respectively, at September 30, 2004.

Defined Contribution Retirement Plans―Certain employees of the Company that are employed full-time are eligible to participate in Tyco’s 401(k) retirement plan. Participants can elect to defer a percentage of their salary through payroll deductions and direct their contributions into different funds established by Tyco. The Company provides for matching contributions in the amount of 100% of up to 5% of salary. The expense associated with the matching contribution was $6.1 million, $3.7 million and $5.0 million for 2005, 2004, and 2003, respectively. Certain employees of the Company are also eligible to participate in Tyco’s Supplemental Executive Retirement Plan (“SERP”). This plan is nonqualified and restores the employer match that certain employees lose due to IRS limits on eligible compensation under the defined contribution plan. Expense related to the SERP was $0.2 million for 2005 and 2004 and $0.5 million for 2003.

Deferred Compensation Plans―Certain employees of the Company participate in Tyco’s nonqualified deferred compensation plans, which permit eligible employees to defer a portion of their compensation. A record keeping account is set up for each participant and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds correspond to a number of funds in Tyco’s 401(k) plans and the account balance fluctuates with the investment returns on those funds. Deferred compensation expense was $0.3 million in 2005 and $0.2 million in 2004 and 2003. Total deferred compensation liabilities were $3.2 million and $2.5 million at September 30, 2005 and 2004, respectively.

Postretirement Benefit Plans―Net periodic postretirement benefit cost for the years ended September 30, 2005, 2004, and 2003 is as follows ($ in millions):

	2005	2004	2003
Interest cost	$0.1	$0.3	$0.2
Amortization of net actuarial loss	―	0.1	―

Net periodic postretirement benefit cost	$0.1	$0.4	$0.2

Weighted-average discount rate used to determine net postretirement benefit cost during the period	5.50%	5.50%	6.75%

The components of the accrued postretirement benefit obligations, all of which are unfunded, at September 30, 2005 and 2004, are as follows ($ in millions):

	2005		2004
Change in benefit obligation:
Benefit obligation at beginning of year		$5.3		$5.4
Interest cost		0.1		0.3
Actuarial gain		(0.9)		(0.2)
Benefits paid		(0.3)		(0.2)

Benefit obligation at end of year		$4.2		$5.3

Change in plan assets:
Employer contributions		$0.3		$0.2
Benefits paid		(0.3)		(0.2)

Fair value of plan assets at end of year	$	―	$	―

Funded status		$(4.2)		$(5.3)
Unrecognized net loss		0.9		1.7
Unrecognized prior service cost		―		―

Accrued postretirement benefit cost		$(3.3)		$(3.6)

Weighted-average discount rate used to determine postretirement benefit obligation at year end		4.75%		5.50%

The Company expects to make contributions to its postretirement benefit plans of $0.4 million in 2006.

Benefit payments, including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows ($ in millions):

2006	$0.4
2007	0.2
2008	0.2
2009	0.2
2010	0.2
2011―2015	1.0

For measurement purposes, for the years ended September 30, 2005 and 2004, composite annual rates of increase in the per capita cost of covered health care benefits were assumed to be 11.6% and 11.5%, respectively. At September 30, 2005 and 2004, the composite annual rate of increase in health care benefit costs was assumed to decrease gradually to 5.0% by the year 2013 and remain at that level thereafter.

A one-percentage-point change in assumed healthcare cost trend rates would have the following effects ($ in millions):

	1-Percentage-Point Increase		1-Percentage-Point Decrease
Effect on total of service and interest cost	$	―	$	―
Effect on postretirement benefit obligation		0.5		(0.2)

In December 2003, the US enacted into law the “Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the Act). The Act introduces a prescription drug benefit under Medicare (Medicare Part D), as well as a U.S. federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Certain of the Company’s retiree medical programs already provided prescription drug coverage for retirees over age 65 that were at least as generous as the benefits provided under Medicare. This Act will reduce the Company’s obligation in these instances. The Company included the effects of the Act in the Combined Financial Statements by reducing net periodic benefit cost by $0.3 million for the year ended September 30, 2005, and reflecting an actuarial gain which reduced its accumulated post retirement benefit obligation by approximately $2.7 million at September 30, 2005.

8. Related Party Transactions

Due to Tyco International Ltd. and affiliates―Balances due to Tyco at September 30, 2005 and 2004 of $111.8 million and $83.5 million were primarily comprised of payables to a Tyco affiliate that procures certain raw materials on behalf of the Company. Purchases of raw materials were $523.4 million and $470.3 million for the years ended September 30, 2005 and 2004.

Sales―The Company sells certain of its manufactured products (consisting primarily of medical adhesive bandages and, to a lesser extent, flexible packaging) to other subsidiaries of Tyco, at prices which approximate fair value. Sales to related parties were $23.4 million, $26.0 million and $25.8 million for the years ended September 30, 2005, 2004, and 2003, respectively.

Securitization Program―The Company participated in a Tyco accounts receivable securitization program from December 20, 2002 through September 30, 2004, on which date Tyco terminated the program. Thereafter, the Company participated in another accounts receivable securitization program through May 27, 2005, on which date Tyco terminated the program. Under these programs, Tyco sold participating interests in accounts receivable to investors who, in turn, purchased and received ownership and security interests in those receivables. As collections reduced accounts receivable included in the pool, each participant (including the Company) sold new receivables. Under the provisions of the program agreement, Tyco charged the Company an administrative fee based on its participation in the program. This administrative fee is included in Charges and allocations from Tyco International, Ltd. and affiliates in the Combined Statements of Income. Such charges aggregated $13.8 million, $20.6 million, and $16.1 million during 2005, 2004, and 2003, respectively. Since the legal sale of receivables occurs between Tyco and a third party purchaser, the Combined Financial Statements of the Company include all trade accounts receivable outstanding at September 30, 2005 and 2004.

Allocation of expenses―Tyco allocates expenses to the Company related to certain management and administrative services provided, as well as for the use of certain patents and trade names. Management services are primarily related to corporate shared services including treasury, income tax, legal, internal audit, human resources and risk management functions. The related management fees, as well as royalties and licensing fees for the use of patents and trade names, are generally allocated based on the Company’s net revenue. Administrative fees for the accounts receivable securitization program and purchasing services are generally allocated based on the Company’s level of participation in the program.

These allocations are reflected in the Combined Statements of Income as Charges and allocations due to Tyco International, Ltd. and affiliates and are summarized as follows ($ in millions):

	2005	2004	2003
Management fees	$29.9	$27.6	$29.8
Royalties and licensing fees	5.8	11.1	12.5
Securitization program	13.8	20.6	16.1
Purchasing program	6.9	5.7	36.9

Total	$56.4	$65.0	$95.3

Management believes that all allocations are made on a reasonable basis; however, these fees are not necessarily representative of the costs that would have been or will be incurred by the Company if it was operating on a stand-alone basis.

9. Tyco Share Plans

As an operating unit of Tyco, the Company has no employee share option plans; however certain employees of the Company have been granted share options under the Tyco International Ltd. 2004 Stock and Incentive Plan (the “2004 Plan”) which replaces the Tyco International Ltd. Long Term Incentive Plan, as amended as of May 12, 1999 (the “LTIP I Plan”), the Tyco International Ltd. Long Term Incentive Plan II (the “LTIP II Plan”), as well as Tyco International Ltd. 1994 Restricted Stock Ownership Plan for Key Employees (the “1994 Plan”) for all awards effective on and after March 25, 2004. The 2004 Plan provides for the award of stock options, stock appreciation rights, annual performance bonuses, long term performance awards, restricted units, restricted stock, promissory stock and other stock-based awards (collectively, “Awards”) for eligible employees of the Company. The 1994 Plan provided for the issuance of restricted stock grants to officers and non- officer employees.

The LTIP I Plan reserved common shares for issuance to Tyco’s directors, executives and managers as share options. This plan is administered by the Compensation Committee of the Board of Directors of Tyco, which consists exclusively of independent directors. The LTIP II Plan was a broad-based option plan for non-officer employees, the terms and conditions of which are similar to the LTIP I Plan.

Restricted Shares―Common shares are awarded by Tyco subject to certain restrictions. Conditions of vesting are determined at the time of grant. The 2004 Plan indicates that, unless otherwise stated, the stock will vest in equal annual installments over a period of four years. However, the majority of Tyco’s restricted share grants cliff vest after three years. All restrictions on the stock will lapse upon normal retirement, death or disability of the employee.

For grants which vest based on certain specified performance criteria, the fair market value of the shares at the date of vesting is expensed over the period of performance, once achievement of criteria is deemed probable. For grants that vest through passage of time, the fair market value of the shares at the time of the grant is amortized (net of income tax benefit) to expense over the period of vesting. Recipients of all restricted shares have the right to vote such shares and receive dividends.

Share Options―Options are granted to purchase common shares at prices which are equal to or greater than the market price of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant. The 2004 Plan indicates that, unless otherwise stated, the options will become exercisable in equal annual installments over a period of four years and will generally expire 10 years after the date of grant. However, the majority of Tyco’s stock option grants vest in equal annual installments over three years.

Share option activity for the Company’s employees under all Tyco plans from September 30, 2002 to September 30, 2005 is as follows:

	Outstanding	Weighted-Average Exercise Price
At September 30, 2002	2,104,596	$33.98
Granted	710,550	14.19
Exercised	(18,600)	7.07
Cancelled	(262,511)	32.80

At September 30, 2003	2,534,035	28.75
Granted	513,800	27.62
Exercised	(387,071)	18.63
Cancelled	(389,281)	36.03

At September 30, 2004	2,271,483	28.97
Granted	470,595	35.80
Exercised	(289,709)	14.93
Transfers out	(90,300)	22.00
Cancelled	(226,348)	36.80

At September 30, 2005	2,135,721	31.84

The following table summarizes information about Tyco share options outstanding and exercisable by Company employees at September 30, 2005:

Range of Exercise Prices	Number	Options Outstanding		Options Exercisable
		Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life―Years	Number	Weighted- Average Exercise Price
$ 2.33 to $ 9.16	2,720	$7.27	0.5	2,720	$7.27
10.16 to 19.90	378,973	15.07	6.7	207,487	15.95
20.13 to 29.51	656,083	26.44	7.1	381,044	25.67
30.67 to 39.03	668,917	35.73	7.6	218,690	35.72
41.20 to 49.48	268,786	44.55	5.3	268,786	44.55
50.50 to 56.28	142,760	50.89	4.6	142,760	50.89
At 102.14	17,482	102.14	4.8	17,482	102.14

Total	2,135,721	31.84	6.8	1,238,969	33.86

On the dates of grant using the Black-Scholes option-pricing model and assumptions set forth below, the estimated weighted-average fair value of Tyco options granted during 2005, 2004 and 2003 was $10.97, $10.77 and $7.58, respectively.

The following weighted-average assumptions were used for the years ended September 30, 2005, 2004 and 2003:

	2005	2004	2003
Expected stock price volatility	33%	47%	64%
Risk free interest rate	4.09%	2.52%	2.77%
Expected annual dividend per share	$0.40	$0.05	$0.05
Expected life of options (years)	4.5	4.0	4.9

Employee Stock Purchase Plans―Substantially all full-time employees of the Company’s U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries are eligible to participate in Tyco’s employee share purchase plan. Eligible employees authorize payroll deductions to be made for the purchase of shares. The Company matches a portion of the employee contribution by contributing an additional 15% of the employee’s payroll deduction. All shares purchased under the plan are purchased on the open market by a designated broker.

Tyco also maintains two other employee stock purchase plans for the benefit of employees of certain qualified non-U.S. subsidiaries. Under one plan, eligible employees are granted options to purchase shares at the end of three years of service at 85% of the market price at the time of grant. All shares purchased under the other plan are purchased on the open market.

The total compensation cost for all stock-based compensation awards was $0.2 million, $0.9 million and $0.2 million for 2005, 2004 and 2003, respectively.

10. Segment and Geographic Data

The Company’s reportable segments are strategic business units that operate in different industries and are managed separately. Certain corporate expenses were allocated to each reportable segment’s operating income, based generally on net revenue. For additional information, including a description of the products included in each segment, see Note 1.

Selected information by reportable segment is presented in the following table for the years ended September 30, 2005, 2004 and 2003 ($ in millions):

	2005	2004	2003
Net revenue:
Tyco Plastics	$1,129.2	$1,060.3	$1,010.9
Tyco Adhesives	340.4	321.2	317.8
Ludlow Coated Products	268.4	286.1	274.0
Less: intercompany revenue	(12.8)	(8.8)	(4.9)

	$1,725.2	$1,658.8	$1,597.8

Operating income:
Tyco Plastics	$34.4	$5.9	$(2.4)
Tyco Adhesives	25.2	24.1	22.6
Ludlow Coated Products	12.6	26.1	33.6
Corporate expenses	(8.7)	(16.6)	(2.9)

	$63.5	$39.5	$50.9

Total assets:
Tyco Plastics	$715.6	$720.6	$766.5
Tyco Adhesives	250.4	250.0	267.4
Ludlow Coated Products	239.6	243.2	249.2
Corporate	1.1	1.2	0.2

	$1,206.7	$1,215.0	$1,283.3

	2005	2004	2003

Depreciation and amortization:
Tyco Plastics	$25.4	$27.3	$30.0
Tyco Adhesives	10.7	12.1	12.8
Ludlow Coated Products	5.3	5.8	6.8
Corporate	0.2	―	―

	$41.6	$45.2	$49.6

Capital expenditures, net:
Tyco Plastics	$16.2	$12.5	$7.6
Tyco Adhesives	8.4	1.7	2.8
Ludlow Coated Products	3.9	1.3	2.8
Corporate	0.7	―	―

	$29.2	$15.5	$13.2

Selected information by geographic area is presented below ($ in millions):

	2005	2004	2003
Long-lived assets:
United States	$208.1	$216.7	$266.4
North America excluding U.S.	15.7	15.0	16.6
Europe	56.1	56.5	56.7
Asia	3.2	2.9	3.1

	$283.1	$291.1	$342.8

	2005	2004	2003

Net revenue:
United States	$1,600.6	$1,566.9	$1,521.2
North America excluding U.S.	54.5	36.4	24.7
Europe	55.6	41.7	39.6
Asia	14.5	13.8	12.3

	$1,725.2	$1,658.8	$1,597.8

11. Supplementary Balance Sheet Information

Selected supplementary balance sheet information at September 30, 2005 and 2004 are as follows ($ in millions):

	2005	2004
Purchased materials and manufactured parts	$80.3	$85.0
Work in process	12.1	10.9
Finished goods	67.3	69.1

Inventories	$159.7	$165.0

Selected supplementary balance sheet information at September 30, 2005 and 2004 are as follows ($ in millions):

	2005	2004
Land	$7.9	$7.6
Buildings	111.7	107.4
Machinery and equipment	323.4	188.7
Property under capital leases	61.4	188.0
Leasehold improvements	7.2	6.9
Construction in progress	14.3	9.9
Accumulated depreciation	(242.8)	(217.4)

Property, plant and equipment, net	$283.1	$291.1

12. Guarantor and Non-Guarantor Financial Information

Covalence Specialty Materials Corp., a wholly owned subsidiary of Covalence Specialty Materials Holdings Corp., has long-term debt outstanding which is fully and unconditionally guaranteed by the U.S. Subsidiaries of Covalence Specialty Materials Corp. Separate financial statements and other disclosures concerning the guarantor subsidiaries are not presented because they are wholly-owned and have unconditionally guaranteed such debt on a joint and several basis. The following tables present consolidating financial information for the guarantor and non-guarantor subsidiaries of Covalence Specialty Materials Corp.

Combined Consolidating Statement of Income
For the period ended September 30, 2005 (Predecessor)
($ in millions)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$1,602.4	$129.1	$(6.3)	$1,725.2
Cost of sales	1,374.7	107.9	(5.2)	1,477.4

Gross profit	227.7	21.2	(1.1)	247.8
Charges and allocations from Tyco International, Ltd. and affiliates	55.5	.9	―	56.4
Selling, general and administrative expenses	115.0	9.6	―	124.6
Restructuring and impairment charges (credits), net	3.0	0.3	―	3.3

Operating income	54.2	10.4	(1.1)	63.5
Other income	(6.8)	6.8	―	―
Interest expense, net	4.8	(0.3)	―	4.5
Interest expense, net―Tyco International Ltd. and affiliates	11.1	.1	―	11.2

Income (loss) before income taxes	45.1	3.8	(1.1)	47.8
Income tax expense (benefit)	2.9	.9	―	3.8

Net income (loss)	$42.2	$2.9	$(1.1)	$44.0

Combined Consolidating Statement of Income
For the period ended September 30, 2004 (Predecessor)
($ in millions)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$1,572.5	$94.7	$(8.4)	$1,658.8
Cost of sales	1,299.0	73.2	(6.0)	1,366.2

Gross profit	273.5	21.5	(2.4)	292.6
Charges and allocations from Tyco International, Ltd. and affiliates	65.0	―	―	65.0
Selling, general and administrative expenses	120.2	10.0		130.2
Restructuring and impairment charges (credits), net	56.2	1.7		57.9

Operating income	32.1	9.8	(2.4)	39.5
Other income	(3.5)	3.5	―	―
Interest expense, net	6.3	―	―	6.3
Interest expense, net―Tyco International Ltd. and affiliates	(2.5)	0.8	―	(1.7)

Income (loss) before income taxes	31.8	5.5	(2.4)	34.9
Income tax expense (benefit)	(1.4)	3.8	―	2.4
Minority Interest	0.2	―	―	0.2

Net income (loss)	$33.0	$1.7	$(2.4)	$32.3

Combined Consolidating Statement of Income
For the period ended September 30, 2003 (Predecessor)
($ in millions)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$1,525.2	$81.7	$(9.1)	$1,597.8
Cost of sales	1,288.4	61.7	(6.0)	1,344.1

Gross profit	236.8	20.0	(3.1)	253.7
Charges and allocations from Tyco International, Ltd. and affiliates	95.3	―	―	95.3
Selling, general and administrative expenses	98.8	9.5	―	108.3
Restructuring and impairment charges (credits), net	(1.8)	1.0		(0.8)

Operating income	44.5	9.5	(3.1)	50.9
Other income	(1.7)	1.7	―	―
Interest expense, net	6.5	―		6.5
Interest expense, net―Tyco International Ltd. and affiliates	2.5	1.1	―	3.6

Income (loss) before income taxes	37.2	6.7	(3.1)	40.8
Income tax expense (benefit)	(1.9)	4.8	―	2.9
Minority interest	0.2	―	―	0.2
Cumulative effect of accounting change	(17.8)	―	―	(17.8)

Net income (loss)	$21.1	$1.9	$(3.1)	$19.9

Combined Consolidating Balance Sheet
As of September 30, 2005 (Predecessor)
($ in millions)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations		Total
Assets
Current assets:
Cash and cash equivalents	$0.1	$2.6	$	―	$2.7
Accounts receivable, net of allowance for doubtful accounts	178.9	17.2		―	196.1
Inventories	143.6	16.1		―	159.7
Prepaid expenses and other current assets	11.3	4.6		―	15.9

Total current assets	333.9	40.5		―	374.4
Property, plant and equipment, net	262.7	20.4		―	283.1
Goodwill	522.2	9.5		―	531.7
Intangible assets, net	13.7	1.4		―	15.1
Other assets	1.6	0.8		―	2.4

Total Assets	$1,134.1	$72.6		―	$1,206.7

Liabilities, Equity and Predecessor’s Parent Company Equity
Current liabilities:
Accounts payable	$87.0	$7.4	$	―	$94.4
Accrued and other current liabilities	29.9	7.3		―	37.2
Due to Tyco International, Ltd. and affiliates	109.1	1.6		1.1	111.8
Capital Lease Obligations―current portion	79.5	―		―	79.5

Total current liabilities	305.5	16.3		1.1	322.9
Other non current liabilities	24.6	1.4		―	26.0

Total long-term liabilities	24.6	1.4		―	26.0

Total liabilities	330.1	17.7		1.1	348.9
Minority Interest	2.7	―		―	2.7
Commitments and contingencies	―	―
Predecessor Parent Company Investment	843.2	52.9		(1.1)	895.0
Cumulative translation	(27.5)	2.0		―	(25.5)
Minimum pension liability	(14.4)	―		―	(14.4)

Total Parent Company Investment	801.3	54.9		(1.1)	855.1

Total Liabilities Parent Company Investment	$1,134.1	$72.6	$	―	$1,206.7

Combined Consolidating Balance Sheet
As of September 30, 2004 (Predecessor)
($ in millions)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations		Total
Assets
Current assets:
Cash and cash equivalents	$0.8	$2.9	$	―	$3.7
Accounts receivable, net of allowance for doubtful accounts	171.2	16.0		―	187.2
Inventories	148.7	16.3		―	165.0
Prepaid expenses and other current assets	12.2	5.8		―	18.0

Total current assets	332.9	41.0		―	373.9
Property, plant and equipment, net	271.3	19.8		―	291.1
Goodwill	519.4	12.3		―	531.7
Intangible assets, net	14.1	1.6		―	15.7
Other assets	2.6	―		―	2.6

Total Assets	$1,140.3	$74.7	$	―	$1,215.0

Liabilities, Equity and Predecessor’s Parent Company Equity
Current liabilities:
Accounts payable	$74.8	$6.0	$	―	$80.8
Accrued and other current liabilities	50.7	8.7		―	59.4
Due to Tyco International, Ltd. and affiliates	74.5	6.6		2.4	83.5
Capital Lease Obligations―current portion	61.1	―		―	61.1

Total current liabilities	261.1	21.3		2.4	284.8
Long-term debt	79.5	―		―	79.5
Other non current liabilities	20.8	1.7		―	22.5

Total long-term liabilities	100.3	1.7		―	102.0

Total liabilities	361.4	23.0		2.4	386.8
Minority Interest	5.4	―		―	5.4
Commitments and contingencies
Predecessor Parent Company Investment	813.6	52.7		(2.4)	863.9
Cumulative translation	(28.1)	(1.0)		―	(29.1)
Minimum pension liability	(12.0)	―		―	(12.0)

Total Parent Company Investment	773.5	51.7		(2.4)	822.8

Total Liabilities Parent Company Investment	$1,140.3	$74.7	$	―	$1,215.0

Combined Consolidating Statement of Cash Flows
For the Period Ended September 30, 2005 (Predecessor)
($ in millions)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations		Total
Cash Flow from Operating Activities	$89.2	$28.1	$	―	$117.3
Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(29.1)	(3.0)		―	(32.1)
Proceeds from disposal of assets	2.9	―		―	2.9
Purchase accounting assets and liabilities	―	―		―	―

Net cash used in investing activities	(26.2)	(3.0)		―	(29.2)
Cash Flow from Financing Activities
Payment of capital lease obligations	(61.0)	(0.1)		―	(61.1)
Long-term debt refinancing costs	―	―		―	―
Change in book overdraft	(12.1)	―		―	(12.1)
Change in Predecessor parent company investment	12.3	(25.5)		―	(13.2)
Distributions to minority interests	(2.9)	0.1		―	(2.8)

Net cash used in financing activities	(63.7)	(25.5)		―	(89.2)

Effect of currency translation on cash	―	0.1		―	0.1
Net decrease in cash	(0.7)	(0.3)		―	(1.0)
Cash at beginning of period	0.8	2.9		―	3.7

Cash at end of period	$0.1	$2.6	$	―	$2.7

Combined Consolidating Statement of Cash Flows
For the Period Ended September 30, 2004 (Predecessor)
($ in millions)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations		Total
Cash Flow from Operating Activities	$101.3	$(12.1)	$	―	$89.2
Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(15.9)	(0.6)		―	(16.5)
Proceeds from disposal of assets	1.4	(0.4)		―	1.0
Purchase accounting assets and liabilities	―	―		―	―

Net cash used in investing activities	(14.5)	(1.0)		―	(15.5)
Cash Flow from Financing Activities
Payments of capital lease obligations	(3.8)	―		―	(3.8)
Long-term debt refinancing costs	―	―		―	―
Change in book overdraft	(12.0)	25.4		―	13.4
Change in Predecessor parent company investment	(74.5)	(12.6)		―	(87.1)
Distributions to minority interests	(0.2)	―		―	(0.2)

Net cash (used in) provided by financing activities	(90.5)	12.8		―	(77.7)

Effect of currency translation on cash	―	(0.2)		―	(0.2)
Net decrease in cash	(3.7)	(0.5)		―	(4.2)
Cash at beginning of period	4.5	3.4		―	7.9

Cash at end of period	$0.8	$2.9	$	―	$3.7

Combined Consolidating Statement of Cash Flows
For the Period Ended September 30, 2003 (Predecessor)
($ in millions)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations		Total
Cash Flow from Operating Activities	$176.2	$(52.4)	$	―	$123.8
Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(11.9)	(2.7)		―	(14.6)
Proceeds from disposal of assets	1.4	―		―	1.4
Purchase accounting assets and liabilities	―	―		―	―

Net cash used in investing activities	(10.5)	(2.7)		―	(13.2)
Cash Flow from Financing Activities
Payments of capital lease obligations	(0.8)	―		―	(0.8)
Long-term debt refinancing costs	―	―		―	―
Change in book overdraft	133.7	(125.7)		―	8.0
Payments of capital lease obligations	―	―		―	―
Change in Predecessor parent company investment	(295.3)	181.3		―	(114.0)
Distributions to minority interests	―	―		―	―

Net cash (used in) provided by financing activities	(162.4)	55.6		―	(106.8)

Effect of currency translation on cash	―	0.2		―	0.2
Net increase in cash	3.3	0.7		―	4.0
Cash at beginning of period	1.1	2.8		―	3.9

Cash at end of period	$4.4	$3.5	$	―	$7.9

COVALENCE SPECIALTY MATERIALS CORP.

CONDENSED STATEMENTS OF OPERATIONS
For the periods from February 17, 2006 to June 30, 2006 and from October 1, 2005 to February 16, 2006, and for the Nine Months Ended July 1, 2005

(unaudited, in millions)	Successor	Predecessor
	February 17 to June 30, 2006	October 1, 2005 to February 16, 2006	Nine months ended July 1, 2005
Net revenue, including related party revenue (see Note 9)	$648.3	$666.9	$1,287.3
Cost of sales	587.3	579.0	1,107.2

Gross profit	61.0	87.9	180.1
Charges and allocations from Tyco International, Ltd. and affiliates	―	10.4	55.1
Selling, general and administrative expenses	58.8	50.0	97.5
Restructuring and impairment charges (credits), net	0.3	0.6	(0.1)

Operating Income	1.9	26.9	27.6
Other income	(0.6)	―	―
Interest expense, net	33.2	2.1	3.6
Interest expense, net―Tyco International Ltd. and affiliates	―	5.5	8.3

Income (loss) before income taxes	(30.7)	19.3	15.7
Income tax expense (benefit)	(10.3)	1.6	3.3

Net income (loss)	$(20.4)	$17.7	$12.4

The accompanying notes are an integral part of these condensed financial statements.

COVALENCE SPECIALTY MATERIALS CORP.

CONDENSED BALANCE SHEETS
As of June 30, 2006 and September 30, 2005

(unaudited, in millions)	June 30, 2006	September 30, 2005
	Successor	Predecessor
Assets
Current assets:
Cash and cash equivalents	$90.5	$2.7
Accounts receivable, net of allowance for doubtful accounts, of $4.4 and $4.3 million, respectively	198.9	196.1
Inventories	214.0	159.7
Prepaid expenses and other assets	11.2	15.9

Total current assets	514.6	374.4
Property, plant and equipment, net	335.9	283.1
Goodwill	―	531.7
Intangible assets, net	343.9	15.1
Other assets	22.9	2.4

Total assets	$1,217.3	$1,206.7

Liabilities, Equity and Predecessor’s Parent Company Equity
Current liabilities:
Accounts payable	$175.0	$94.4
Accrued and other current liabilities	78.8	37.2
Long-term debt―current portion	3.0	―
Due to Tyco International, Ltd. and affiliates	―	111.8
Capital Lease Obligations―current portion	―	79.5

Total current liabilities	256.8	322.9
Long-term debt (see Note 3)	730.6	―
Deferred tax liabilities	51.2	―
Other non current liabilities	1.6	26.0

Total long-term liabilities	783.4	26.0

Total Liabilities	1,040.2	348.9
Minority Interest	―	2.7
Commitments and contingencies (see Note 8)
Contributions from Holdings	197.5	―
Predecessor Parent Company Investment	―	895.0
Retained deficit	(20.4)	―
Cumulative translation	―	(25.5)
Minimum pension liability	―	(14.4)

Total Equity and Parent Company Investment	177.1	855.1

Total Liabilities, Equity and Parent Company Investment	$1,217.3	$1,206.7

The accompanying notes are an integral part of these condensed financial statements.

COVALENCE SPECIALTY MATERIALS CORP.

CONDENSED STATEMENTS OF CASH FLOWS
For the periods from February 17, 2006 to June 30, 2006 and from October 1, 2005 to February 16, 2006, and for the Nine Months Ended July 1, 2005

(unaudited, in millions)	Successor	Predecessor
	February 17 to June 30, 2006	October 1, 2005 to February 16, 2006	Nine months ended July 1, 2005
Cash Flows from Operating Activities
Net Income	$(20.4)	$17.7	$12.4
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	27.6	15.4	30.3
Amortization of debt issuance costs	1.5	―	―
Provisions for losses on accounts receivable and inventory	2.1	3.5	3.4
Deferred income taxes	(10.3)	1.2	(1.4)
(Gain) loss on disposal of fixed assets	―	(3.0)	―
Non-cash restructuring	―	0.3	―
Changes in assets and liabilities:
Accounts receivable, net	(24.4)	17.0	(5.9)
Inventories	41.2	(94.3)	2.1
Prepaid expenses and other current assets	3.9	(11.0)	3.6
Other non current assets	3.1	―	―
Accounts payable	56.7	44.3	17.9
Due to Tyco International, Ltd. and affiliates	―	(106.7)	(36.9)
Accrued and other current liabilities	22.3	(5.8)	(35.3)
Income taxes	(0.6)	1.6	(15.3)
Other, net	(3.5)	0.6	(0.1)

Net cash provided by (used in) operating activities	99.2	(119.2)	(25.2)
Cash Flows from Investing Activities
Purchase of property, plant and equipment	(11.6)	(12.2)	(25.2)
Proceeds from disposal of assets	0.2	3.1	―
Acquisition of business, net of cash acquired	(927.7)	―	―

Net cash used in investing activities	(939.1)	(9.1)	(25.2)
Cash Flows from Financing Activities
Issuance of long-term debt	783.4	―	―
Equity contributions	197.5	―	―
Repayment of long-term debt	(50.0)	―	―
Long-term debt financing costs	(23.7)	―	―
Long-term debt refinancing costs	(4.0)	―	―
Change in book overdraft	―	(14.2)	(8.0)
Payments of capital lease obligations	―	(79.4)	(61.1)
Change in Predecessor parent company investment	―	224.2	121.2
Distributions to minority interests	-―	―	(2.7)

Net cash provided by financing activities	903.2	130.6	49.4

Effect of currency translation on cash	0.2	(0.2)	0.1
Net increase (decrease) in cash	63.5	2.1	(0.9)
Cash and cash equivalents at beginning of period	27.0	2.7	3.7

Cash at end of period	$90.5	$4.8	$2.8

Supplementary Cash Flow Information:
Interest paid	12.8	0.6	0.9
Income Taxes paid	0.4	0.8	2.1

The accompanying notes are an integral part of these condensed financial statements.

COVALENCE SPECIALTY MATERIALS CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (IN MILLIONS)

1. Basis of Presentation and Summary of Significant Accounting Policies

The accompanying unaudited condensed financial statements (the “unaudited condensed financial statements”) are presented for Covalence Specialty Materials Corp. (the “Successor” or the “Company”), and Tyco Plastics & Adhesives (the “Predecessor”). The information herein reflects all normal recurring adjustments, which are, in the opinion of management, necessary for the fair statement of the results for the interim periods presented.

The preparation of unaudited condensed financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These unaudited condensed financial statements should be read in conjunction with the audited combined financial statements and notes thereto of the Predecessor as of and for the year ended September 30, 2005. Interim results may not be indicative of full year operations.

The Company’s fiscal year ends on the last Friday of September, such that each quarterly period is 13 weeks in length. For fiscal years in which there are 53 weeks, the fourth quarter reporting period is 14 weeks. Fiscal year 2006 will end on September 29 and fiscal 2005 ended on September 30.

Recent Developments―On February 16, 2006, substantially all of the assets and liabilities of the Predecessor were acquired by the Company, under a Stock and Asset Purchase Agreement dated December 20, 2005 and entered into between Covalence Specialty Materials Holding Corp. (“Holdings”), an affiliate of Apollo Management V, L.P. and the direct parent of the Company, Tyco International S.A. and Tyco Group S.a.r.l. Under the agreement, the Successor acquired Predecessor’s businesses through the acquisition of certain equity interests of, and certain assets and liabilities held by direct and indirect operating subsidiaries of, Tyco International Ltd. (the “Acquisition”). See Note 2 for further discussion. Tyco International Ltd. and its subsidiaries, excluding the Predecessor, are referred to herein as “Tyco.”

Basis of Presentation―The unaudited condensed financial statements of the Successor and Predecessor herein consist of the combined operations of the formerly wholly-owned operating units of the Tyco: Tyco Plastics (“Plastics”), Tyco Adhesives (“Adhesives”) and Ludlow Coated Products (“Coatings”). These unaudited condensed financial statements present the combined financial position, results of operations and cash flows of the Successor as a stand-alone entity and the Predecessor as a subsidiary of Tyco, including adjustments, allocations and related party transactions (see Note 10). The Predecessor financial statements presented may not be indicative of the results that would have been achieved had the Predecessor operated as a separate, stand-alone entity.

Revenue Recognition―Revenue from the sales of products is recognized at the time title and risks and rewards of ownership pass (either when the products reach the free-on-board shipping point or destination depending on the contractual terms), the sales price is fixed and determinable and collection is reasonably assured. Provisions for certain rebates, sales incentives, trade promotions, coupons, product returns and discounts to customers are accounted for as reductions in gross sales to arrive at net sales in the same period that the related sales are recorded. These provisions are based on estimates derived from current program requirements and historical experience.

Shipping and Handling Costs―Shipping, handling, purchasing, receiving, inspecting, warehousing, and other costs of distribution are presented in cost of sales in the condensed statements of operations.

Vendor Rebates―Rebates from vendors are accrued as a reduction of inventory cost as earned under existing programs, and reflected as a reduction of cost of goods sold at the time that the related underlying inventory is sold to customers.

Concentrations―No one customer individually comprised more than 9% of net revenue of the Successor or the Predecessor in each of the periods presented.

Research and Development―Research and development expenditures are expensed when incurred and charged to cost of sales summarized as follows:

(in millions)	Successor	Predecessor
	February 17 to June 30, 2006	October 1, 2005 to February 16, 2006	Nine months ended July 1, 2005
Research and development	$2.9	$3.1	$6.2

Advertising―Advertising costs are expensed when incurred and are included in selling, general and administrative expenses as follows:

(in millions)	Successor	Predecessor
	February 17 to June 30, 2006	October 1, 2005 to February 16, 2006	Nine months ended July 1, 2005
Advertising Costs	$1.3	$1.1	$2.5

Employee Share Option Plans―Prior to the Acquisition, Tyco had granted options to purchase Tyco common shares to certain of the Predecessor’s employees. Following the Acquisition, the expense and liability related to these stock options have remained with Tyco. No options to purchase the Predecessor’s stock have been granted. Effective October 1, 2005, the Predecessor adopted SFAS No. 123R, “Share-Based Payment,” which requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the financial statements based on fair value. The Predecessor adopted SFAS No. 123R using the modified prospective application transition method. Under this method, compensation cost is recognized for the unvested portion of share-based payments granted prior to October 1, 2005 and all share-based payments granted subsequent to September 30, 2005 over the related vesting period. Prior to the first fiscal quarter of 2006, the Predecessor applied the intrinsic value based method prescribed in Accounting Principles Board Opinion No. 25 in accounting for employee stock based compensation. Prior period results have not been restated. Due to the adoption of SFAS No. 123R, the Predecessor’s results from October 1, 2005 to February 16, 2006 include incremental share-based compensation expense totaling $2.0 million, respectively.

Foreign Currency―For the Successor’s and Predecessor’s non-U.S. subsidiaries that account in a functional currency other than U.S. Dollars, assets and liabilities are translated into U.S. Dollars using period-end exchange rates. Sales and expenses are translated at the average exchange rates in effect during the period. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive income within Equity and the Predecessor Parent Company Investment. Gains and losses resulting from foreign currency transactions, the amounts of which are not material in any period presented, are included in net income.

Cash and Cash Equivalents―All highly liquid investments purchased with a maturity of three months or less from the time of purchase are considered to be cash equivalents.

Allowance for Doubtful Accounts―The allowance for doubtful accounts receivable reflects the best estimate of probable losses inherent in the Company’s Accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Inventories―Inventories are stated at the lower of cost or market and are valued using the first-in, first-out method. Management periodically reviews inventory balances, using recent and future expected sales to identify slow-moving and/or obsolete items. The cost of spare parts inventory is charged to manufacturing overhead expense when incurred.

Property, Plant and Equipment, Net―Property, plant and equipment, net is recorded at cost less accumulated depreciation. Depreciation expense was recorded as follows:

(in millions)	Successor	Predecessor
	February 17 to June 30, 2006	October 1, 2005 to February 16, 2006	Nine months ended July 1, 2005
Depreciation expense	$15.2	$14.6	$28.7

Maintenance and repair expenditures are charged to expense when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and related improvements	6 to 50 years
Leasehold improvements	Lesser of remaining term of the lease or economic useful life
Other machinery, equipment and furniture and fixtures	2 to 10 years

Long-Lived Assets―The Company periodically evaluates, and the Predecessor evaluated the net realizable value of long-lived assets, including property, plant and equipment and amortizable intangible assets, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. When indicators of potential impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying business. An impairment in the carrying value of an asset is recognized whenever anticipated future cash flows (undiscounted) from an asset are estimated to be less than its carrying value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value determined on a discounted basis. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

Goodwill―The Predecessor assessed goodwill for impairment at least annually and as triggering events occurred. In making this assessment, management relied on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment.

Following the consummation of Acquisition, the Company did not record goodwill as the fair value of the acquired net assets exceeded the purchase price. See Note 2 for further discussion.

Intangible Assets, Net―Contracts and related customer relationships, as well as intellectual property consisting primarily of patents and trademarks, are being amortized on a straight-line basis over three to fifteen years. The Company evaluates and the Predecessor formerly evaluated the remaining useful life of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the remaining useful life.

Debt Issuance Costs―The costs related to the issuance of debt are capitalized and amortized to interest expense using the effective interest method.

Financial Instruments―The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, long-term debt and capital lease obligations. The fair value of such instruments approximated book value at June 30, 2006 and September 30, 2005. The Company does not currently engage in any hedging activities and has no derivative instruments. As a result of the Acquisition, the Company incurred long-term debt obligations (see Note 3).

Parent Company Investment―Prior to the Acquisition, the Predecessor received short-term funding from Tyco to meet its periodic cash flow operating needs. Cash disbursements and collections, advances, loans and repayments between Tyco and the Predecessor have been reflected in the Predecessor Parent Company Investment account in the accompanying unaudited condensed financial statements. Net interest earned or paid on advances between Tyco and the Predecessor are reflected in the accompanying Unaudited Statements of Operations. Interest expense associated with Tyco’s general corporate debt has not been allocated to the Predecessor’s operations the unaudited condensed financial statements presented herein.

Use of Estimates―The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires management to make extensive use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of sales and expenses. Significant estimates in these unaudited condensed financial statements include restructuring charges and credits, allowances for doubtful accounts receivable, estimates of future cash flows associated with long-lived assets, useful lives for depreciation and amortization, loss contingencies and net realizable value of inventories, income taxes and tax valuation reserves and the determination of discount and other rate assumptions for pension and postretirement employee benefit expenses. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstances giving rise to such changes occur.

Recently Issued Accounting Pronouncements―In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides measurement and recognition guidance related to accounting for uncertainty in income taxes. FIN 48 also requires increased disclosure with respect to the uncertainty in income taxes. The Company will adopt the provisions of FIN 48 on October 1, 2007, as required, and is currently evaluating the impact of such adoption on its financial statements.

2. Acquisition Purchase Price Allocation

The Company has performed a preliminary evaluation of the fair values of the real and personal property, inventory and certain identifiable intangible assets in connection with the purchase price allocation related to the Acquisition. A valuation study was performed by an independent third party, which supports the purchase price allocation. The valuation study resulted in a fair value step-up to real and personal property, inventory and certain identifiable intangible assets. The Company recognized $6.8 million as a charge to cost of sales during the period ended June 30, 2006 relating to the sale of inventory that was stepped-up to fair value. The Company is in the process of finalizing its purchase accounting information and, based on a preliminary valuation and other available information, has recorded a purchase price of $916.1 million, which includes $975.2 million of original purchase price partially offset by favorable working capital adjustments from Tyco of approximately $63.6 million and $25.5 million and an unfavorable post-closing adjustment of $30.0 million that is due to Tyco. As part of the Acquisition, the Company agreed to pay to Tyco a working capital adjustment not to exceed $30.0 million. The amount is based on the average resin price the Company pays during fiscal year 2006 and is payable no later than January 7, 2007. As of June 30, 2006, the Company anticipated that it will be required to pay the $30.0 million to Tyco and has included this amount in its purchase accounting calculations, and such amount is reflected in its unaudited Balance Sheet as of June 30, 2006. The Company’s purchase accounting for the Acquisition is expected to be finalized shortly after the resolution of this payment. The excess of the fair value of the net assets acquired over the purchase price paid has been allocated to non current assets on a prorated basis. The following table summarizes the preliminary allocation of fair values of the Company’s assets acquired and liabilities assumed at the date of acquisition.

(in millions)	Estimated Fair Value at February 16, 2006	Allocation of Excess Fair Value over Purchase Price		Allocation of Purchase Price At February 16, 2006
Current assets	$434.6	$	―	$434.6
Property, plant and equipment	345.3		(8.5)	336.8
Intangible assets	365.7		(8.8)	356.9
Other non current assets	24.1		―	24.1

Assets acquired	1,169.7		(17.3)	1,152.4
Current liabilities	172.3		―	172.3
Non current liabilities	64.0		―	64.0

Liabilities assumed	236.3		―	236.3

	$933.4		$(17.3)	$916.1

3. Long-term Debt

In connection with the Acquisition, the Company entered into a senior secured credit facilities, which included a term loan in the amount of $350.0 million with a maturity date of February 16, 2013. On May 18, 2006, the Company refinanced its senior secured credit facilities, which now consist of a new term loan in the principal amount of $300.0 million and a new revolving credit facility which provides borrowing availability equal to the lesser of (a) $200.0 million or (b) the borrowing base, which is a function, among other things, of the Company’s accounts receivable and inventory. The term loan matures on May 18, 2013 and the revolving credit facility matures on May 18, 2012.

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Bank of America, N.A., as administrative agent, and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR rate borrowings under the revolving credit facility is 1.50% and under the term loan is 2.00%. The initial applicable margin for base rate borrowings under the revolving credit facility is 0% and under the term loan is 1.00%. The applicable margin for such borrowings under the revolving credit facility will be reduced if the Company achieves certain leverage ratios.

The senior secured credit facilities require minimum quarterly principal payments of $0.750 million on the term loan for the first six years and nine months,, commencing in September 2006, with the remaining amount payable on May 18, 2013. In addition, the Company must prepay the outstanding term loan, subject to certain exceptions, with:

•	Beginning with the Company’s first full fiscal year after the closing, 50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the credit agreement); and

•

100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Company does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months, subject to certain limitations.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.35% per annum depending on the average daily available unused borrowing capacity. The Company also pays customary letter of credit fee, including a fronting fee of 0.25% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

The senior secured credit facilities contain various restrictive covenants that, among other things and subject to specified exceptions, prohibits the Company from prepaying other indebtedness, restricts its ability to incur indebtedness or liens, make investments or declare or pay any dividends. For the period ended June 30, 2006, the Company has complied with all covenants.

All obligations under the senior secured credit facilities are unconditionally guaranteed by Holdings and, subject to certain exceptions, each of the Company’s existing and future direct and indirect domestic subsidiaries, including the Guarantors. The guarantees of those obligations (as well as certain interest-hedging or other swap agreements permitted to be secured under the terms of the secured credit facilities) are secured by substantially all of the Company’s assets as well as those of Covalence Specialty Materials Holdings Corp. and each domestic subsidiary guarantor.

Also in connection with the Acquisition, the Company entered into the $175.0 million floating rate loan. The second priority floating rate loan matures on August 16, 2013, and bears interest at a rate per annum, reset at the end of each interest period, equal to LIBOR plus 3.25% or Base Rate plus 1.00%. No principal payments are required with respect to the second priority floating rate loan prior to maturity. Voluntary prepayments under the floating rate loan are subject to a premium of 2% of any principal amount prepaid in the first year, 1% of any principal amount prepaid in the second year and no premium thereafter.

All obligations under the floating rate loan are unconditionally guaranteed by each of the Company’s existing domestic subsidiaries that guarantees debt under the Company’s senior secured credit facilities and by certain of the Company’s future domestic subsidiaries, and are secured on a second priority basis by the same assets securing the loans under the senior secured credit facilities.

The Company also issued $265.0 million of 10.25% senior subordinated notes due March 1, 2016. Included as a reduction of the balance in long term debt is the unamortized portion of the discount of $6.5 million that this note was issued at, which is reflected on the Company’s Unaudited Balance Sheet accordingly. The notes are senior subordinated obligations of the Company and rank junior to all other senior indebtedness of the Company that does not contain similar subordination provisions. No principal payments are required with respect to the senior subordinated notes prior to maturity.

The second priority floating rate loan agreement and the indenture relating to the notes each contain a number of covenants that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, restrict dividends or other payments from subsidiaries, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of the Company’s assets. For the period ended June 30, 2006, the Company has complied with all necessary covenants. No principal payments are required with respect to the second priority floating rate loan and the senior subordinated notes prior to maturity.

Following the Acquisition, the Company has recorded these long-term debt obligations in its June 30, 2006 unaudited Balance Sheet. The Company’s weighted-average rate of interest on total debt was 8.28% for the period February 17, 2006 to June 30, 2006. Included in interest expense, net on the Company’s Unaudited Condensed Statement of Operations are certain transaction costs associated with the former senior secured credit facility and the senior secured credit facility.

Remaining long-term debt and maturities are as follows:

(in millions)	Payments Due by Period
	Total	Less than 1 year	1‑3 years	4‑5 years	More than 5 years
Term Loan	$300.0	$3.0	$6.0	$6.0	$285.0
Second Lien Floating Rate Loan	175.0	―	―	―	175.0
Senior Subordinated Notes	265.0	―	―	―	265.0

Total	$740.0	$3.0	$6.0	$6.0	$725.0

Included in the Company’s unaudited Condensed Balance Sheet as of June 30, 2006 as a reduction in Long-term debt is approximately $6.4 million relating to the unamortized balance of the discount on the Senior Subordinated Notes.

As of June 30, 2006 the Company had approximately $8.4 million in letters of credit issued and outstanding.

4. Other Intangible Assets

The following table sets forth the gross carrying amount and accumulated amortization of the Company’s intangible assets:

	June 30, 2006 Successor			September 30, 2005 Predecessor

(in millions)	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period
Contracts and related customer relationships	$284.5	$9.0	11 years	$17.3	$10.9	15 years
Technology	27.4	1.4	8 years	8.7	3.5	25 years
Licenses	44.3	2.1	11 years	3.9	0.6	24 years
Other	0.2	―	Less than 1 year	1.1	0.9	5 years

Total	$356.4	$12.5	11 years	$31.0	$15.9	24 years

Intangible asset amortization expense was as follows:

(in millions)	Successor	Predecessor
	February 17 to June 30, 2006	October 1, 2005 to February 16, 2006	Nine months ended July 1, 2005
Intangible asset amortization expense	$12.5	$1.0	$2.1

The estimated aggregate amortization expense on intangible assets currently owned by the Company is expected to be approximately $7.3 million for the remainder of fiscal year 2006 and as follows:

Fiscal year	Estimated aggregate amortization expense (in millions)
2007	$34.8
2008	34.4
2009	33.0
2010	33.5
2011	32.8

5. Equity and Comprehensive Income (Loss)

The Company’s equity is as follows:

(in millions)	Successor			Predecessor
		February 17 to June 30, 2006			October 1, 2005 to February 16, 2006
Balance at beginning of period		$	―		$855.1
Paid in Capital			197.5		―
Change in Predecessor Parent Company Investment			―		224.2
Net income (loss)	(20.4)			17.7
Currency translation	―			1.7
Minimum pension liability	―			―

Total Compensation income (loss)			(20.4)		19.4

Balance at end of period			$177.1		$1,098.7

Total comprehensive income (loss) for the periods is as follows:

(in millions)	Successor	Predecessor
	February 17 to June 30, 2006	October 1, 2005 to February 16, 2006	Nine months ended July 1, 2005
Net income (loss)	$(20.4)	$17.7	$12.4
Foreign currency translation adjustment	―	1.7	3.0

Other comprehensive income (loss)	$(20.4)	$19.4	$15.4

6. Restructuring and Impairment Charges

During fiscal 2005, the Predecessor recorded restructuring charges of $4.8 million consisting of $2.4 million of employee severance and benefits and $2.4 million of facility exit costs. There are no additional expenses expected as a result of these actions. In addition, during 2005, the Predecessor recorded a credit for previously impaired property, plant and equipment of $1.5 million, which was sold for amounts higher than previously estimated.

Activity for the Predecessor’s restructuring reserves is as follows:

(in millions)	Employee Severance and Benefits		Facilities Exit Costs	Other		Total
Balance at September 30, 2004		$3.4	$3.2	$	―	$6.6
Charges		2.4	2.4		―	4.8
Utilization		(3.3)	(4.6)		0.3	(7.6)
Transfers/reclass		(0.3)	0.6		(0.3)	―

Balance at September 30, 2005		2.2	1.6		―	3.8
Transferred to Tyco		(1.3)	―		―	(1.3)
Charges		―	1.3		―	1.3
Utilization		(0.9)	(2.1)		―	(3.0)

Balance at June 30, 2006	$	―	$0.8	$	―	$0.8

At June 30, 2006, $0.8 million of restructuring reserves remained on the Unaudited Condensed Balance Sheet, which was included in accrued current liabilities and non-current accrued liabilities. Pursuant to the Acquisition, the balance of $1.3 million attributed to employee severance was transferred to Tyco.

7. Income Taxes

Following the Acquisition, the Company is being taxed at the U.S. corporate level as a C-Corporation and has provided U.S. federal and state income taxes for the period from February 17, 2006 to June 30, 2006. The Company has been indemnified by Tyco for tax liablilities that may arise in the future that relate to prior to the Acquisition, February 16, 2006. Deferred taxes have been provided related to the tax effects of the repatriation of foreign earnings. The Company’s effective tax rate (“ETR”) is dependent on many factors including: the impact of enacted tax laws in jurisdictions in which the Company operates; the amount of earnings by jurisdiction, due to varying tax rates in each country; and the Company’s ability to utilize foreign tax credits related to foreign taxes paid on foreign earnings that will be remitted to the U.S.

Significant components of income tax benefit for the Company are as follows ($ in millions)

February 17 to June 30, 2006
Deferred:
United States
U.S. federal	$(7.7)
State	(1.8)
Non-U.S.	(0.8)

Deferred income tax benefit	$(10.3)

Non-U.S. loss from income (loss) before income taxes was $3.8 million for the period February 17, 2006 to June 30, 2006.

The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s income tax benefit for the period February 17, 2006 to June 30, 2006 was as follows ($ in millions):

February 17 to June 30, 2006
Federal U.S. federal income tax expense at the statutory rate	$(10.7)
Adjustments to reconcile in the income tax provision:
U.S. state income tax (benefit) provision, net	(1.2)
Nondeductible charges	(0.2)
Valuation allowance	0.5
Foreign rate differential	(.4)
Repatriated foreign earnings	0.5

Income tax benefit	$(10.3)

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax liability for the period from February 17, 2006 to June 30, 2006 are as follows: ($ in millions)

February 17 to June 30, 2006
Deferred tax assets:
Tax loss and credit carryforwards	$13.1
Deferred tax liabilities:
Property, plant and equipment	15.6
Intangible assets	43.6
Other foreign	3.1

62.3
Net deferred tax liability before valuation allowance	49.2
Valuation allowance	2.8

Net deferred tax liability	$52.0

The deferred tax liability above is recorded in the Company’s accompanying balance sheet, with $51.2 million classified as a long-term liability and $0.8 million as a current liability. The valuation allowance for deferred tax assets of $2.8 million relates principally to the uncertainty of the utilization of net operating loss carryforwards and realization of other deferred tax assets in Korea. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, which requires that a valuation allowance be established or maintained when it is “more likely than not” that all or a portion of deferred tax assets will not be realized.

Prior to the Acquisition, the Predecessor’s business activities in the United States were historically conducted through partnership entities. These partnerships were treated as “flow-through” entities for U.S. income tax purposes, meaning that the partnerships themselves are not subject to income tax and that only the partners pay tax on their relevant share of partnership income. Accordingly, the Predecessor did not compute, and the Company’s unaudited condensed financial statements do not include, a tax provision on the income or losses of the U.S. operations. The Predecessor’s unaudited condensed financial statements reflect a provision for non-U.S. income taxes based on income as if the Predecessor had been subject to income tax on a separate return basis. The Predecessor’s non-U.S. income tax provision relates to U.S. federal and provincial income taxes in Belgium, Canada, Korea and Mexico. The income tax provision was computed in accordance with SFAS No. 109 and is based on current tax rates.

8. Commitments and Contingencies

The Predecessor participated in two of Tyco’s capital lease programs used to finance capital expenditures for manufacturing machinery and equipment, of which one expired in December 2004 and the other was retired by Tyco prior to the Acquisition.

The Company has and the Predecessor had facility, vehicle and equipment operating leases that expire at various dates through the year 2012. Rental expense under these leases was $10.2 million, $13.1 million and $13.7 million for fiscal years 2005, 2004 and 2003, respectively.

The following is a schedule of future annual minimum lease payments as of September 30, 2005:

(in millions)	Capital Leases	Operating Leases
2006	$84.4	$8.4
2007	―	5.5
2008	―	3.8
2009	―	2.4
2010	―	2.2
Thereafter	―	2.3

Total minimum lease payments	84.4	$24.6

Less interest portion of payments	(4.9)

Present value of minimum lease payments	$79.5

In the normal course of business, the Company is, and the Predecessor was, liable for product performance of certain of its products. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows.

At the time of the Acquisition, under the Predecessor, various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to commercial, product liability and environmental matters were pending or threatened against the Predecessor. Additionally, the Predecessor was involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. As part of the Acquisition, Tyco retained the liabilities associated with these known environmental matters, which relate to the offsite disposal of hazardous materials. The Company retained liabilities relating to environmental matters on the acquired Predecessor properties. The Company also retained the liabilities associated with all known commercial and product liability matters. In the opinion of management, the ultimate resolution of these known matters will not have a material impact on the Company’s financial position, results of operations or cash flows.

9. Related Party Transactions

Apollo Management Fee―The Company is charged a management fee by Apollo Management V, L.P., an affiliate of its principal stockholder, for the provision of management consulting and advisory services provided throughout the year. The management fee is the greater of $2.5 million or 1.5% of adjusted EBITDA. The fee is payable at the beginning of each fiscal year.

Transactions with other related Apollo-owned companies―The Company conducts reviews of all transactions between itself and companies owned by affiliates of Apollo Management V, L.P. The value of all of these transactions for the period February 17, 2006 to June 30, 2006 was less than $100,000. All of these transactions were conducted in the normal course of business.

Final working capital adjustment owed to Tyco―As part of the Acquisition, the Company agreed to pay to Tyco a working capital adjustment not to exceed $30.0 million. The amount is based on the average resin price the Company pays during fiscal year 2006 and is payable no later than January 7, 2007. As of June 30, 2006, the Company anticipated that it will be required to pay the $30.0 million to Tyco and has included this amount in its purchase accounting calculations.

Pursuant to the Acquisition, the following Related Party Transactions were terminated by the Predecessor.

Due to Tyco International Ltd. and affiliates―Balance due to Tyco at September 30, 2005 of $111.8 million was primarily comprised of the funding requirements in connection with resin payables. This amount was settled with Tyco immediately prior to the Acquisition.

Sales―The Predecessor sold certain of its manufactured products (consisting primarily of medical adhesive bandages and, to a lesser extent, coated products) to other subsidiaries of Tyco, at prices which approximate fair value.

Securitization Program―The Predecessor participated in a Tyco accounts receivable securitization program through May 27, 2005, on which date Tyco terminated the program. Under this program, Tyco sold participating interests in accounts receivable to investors who, in turn, purchased and received ownership and security interests in those receivables. As collections reduced accounts receivable included in the pool, each participant (including the Predecessor) sold new receivables. Under the provisions of the program agreement, Tyco charged the Predecessor an administrative fee based on its participation in the program. This administrative fee is included in Charges and Allocations from Tyco International, Ltd. and affiliates in the unaudited Statements of Operations. Such charges aggregated $2.0 million and $13.8 million during the three and nine months ended July 1, 2005.

Allocation of expenses―Prior to the Acquisition, Tyco allocated expenses to the Predecessor related to certain management and administrative services provided, as well as for the use of certain patents and trade names. Management services were primarily related to corporate shared services including treasury, income tax, legal, internal audit, human resources and risk management functions. The related management fees, as well as royalties and licensing fees for the use of patents and trade names, were generally allocated based on the Predecessor’s net revenue. Administrative fees for the accounts receivable securitization program and purchasing services were generally allocated based on the Predecessor’s level of participation in the program.

Management believes that all allocations were made on a reasonable basis; however, these fees are not necessarily representative of the costs that would have been incurred by the Predecessor if it was operating on a stand-alone basis.

10. Retirement Plans

The Predecessor had a number of noncontributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. With the exception of one defined benefit plan and one multiemployer benefit plan that remain with the Company, these plans were not included as part of the net assets acquired in connection with the Acquisition, and as such, remained with Tyco. For the period February 17, 2006 to June 30, 2006 the expense attributable to these plans, that remained with the Company, was less than $0.1 million.

Defined Benefit Plan―The Company sponsors a noncontributory defined benefit retirement plan, which covers approximately 100 active and inactive current and former employees.

Multiemployer Plan―The Company participates in one multiemployer plan. Contributions to the plan are based on specific percentages of employee compensation.

Defined Contribution Retirement Plans―Certain employees of the Company that are employed full-time are eligible to participate in the Company’s 401(k) retirement plan. Participants can elect to defer a percentage of their salary through payroll deductions and direct their contributions into different funds established by the Company. The Company provides for matching contributions in the amount of 100% of up to 5% of salary. The expense associated with the matching contribution was $1.9 million for the period from February 17, 2006 to June 30, 2006.

11. Stock Based Compensation

Under the Predecessor periods, Tyco adopted FAS 123R on October 2006 to account for its stock based compensation. Stock based compensation for the period October 1, 2005 through February 16, 2006 was $1.7 million.

As of June 30, 2006, the Company has one share-based compensation plan, which is described below. The compensation cost that has been charged against income for those plans was $0.2 million for the period February 17, 2006 through June 30, 2006. The total income tax benefit recognized in the income statement for share-based compensation arrangements for the period February 17, 2006 through June 30, 2006 was $0.1 million.

In February 2006, Covalence Specialty Materials Holding Corp. (Holdings) adopted the 2006 Long Term Incentive Plan (LTIP). Under the plan selected senior members of Covalence Specialty Materials Corp. management were offered the right to purchase common and perpetual preferred stock of Covalence Specialty Materials Holding Corp. In addition to this investment, this group received stock options in direct proportion to their investment. Members of management that choose not to invest in the Company were granted 1,000 options as part of the LTIP. In addition, under the plan Holdings may grant restricted stock to employees as well as allowing employees to purchase shares of Holdings common stock. There are 900,000 authorized shares available for grant or purchase under this plan.

All stock options received by employees under this plan have an exercise price equal to the price paid for common stock by employees and have a ten year life from date of grant. Options are split evenly between three Tranches. Tranche A options are classified as time vesting options while Tranche B and Tranche C options are classified as performance based options. Shares underlying Tranche A options generally vest in five equal annual installments on September 30 of each year, from 2006 through 2010. Shares underlying Tranche B options generally vest as in five equal installments on September 30 of each year from 2006 through 2010, if a specified EBITDA target for the respective vesting year is met. Upon change of control, shares underlying Tranche B options that have not yet been eligible to vest will vest in the same proportion as shares underlying Tranche B options previously eligible to vest have vested. Shares underlying Tranche C options vest in full if a specified internal rate of return on Apollo’s investment in Holding’s equity is achieved.

The fair value of each option award is estimated on the date of grant using a Black-Scholes valuation model that uses the assumptions noted in the following table. Since the Company is not publicly traded, the volatility of guideline publicly traded companies was used to estimate the expected volatility. The Company relied on the simplified method for estimating expected life outlined by the SEC in Staff Accounting Bulletin No. 107 (“SAB 107”). The simplified method specifies that early exercise will take place midway between vesting and expiration. A yield curve was constructed using the risk free interest rates based on the Constant Maturity Rates as provided by the U.S. Treasury. For this valuation the continuous rate was used with a term equal to the expected life of the options.

A summary of assumptions is presented below.

2006
Expected Volatility	45.0%
Expected dividends	0.0%
Expected term (in years)	3.73‑6.86
Risk-free rate	4.5%‑4.9%

A summary of option activity under the Plan as of June 30, 2006 is present below:

	2006
	Shares	Weighted Average Exercise Price
Outstanding as of 2/16/2006	0	―
Granted	413,183	$10.00
Forfeited	(110,722)	$10.00

Outstanding as of 6/30/2006	302,461	$10.00

Options vested at 6/30/2006	0	$10.00

A summary of the status of the Company’s nonvested shares as of June 30, 2006 is present below:

	2006
	Shares	Weighted Average Exercise Price
Nonvested at 02/16/2006	0	―
Granted	413,183	$4.67
Vested	0	―
Forfeited	(110,722)	$4.67

Nonvested of 6/30/2006	302,461	$4.67

As of June 30, 2006, there was $1.2 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a period of 4.5 years.

12. Segment and Geographic Data

The Company’s reportable segments are strategic business units that operate in different industries and are managed separately. The Plastics segment manufactures polyethylene-based film, packaging products, bags and sheeting. The Adhesives segment manufactures specialty adhesive products and tapes for industrial applications, including external corrosion protection products for oil, gas and water pipelines. The Coated Products segment manufactures a variety of specialty laminates and coated products principally derived from paper, film, foil and fabrics. Certain corporate expenses were allocated to each of the Predecessor’s reportable segment’s operating income, based generally on net revenue. Selected information by reportable segment is presented in the following table:

(in millions)	Successor	Predecessor
	February 17 to June 30, 2006	October 1, 2005 to February 16, 2006	Nine months ended July 1, 2005
Net revenue
Plastics	$412.5	$449.5	$842.4
Adhesives	143.5	128.7	249.2
Flexible Packaging	96.2	92.7	205.5
Less intercompany revenue	(3.9)	(4.0)	(9.8)

	$648.3	$666.9	$1,287.3

Operating income
Plastics	$0.7	$22.8	$12.3
Adhesives	7.4	5.6	16.0
Flexible Packaging	6.9	4.1	8.0
Corporate expenses	(13.1)	(5.6)	(8.7)

	$1.9	$26.9	$27.6

Depreciation & amortization
Plastics	$13.9	$9.6	$19.1
Adhesives	7.7	3.9	7.6
Flexible Packaging	3.3	2.0	3.9
Corporate	2.8	0.1	0.2

	$27.7	$15.6	$30.8

Capital expenditures
Plastics	$8.0	$7.5	$14.7
Adhesives	2.6	2.1	6.4
Flexible Packaging	0.7	1.9	3.3
Corporate	0.3	0.7	0.8

	$11.6	$12.2	$25.2

Net revenue
United States	$599.4	$616.6	$1,196.0
North America excluding US	23.0	26.6	39.9
Europe	20.1	17.7	40.4
Asia	5.8	5.9	11.0

	$648.3	$666.9	$1,287.3

(in millions)	June 30, 2006	September 30, 2005
	Successor	Predecessor
Total Assets
Plastics	$603.6	$715.6
Adhesives	278.8	250.4
Flexible Packaging	181.8	239.5
Corporate	153.1	1.1

	$1,217.3	$1,206.7

Long-lived assets:
United States	$315.9	$208.1
North America excluding U.S.	16.5	15.7
Europe	1.6	56.1
Asia	1.9	3.2

	$335.9	$283.1

13. Supplementary Balance Sheet Information

Selected supplementary balance sheet information at June 30, 2006 and September 30, 2005 are detailed in the following tables, and included in the balances at June 30, 2006 is the impact of the evaluation of the fair values of the real and personal property, inventory and certain identifiable intangible assets in connection with the purchase price allocation related to the Acquisition. as follows:

(in millions)	June 30, 2006	September 30, 2005
	Successor	Predecessor
Inventories
Purchased Materials and Manufacturing Parts	$104.0	$80.3
Work in Process	11.5	12.1
Finished Goods	98.5	67.3

Total Inventories	$214.0	$159.7

Prepaid expenses and other current assets
Prepaid Taxes	$1.1	$4.9
Prepaid Insurance	0.8	0.1
Rent and Deposits	0.8	1.0
Inventory Parts	―	8.4
Other	8.5	1.5

Prepaid expenses and other current assets	$11.2	$15.9

Property, plant and equipment
Land	$20.3	$7.9
Buildings	89.2	111.7
Machinery and Equipment	218.0	323.4
Property Under Capital Leases	0.4	61.4
Leasehold Improvements	0.8	7.2
Construction In Progress	22.4	14.3
Accumulated Depreciation	(15.2)	(242.8)

	$335.9	$283.1

(in millions)	June 30, 2006	September 30, 2005
	Successor	Predecessor
Accrued and other current liabilities
Accrued Salaries & Wages	$5.0	$4.9
Accrued Vacation & Holidays	2.6	3.5
Accrued Bonus	3.2	4.4
Sales Commission Payable	2.5	3.5
Accrued Taxes	3.6	2.9
Accrued Restructuring	0.8	3.1
Accrued Insurance	4.4	4.3
Accrued Interest	11.3	0.9
Accrued purchase price adjustment	30.0	―
Other Accrued Expenses	15.4	9.7

Accrued and other current liabilities	$78.8	$37.2

14. Subsequent Events

The Company announced on August 28, 2006 that it was liquidating its Korean Adhesives operations and closing the Korean Adhesives Operations as of September 26, 2006. It is expected to take approximately six months to complete the liquidation process. No other Company operations are affected by this decision.

15. Guarantor and Non-Guarantor Financial Information

Covalence Specialty Materials Corp., a wholly owned subsidiary of Covalence Specialty Materials Holding Corp., has long-term debt outstanding which is fully and unconditionally guaranteed by the U.S. Subsidiaries of Covalence Specialty Materials Corp. Separate financial statements and other disclosures concerning the guarantor subsidiaries are not presented because they are wholly-owned and have unconditionally guaranteed such debt on a joint and several basis. (see Note 3). The following tables present condensed consolidating financial information for the guarantor and non- guarantor subsidiaries of Covalence Specialty Materials Corp.

Condensed Consolidating Statement of Operations
For the period from February 17, 2006 to June 30, 2006 (Successor)
(unaudited, $ in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$599.4	$50.5	$(1.6)	$648.3
Cost of sales	542.2	46.4	(1.3)	587.3

Gross profit	57.2	4.1	(0.3)	61.0
Charges and allocations from Tyco International, Ltd. and affiliates	―	―	―	―
Selling, general and administrative expenses	54.2	4.6	―	58.8
Restructuring and impairment charges (credits), net	0.3	―	―	0.3

Operating income	2.7	(0.5)	(0.3)	1.9
Other income	(0.6)	―	―	(0.6)
Interest expense, net	30.2	3.0	―	33.2
Interest expense, net―Tyco International Ltd. and affiliates	―	―	―	―

Income (loss) before income taxes	(26.9)	(3.5)	(0.3)	(30.7)
Income tax expense (benefit)	(11.4)	1.1	―	(10.3)

Net income (loss)	$(15.5)	$(4.6)	$(0.3)	$(20.4)

Condensed Consolidating Statement of Operations
For the period From October 1, 2005 to February 16, 2006 (Predecessor)
(unaudited, $ in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$616.7	$52.8	$(2.6)	$666.9
Cost of sales	538.1	43.1	(2.2)	579.0

Gross profit	78.6	9.7	(0.4)	87.9
Charges and allocations from Tyco International, Ltd. and affiliates	10.4	―	―	10.4
Selling, general and administrative expenses	46.3	3.7	―	50.0
Restructuring and impairment charges (credits), net	0.6	―	―	0.6

Operating income	21.3	6.0	(0.4)	26.9
Other income	(1.7)	1.7	―	―
Interest expense, net	1.7	0.4	―	2.1
Interest expense, net―Tyco International Ltd. and affiliates	5.5			5.5

Income (loss) before income taxes	15.8	3.9	(0.4)	19.3
Income tax expense (benefit)	―	1.6	―	1.6

Net income (loss)	$15.8	$2.3	$(0.4)	$17.7

Condensed Consolidating Statement of Operations
For the nine months ended July 1, 2005 (Predecessor)
(unaudited, $ in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$1,196.0	$95.3	$(4.0)	$1,287.3
Cost of sales	1,030.9	79.3	(3.0)	1,107.2

Gross profit	165.1	16.0	(1.0)	180.1
Charges and allocations from Tyco International, Ltd. and affiliates	55.1	―	―	55.1
Selling, general and administrative expenses	90.1	7.4		97.5
Restructuring and impairment charges (credits), net	(0.4)	0.3		(0.1)

Operating income	20.3	8.3	(1.0)	27.6
Other income	(5.5)	5.5	―	―
Interest expense, net	3.9	(0.3)	―	3.6
Interest expense, net―Tyco International Ltd. and affiliates	8.2	0.1	―	8.3

Income (loss) before income taxes	13.7	3.0	(1.0)	15.7
Income tax expense (benefit)	1.5	1.8	―	3.3

Net income (loss)	$12.2	$1.2	$(1.0)	$12.4

Condensed Consolidating Balance Sheet
As of June 30, 2006 (Successor)
(unaudited, $ in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations		Total
Assets
Current assets:
Cash and cash equivalents	$80.2	$10.3	$	―	$90.5
Accounts receivable, net of allowance for doubtful accounts	181.8	17.1		―	198.9
Inventories	198.4	15.6		―	214.0
Prepaid expenses and other current assets	6.4	4.8		―	11.2

Total current assets	466.8	47.8		―	514.6
Property, plant and equipment, net	317.3	18.6		―	335.9
Intangible assets, net	335.9	8.0		―	343.9
Other assets	22.9	―		―	22.9

Total Assets	$1,142.9	$74.4	$	―	$1,217.3

Liabilities, Equity and Predecessor’s Parent Company Equity
Current liabilities:
Accounts payable	$166.0	$9.0	$	―	$175.0
Accrued and other current liabilities	74.2	5.5		―	79.7
Long-term debt―current portion	3.0	―		―	3.0
Intercompany accounts, net	(29.8)	29.5		0.3	―

Total current liabilities	213.4	44.0		0.3	257.7
Long-term debt	730.6	―		―	730.6
Deferred tax liabilities	47.9	2.4		―	50.3
Other non current liabilities	0.7	0.9		―	1.6

Total long-term liabilities	779.2	3.3		―	782.5

Total Liabilities	992.6	47.3		0.3	1,040.2
Commitments and contingencies
Contributions from Holdings	166.7	30.8		―	197.5
Retained deficit	(16.4)	(3.7)		(0.3)	(20.4)
Cumulative translation	―	―		―	―
Minimum pension liability	―	―		―	―

Total Equity	150.3	27.1		(0.3)	177.1

Total Liabilities and Equity	$1,142.9	$74.4	$	―	$1,217.3

Condensed Consolidating Statement of Cash Flows
For the Period From February 17, 2006 to June 30, 2006 (Successor)
(unaudited, $ in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations		Total
Cash Flow from Operating Activities	$91.9	$7.3	$	―	$99.2
Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(11.3)	(0.3)		―	(11.6)
Proceeds from disposal of assets	0.2	―		―	0.2
Acquisition of business net of cash acquired	(927.7)	―		―	(927.7)

Net cash used in investing activities	(938.8)	(0.3)		―	(939.1)

Cash Flow from Financing Activities
Issuance of long-term debt	783.4	―		―	783.4
Equity contributions	197.5	―		―	197.5
Repayment of long-term debt	(50.0)	―		―	(50.0)
Long-term debt financing costs	(23.7)	―		―	(23.7)
Long-term debt refinancing costs	(4.0)	―		―	(4.0)

Net cash provided by financing activities	903.2	―		―	903.2

Effect of currency translation on cash	―	0.2		―	0.2
Net increase in cash	56.3	7.2		―	63.5
Cash at beginning of period	23.9	3.1		―	27.0

Cash at end of period	$80.2	$10.3	$	―	$90.5

Condensed Consolidating Statement of Cash Flows
For the Period From October 1, 2005 to February 16, 2006 (Predecessor)
(unaudited, $ in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations		Total
Cash Flow from Operating Activities	$(122.4)	$3.2	$	―	$(119.2)
Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(12.0)	(0.2)		―	(12.2)
Proceeds from disposal of assets	3.0	0.1		―	3.1
Purchase accounting assets and liabilities	―	―		―	―

Net cash provided by (used in) investing activities	(9.0)	(0.1)		―	(9.1)
Cash Flow from Financing Activities
Payments of capital lease obligations	(79.4)	―		―	(79.4)
Long-term debt refinancing costs	―	―		―	―
Change in book overdraft	(14.2)	―		―	(14.2)
Payments of capital lease obligations	―	―		―	―
Change in Predecessor parent company investment	228.2	(4.0)		―	224.2
Distributions to minority interests	(2.8)	2.8		―	―

Net cash (used in) provided by financing activities	131.8	(1.2)		―	130.6

Effect of currency translation on cash	―	(0.2)		―	(0.2)
Net increase (decrease) in cash	0.4	1.7		―	2.1
Cash at beginning of period	0.1	2.6		―	2.7

Cash at end of period	$0.5	$4.3	$	―	$4.8

Condensed Consolidating Statement of Cash Flows
For the nine month Period Ending July 1, 2005 (Predecessor)
(unaudited, $ in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations		Total
Cash Flow from Operating Activities	$(38.6)	$13.4	$	―	$(25.2)
Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(23.3)	(1.9)		―	(25.2)
Proceeds from disposal of assets	0.1	(0.1)		―	―
Purchase accounting assets and liabilities	―	―		―	―

Net cash provided by (used in) investing activities	(23.2)	(2.0)		―	(25.2)
Cash Flow from Financing Activities
Payments of capital lease obligations	(61.1)	―		―	(61.1)
Long-term debt refinancing costs	―	―		―	―
Change in book overdraft	(8.0)	―		―	(8.0)
Change in Predecessor parent company investment	132.2	(11.0)		―	121.2
Distributions to minority interests	(2.5)	(0.2)		―	(2.7)

Net cash (used in) provided by financing activities	60.6	(11.2)		―	49.4

Effect of currency translation on cash	―	0.1		―	0.1
Net increase (decrease) in cash	(1.2)	0.3		―	(0.9)
Cash at beginning of period	0.8	2.9		―	3.7

Cash at end of period	$(0.4)	$3.2	$	―	$2.8

Covalence Specialty Materials Corp.

OFFER TO EXCHANGE

10 1⁄4% Senior Subordinated Notes due 2016 registered under the Securities Act

For

A Like Principal Amount of 10 1⁄4% Senior Subordinated Notes due 2016
($265,000,000 Aggregate Principal Amount)

Prospectus

Dated September 27, 2006

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Covalence Specialty Materials Corp. is a Delaware Corporation. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”), provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to nay threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, including attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of appropriate jurisdiction in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper.

Article VIII of Covalence Specialty Materials Corp.’s Certificate of Incorporation, as amended, provides for the indemnification of directors, officers, employees or agents to the fullest extent authorized by the DGCL. Article VIII also provides that, in any action initiated by a person seeking indemnification, Covalence Specialty Materials Corp. shall bear the burden of proof that the person is not entitled to indemnification.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article VIII of Covalence Specialty Materials Corp.’s Certificate of Incorporation, as amended, includes such a provision.

Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. Article VIII of Covalence Specialty Materials Corp.’s Certificate of Incorporation, as amended, permits the corporation to maintain insurance, at the corporation’s expense, to protect itself or any of its directors, officers, employees or agents or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Covalence Specialty Adhesives LLC and Covalence Specialty Coatings LLC are Delaware limited liability companies. Section 18-108 of the Delaware Limited Liability Company Act grants a Delaware limited liability company the power, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Limited Liability Company Agreement (the “Agreement”) of each of Covalence Specialty Adhesives LLC and Covalence Specialty Coatings LLC provides that (i) to the fullest extent permitted by law, no officer of the company shall be liable to the company or any other person or entity bound by the Agreement, and such officer shall be entitled to indemnification from the company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such officer, in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on such officer by this Agreement, except that an officer shall be liable for any such loss, damage or claim incurred by reason of such officer’s willful misconduct, gross negligence or fraud; (ii) to the fullest extent permitted by law, Covalence Specialty Materials Corporation, as the sole member of the company (the “Member”), in its capacity as manager of the company, shall not be liable to the company or entity bound by the Agreement for any loss, damage or claim incurred by reason of any act or omission performed by or any act or omission by the Member, in its capacity as manager of the company, on behalf of the company except that the Member shall be liable for a bad faith breach of the implied covenant of good faith and fair dealing; in addition, to the fullest extent permitted by law, the Member shall be entitled to indemnification from the company for any loss, damage or claim incurred by the Member, in its capacity as manager of the company, by reason of any act or omission performed or omitted by the member; and (iii) any indemnity shall be provided out of and to the extent of the company assets only, and the Member shall not have personal liability on account thereof.

Covalence Specialty Materials Corp. currently has an insurance policy covering its director and officers to insure against certain losses that they may incur while acting in such capacities.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description of Exhibit
3.1.1.1*	Certificate of Incorporation of Covalence Specialty Materials Corp.
3.1.1.2*	First Certificate of Amendment to the Certificate of Incorporation of Covalence Specialty Materials Corp.
3.1.1.3*	Second Certificate of Amendment to the Certificate of Incorporation of Covalence Specialty Materials Corp.
3.1.1.4*	Certificate of Incorporation of Covalence Specialty Materials Corp., as amended
3.1.2.1*	Certificate of Formation of Covalence Specialty Adhesives LLC
3.1.2.2*	Certificate of Amendment to the Certificate of Formation of Covalence Specialty Adhesives LLC
3.1.3.1*	Certificate of Formation of Covalence Specialty Coatings LLC
3.1.3.2*	Certificate of Amendment to the Certificate of Formation of Covalence Specialty Coatings LLC
3.2.1*	Amended and Restated By-laws of Covalence Specialty Materials Corp.
3.2.2*	Limited Liability Company Agreement of Covalence Specialty Adhesives LLC
3.2.3*	Limited Liability Company Agreement of Covalence Specialty Coatings LLC
4.1*	Indenture, dated February 16, 2006, between Covalence Specialty Materials Corp., as issuer, and Wells Fargo Bank, National Association, as trustee. Includes form of exchange note.

Exhibit No.	Description of Exhibit
4.2*	Registration Rights Agreement, dated February 16, 2006, by and among Covalence Specialty Materials Corp., Covalence Adhesives LLC, Covalence Specialty Coatings LLC as issuer, the Guarantors named therein, Banc of America LLC, Credit Suisse Securities (USA), LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc. and CIBC World Markets Corp., as initial purchasers.
5.1*	Opinion of Gail E. Lehman, Vice President, General Counsel and Corporate Secretary to Covalence Specialty Materials Corp.
10.1	Stock Asset and Purchase Agreement, dated December 20, 2005, by and among Covalence Specialty Materials Holding Corp. and Tyco Group S.a.r.l. (incorporated by reference to Exhibit 2.1 to the quarterly report on Form 10-Q for the quarter ended December 30, 2005 filed by Tyco International Ltd. (file no. 1-13866)).
10.2*	Revolving Credit Agreement, dated as of May 18, 2006 among Covalence Specialty Materials Holdings Corp., Covalence Specialty Materials Corp. and Certain of its Subsidiaries Party Hereto as Borrowers, The Lenders Party Hereto, Bank of America, N.A., as Collateral Agent and Administrative Agent, and Banc of America Securities LLC, as Sole Lead Arranger and Sole Bookrunner
10.3*	Second Lien Credit Agreement, dated February 16, 2006, among the Company, the lenders party thereto, Banc of America Securities LLC and Credit Suisse, as joint lead arrangers, Banc of America Securities LLC, Credit Suisse, Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding, Inc. as joint book-running managers, Bank of America, N.A., as administrative agent, Credit Suisse, as syndication agent, and Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding, Inc., as co-documentation agents
10.4*	Amended and Restated Credit Agreement dated as of May 18, 2006 among Covalence Specialty Materials Holding Corp., Covalence Specialty Materials Corp. as Borrower, The Lenders Party Hereto, Bank of America, N.A., as Collateral Agent and Administrative Agent and Banc of America Securities LLC, as Sole Bookrunner, Banc of America Securities LLC, as Sole Lead Arranger
10.5*	Amended and Restated First Lien Guarantee and Collateral Agreement, dated as of May 18, 2006 among Covalence Specialty Materials Holding Corp., Covalence Specialty Materials Corp., each Subsidiary of the Company identified therein, and Bank of America, N.A., as Collateral Agent
10.6*	Second Lien Guarantee and Collateral Agreement, dated February 16, 2006, among the Company, the Guarantors, the Administrative Agent, and the other parties thereto
10.7*	Management Agreement dated February 16, 2006 between Covalence Specialty Materials Corp., Covalence Specialty Materials Holdings Corp. and Apollo Management V L.P.
10.8*	Employment Agreement dated February 16, 2006 between Covalence Specialty Materials Corp. and Gary J. Powell
10.9*	Employment Agreement dated February 16, 2006 between Covalence Specialty Materials Corp. and Brian C. Strauss
10.10*	Employment Agreement dated February 16, 2006 between Covalence Specialty Materials Corp. and Thomas E. Salmon
10.11*	Employment Agreement dated March 17, 2006 between Covalence Specialty Materials Corp. and David Graziosi
10.12*	Employment Agreement dated May 26, 2006 between Covalence Specialty Materials Corp. and Layle K. Smith
10.13*	Separation Agreement and General Release dated June 11, 2006 by and among Terry A. Sutter and Covalence Specialty Materials Corp.
10.14*	Covalence Specialty Materials Holdings Corp. 2006 Long-Term Incentive Plan

Exhibit No.	Description of Exhibit
10.15*	Description of Director Compensation
12.1*	Computation of Ratio of Earnings to Fixed Charges
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Gail E. Lehman, Vice President, General Counsel and Corporate Secretary to Covalence Specialty Materials Corp. (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
24.1*	Power of Attorney (included on signature Pages attached hereto)
25.1*	Statement of Eligibility of Trustee
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Letter from Covalence Specialty Materials Corp. to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees
99.4*	Form of Letter to Clients

*	filed herewith

Item 22. Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of the receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on September 27, 2006.

COVALENCE SPECIALTY MATERIALS CORP.

By:	/s/ LAYLE K. SMITH Name: Layle K. Smith Title: President, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gail E. Lehman and Andrew J. Nussbaum and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LAYLE K. SMITH (Layle K. Smith)	Chief Executive Officer, Director (Principal Executive Officer)	September 27, 2006
/s/ MARVIN O. SCHLANGER (Marvin O. Schlanger)	Director	September 27, 2006
/s/ ANTHONY M. CIVALE (Anthony M. Civale)	Director	September 27, 2006
/s/ JOSHUA J. HARRIS (Joshua J. Harris)	Director	September 27, 2006
/s/ ROBERT V. SEMINARA (Robert V. Seminara)	Director	September 27, 2006
/s/ DAVID S. GRAZIOSI (David S. Graziosi)	Chief Financial Officer (Principal Financial Officer)	September 27, 2006

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on September 27, 2006.

COVALENCE SPECIALTY ADHESIVES LLC

By:	/s/ THOMAS E. SALMON Name: Thomas E. Salmon Title: President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gail E. Lehman and Andrew J. Nussbaum and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LAYLE K. SMITH (Layle K. Smith)	Chief Executive Officer, Director (Principal Executive Officer)	September 27, 2006
/s/ MARVIN O. SCHLANGER (Marvin O. Schlanger)	Director	September 27, 2006
/s/ ANTHONY M. CIVALE (Anthony M. Civale)	Director	September 27, 2006
/s/ JOSHUA J. HARRIS (Joshua J. Harris)	Director	September 27, 2006
/s/ ROBERT V. SEMINARA (Robert V. Seminara)	Director	September 27, 2006
/s/ DAVID S. GRAZIOSI (David S. Graziosi)	Chief Financial Officer (Principal Financial Officer)	September 27, 2006

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on September 27, 2006.

COVALENCE SPECIALTY COATINGS LLC

By:	/s/ JOHN R. MATUSCAK Name: John R. Matuscak Title: President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gail E. Lehman and Andrew J. Nussbuam and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LAYLE K. SMITH (Layle K. Smith)	Chief Executive Officer, Director (Principal Executive Officer)	September 27, 2006
/s/ MARVIN O. SCHLANGER (Marvin O. Schlanger)	Director	September 27, 2006
/s/ ANTHONY M. CIVALE (Anthony M. Civale)	Director	September 27, 2006
/s/ JOSHUA J. HARRIS (Joshua J. Harris)	Director	September 27, 2006
/s/ ROBERT V. SEMINARA (Robert V. Seminara)	Director	September 27, 2006
/s/ DAVID S. GRAZIOSI (David S. Graziosi)	Chief Financial Officer (Principal Financial Officer)	September 27, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1.1.1*	Certificate of Incorporation of Covalence Specialty Materials Corp.
3.1.1.2*	First Certificate of Amendment to the Certificate of Incorporation of Covalence Specialty Materials Corp.
3.1.1.3*	Second Certificate of Amendment to the Certificate of Incorporation of Covalence Specialty Materials Corp.
3.1.1.4*	Certificate of Incorporation of Covalence Specialty Materials Corp., as amended
3.1.2.1*	Certificate of Formation of Covalence Specialty Adhesives LLC
3.1.2.2*	Certificate of Amendment to the Certificate of Formation of Covalence Specialty Adhesives LLC
3.1.3.1*	Certificate of Formation of Covalence Specialty Coatings LLC
3.1.3.2*	Certificate of Amendment to the Certificate of Formation of Covalence Specialty Coatings LLC
3.2.1*	Amended and Restated By-laws of Covalence Specialty Materials Corp.
3.2.2*	Limited Liability Company Agreement of Covalence Specialty Adhesives LLC
3.2.3*	Limited Liability Company Agreement of Covalence Specialty Coatings LLC
4.1*	Indenture, dated February 16, 2006, between Covalence Specialty Materials Corp., as issuer, and Wells Fargo Bank, National Association, as trustee. Includes form of exchange note.
4.2*	Registration Rights Agreement, dated February 16, 2006, by and among Covalence Specialty Materials Corp., Covalence Adhesives LLC, Covalence Specialty Coatings LLC as issuer, the Guarantors named therein, Banc of America LLC, Credit Suisse Securities (USA), LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc. and CIBC World Markets Corp., as initial purchasers.
5.1*	Opinion of Gail E. Lehman, Vice President, General Counsel and Corporate Secretary to Covalence Specialty Materials Corp.
10.1	Stock Asset and Purchase Agreement, dated December 20, 2005, by and among Covalence Specialty Materials Holding Corp. and Tyco Group S.a.r.l. (incorporated by reference to Exhibit 2.1 to the quarterly report on Form 10-Q for the quarter ended December 30, 2005 filed by Tyco International Ltd. (File No. 1-13866)).
10.2*	Revolving Credit Agreement, dated as of May 18, 2006 among Covalence Specialty Materials Holdings Corp., Covalence Specialty Materials Corp. and Certain of its Subsidiaries Party Hereto as Borrowers, The Lenders Party Hereto, Bank of America, N.A., as Collateral Agent and Administrative Agent, and Banc of America Securities LLC, as Sole Lead Arranger and Sole Bookrunner
10.3*	Second Lien Credit Agreement, dated February 16, 2006, among the Company, the lenders party thereto, Banc of America Securities LLC and Credit Suisse, as joint lead arrangers, Banc of America Securities LLC, Credit Suisse, Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding, Inc. as joint book-running managers, Bank of America, N.A., as administrative agent, Credit Suisse, as syndication agent, and Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding, Inc., as co-documentation agents
10.4*	Amended and Restated Credit Agreement dated as of May 18, 2006 among Covalence Specialty Materials Holding Corp., Covalence Specialty Materials Corp. as Borrower, The Lenders Party Hereto, Bank of America, N.A., as Collateral Agent and Administrative Agent and Banc of America Securities LLC, as Sole Bookrunner, Banc of America Securities LLC, as Sole Lead Arranger
10.5*	Amended and Restated First Lien Guarantee and Collateral Agreement, dated as of May 18, 2006 among Covalence Specialty Materials Holding Corp., Covalence Specialty Materials Corp., each Subsidiary of the Company identified therein, and Bank of America, N.A., as Collateral Agent

Exhibit No.	Description of Exhibit
10.6*	Second Lien Guarantee and Collateral Agreement, dated February 16, 2006, among the Company, the Guarantors, the Administrative Agent, and the other parties thereto
10.7*	Management Agreement dated February 16, 2006 between Covalence Specialty Materials Corp., Covalence Specialty Materials Holdings Corp. and Apollo Management V L.P.
10.8*	Employment Agreement dated February 16, 2006 between Covalence Specialty Materials Corp. and Gary J. Powell
10.9*	Employment Agreement dated February 16, 2006 between Covalence Specialty Materials Corp. and Brian C. Strauss
10.10*	Employment Agreement dated February 16, 2006 between Covalence Specialty Materials Corp. and Thomas E. Salmon
10.11*	Employment Agreement dated March 17, 2006 between Covalence Specialty Materials Corp. and David Graziosi
10.12*	Employment Agreement dated May 26, 2006 between Covalence Specialty Materials Corp. and Layle K. Smith
10.13*	Separation Agreement and General Release dated June 11, 2006 by and among Terry A. Sutter and Covalence Specialty Materials Corp.
10.14*	Covalence Specialty Materials Holdings Corp. 2006 Long-Term Incentive Plan
10.15*	Description of Director Compensation
12.1*	Computation of Ratio of Earnings to Fixed Charges
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Gail E. Lehman, Vice President, General Counsel and Corporate Secretary to Covalence Specialty Materials Corp. (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
24.1*	Power of Attorney (included on signature Pages attached hereto)
25.1*	Statement of Eligibility of Trustee
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Letter from Covalence Specialty Materials Corp. to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees
99.4*	Form of Letter to Clients

*	filed herewith